Exhibit 10.10

EXECUTION COPY

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of October 5, 2010

among

WEST CORPORATION,

as Borrower,

THE LENDERS PARTY HERETO,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Swing Line Lender,

DEUTSCHE BANK SECURITIES INC. and

BANK OF AMERICA, N.A.,

as Syndication Agents,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Co-Documentation Agents

WELLS FARGO SECURITIES, LLC and

DEUTSCHE BANK SECURITIES INC.,

as Joint Lead Arrangers

and

WELLS FARGO SECURITIES, LLC and

DEUTSCHE BANK SECURITIES INC.,

as Joint Bookrunners

-i-

-ii-

-iii-

-iv-

		Page

SECTION 10.22.	Effectiveness of the Merger; Assignment and Delegation to and Assumption by West	166
SECTION 10.23.	Delivery of Lender Addenda	166
SECTION 10.24.	Subject to Intercreditor Agreement	166

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SCHEDULES

I	Guarantors
1.01A	Certain Security Interests and Guarantees
1.01B	Unrestricted Subsidiaries
1.01C	Excluded Subsidiaries
1.01D	Existing Letters of Credit
1.01E	Foreign Subsidiaries
1.01F	Excluded Receivables Management Subsidiaries
1.01G	Subsidiary Borrowers
2.01	Commitments
5.05	Certain Liabilities
5.09	Environmental Matters
5.10	Taxes
5.11	ERISA Compliance
5.12(a)	Subsidiaries and Other Equity Investments
5.12(b)	Borrower Information
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.05(l)	Dispositions
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Credit Note
C-3
D	Compliance Certificate
E	Assignment and Assumption
F	Guarantee Agreement
G	Security Agreement
H	Opinion Matters Counsel to Loan Parties
I	Intellectual Property Security Agreement
J	Prepayment Option Notice
K	Lender Addendum
L	Mortgage

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AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of October 5, 2010, among WEST CORPORATION, a Delaware corporation (the “Borrower” or “West”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Swing Line Lender, DEUTSCHE BANK SECURITIES INC. and BANK OF AMERICA, N.A., as Syndication Agents, and WELLS FARGO BANK, NATIONAL ASSOCIATION and GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Documentation Agents, and amends and restates in its entirety that certain Credit Agreement, dated as of October 24, 2006 (as amended through the date hereof prior to giving effect to this Amendment, the “Credit Agreement”), by and among Borrower, the Guarantors party thereto, the Lenders party thereto from time to time and the Administrative Agent.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2018 Notes” means $500,000,000 in aggregate principal amount of senior notes issued by the Borrower due 2018 and any exchange notes issued in respect thereof on substantially the same terms.

“2018 Notes Indenture” means the indenture for the 2018 Notes, dated as of October 5, 2010, together with any other agreement documenting the 2018 Notes.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Acquired Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA.”

“Act” has the meaning set forth in Section 10.21.

“Additional Lender” has the meaning set forth in Section 2.14(c).

“Additional Senior Secured Notes” means senior secured Indebtedness (which Indebtedness may have the same lien priority as or junior lien priority to the Obligations) to be issued by the Borrower at any time and from time to time after the Amendment No. 5 Effective Date and any exchange notes issued in respect thereof on substantially the same terms; provided that (i) such Indebtedness otherwise comply with the requirements of clauses (b) through (g) of the definition of Permitted Unsecured Indebtedness; (ii) such Additional Senior Secured Notes shall be subject to an Additional Senior Secured Notes Intercreditor Agreement; and (iii) Net

Cash Proceeds from the Additional Senior Secured Notes shall be applied in accordance with Section 2.05(b)(iii). The Additional Senior Secured Notes shall be secured by the Collateral by amending or modifying the Collateral Documents (which amendments or modifications may include collateral trust arrangements pursuant to which a collateral trustee replaces or is appointed by the Administrative Agent) pursuant to amendments or modifications reasonably acceptable to the Administrative Agent.

“Additional Senior Secured Notes Documentation” means the Additional Senior Secured Notes, and all documents executed and delivered with respect to the Additional Senior Secured Notes.

“Additional Senior Secured Notes Intercreditor Agreement” means any Pari Passu Intercreditor Agreement and any Junior Priority Intercreditor Agreement.”

“Administrative Agent” means Wells Fargo, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 10.02, or such other address as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Syndication Agents, the Co-Documentation Agents and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Credit Exposures” means, at any time, the sum of (a) the unused portion of each Revolving Credit Commitment then in effect, (b) the unused portion of each Term Commitment then in effect and (c) the Total Outstandings at such time.

“Agreement” means this Amended and Restated Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.19.

“Amendment No. 1” means Amendment No. 1 to the Credit Agreement, dated as of February 14, 2007, among the Borrower, the Subsidiary Borrowers and the Administrative Agent.

“Amendment No. 1 Effective Date” means February 14, 2007.

“Amendment No. 2” means Amendment No. 2 to the Credit Agreement, dated as of May 11, 2007, among the Borrower, Omnium Worldwide, Inc., and the Administrative Agent.

“Amendment No. 2 Effective Date” means May 11, 2007.

“Amendment No. 5” means Amendment No. 5 to the Credit Agreement, dated as of August 24, 2009, among the Borrower, the Subsidiary Borrowers and the Administrative Agent.

“Amendment No. 5 Effective Date” means August 24, 2009.

“Applicable Rate” means a percentage per annum equal to:

“(a) with respect to Term B-2 Loans, the following percentages per annum based on the Borrower’s Corporate Family Rating from Moody’s and Issuer Credit Rating from S&P as set forth below:

Applicable Rate
Pricing Level	Rating	Eurocurrency Rate	Base Rate
1	B1 or higher by Moody’s and B+ or higher by S&P	2.125%	1.125%
2	Less than Pricing Level 1 but at least B2 by Moody’s and B by S&P	2.375%	1.375%
3	B3 or lower by Moody’s or B- or lower by S&P	2.75%	1.75%

Changes in the Applicable Rate for Term B-2 Loans resulting from changes in ratings by Moody’s or S&P shall become effective on the Business Day following the public announcement of such new rating. If one or more of such rating agencies shall not have in effect a Corporate Family Rating or an Issuer Credit Rating, as applicable (other than by reason of the circumstances referred to in the following sentence), then the rating assigned by the other rating agency shall be used to establish the Applicable Rate for the Term B-2 Loans. If the rating system of Moody’s or S&P shall change, or if either rating agency shall cease to be in the business of providing corporate ratings, the Borrower and the Administrative Agent shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the rating of such rating agency shall be determined by reference to the rating most recently in effect prior to such change or cessation. At the option of the Administrative Agent or the Required Lenders, the highest

Pricing Level shall apply as of the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).”

(b) with respect to Term B-4 Loans, the following percentages per annum based on the Borrower’s Corporate Family Rating from Moody’s and Issuer Credit Rating from S&P as set forth below:

Applicable Rate
Pricing Level	Rating	Eurocurrency Rate	Base Rate
1	B1 or higher by Moody’s and B+ or higher by S&P	4.000%	3.000%
2	Less than Pricing Level 1 but at least B2 by Moody’s and B by S&P	4.250%	3.250%
3	B3 or lower by Moody’s or B- or lower by S&P	4.625%	3.625%

Changes in the Applicable Rate for Term B-4 Loans resulting from changes in ratings by Moody’s or S&P shall become effective on the Business Day following the public announcement of such new rating. If one or more of such rating agencies shall not have in effect a Corporate Family Rating or an Issuer Credit Rating, as applicable (other than by reason of the circumstances referred to in the following sentence), then the rating assigned by the other rating agency shall be used to establish the Applicable Rate for the Term B-4 Loans. If the rating system of Moody’s or S&P shall change, or if either rating agency shall cease to be in the business of providing corporate ratings, the Borrower and the Administrative Agent shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the rating of such rating agency shall be determined by reference to the rating most recently in effect prior to such change or cessation. At the option of the Administrative Agent or the Required Lenders, the highest Pricing Level shall apply as of the first Business Day after an Event of Default under Section 8.01 (a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

(c) with respect to Term B-5 Loans, the following percentages per annum based on the Borrower’s Corporate Family Rating from Moody’s and Issuer Credit Rating from S&P as set forth below:

Applicable Rate
Pricing Level	Rating	Eurocurrency Rate	Base Rate
1	B1 or higher by Moody’s and B+ or higher by S&P	4.000%	3.000%
2	Less than Pricing Level 1 but at least B2 by Moody’s and B by S&P	4.250%	3.250%
3	B3 or lower by Moody’s or B- or lower by S&P	4.625%	3.625%

Changes in the Applicable Rate for Term B-5 Loans resulting from changes in ratings by Moody’s or S&P shall become effective on the Business Day following the public announcement of such new rating. If one or more of such rating agencies shall not have in effect a Corporate Family Rating or an Issuer Credit Rating, as applicable (other than by reason of the circumstances referred to in the following sentence), then the rating assigned by the other rating agency shall be used to establish the Applicable Rate for the Term B-5 Loans. If the rating system of Moody’s or S&P shall change, or if either rating agency shall cease to be in the business of providing corporate ratings, the Borrower and the Administrative Agent shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the rating of such rating agency shall be determined by reference to the rating most recently in effect prior to such change or cessation. At the option of the Administrative Agent or the Required Lenders, the highest Pricing Level shall apply as of the first Business Day after an Event of Default under Section 8.01 (a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

(d) with respect to Original Maturity Revolving Credit Loans, unused Original Maturity Revolving Credit Commitments and Letter of Credit fees, the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate
Pricing Level	Total Leverage Ratio	Eurocurrency Rate and Letter of Credit Fees	Base Rate	Commitment Fees
1	< 5.0:1	1.75%	0.75%	0.375%
2	≥ 5.0:1 but < 5.5:1	2.00%	1.00%	0.50%
3	≥ 5.5:1 but < 6.0:1	2.25%	1.25%	0.50%
4	≥ 6.0:1	2.50%	1.50%	0.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided that at the option of the Administrative Agent or the Required Lenders, the highest Pricing Level shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

(e) with respect to Extended Maturity Revolving Credit Loans, unused Extended Maturity Revolving Credit Commitments and Letter of Credit fees, the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate
Pricing Level	Total Leverage Ratio	Eurocurrency Rate and Letter of Credit Fees	Base Rate	Commitment Fees
1	< 5.0:1	2.75%	1.75%	0.375%
2	≥ 5.0:1 but < 5.5:1	3.00%	2.00%	0.50%
3	≥ 5.5:1 but < 6.0:1	3.25%	2.25%	0.50%
4	≥ 6.0:1	3.50%	2.50%	0.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided that at the option of the Administrative Agent or the Required Lenders, the highest Pricing Level shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to Letters of Credit, (i) the relevant L/C Issuers and (ii) with respect to any Letters of Credit issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Bank” has the meaning specified in clause (c) of the definition of “Cash Equivalents.”

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means Wells Fargo Securities, LLC and Deutsche Bank Securities Inc., each in its capacity as a Joint Lead Arranger.

“Assignees” has the meaning specified in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheets of West and its Subsidiaries as of December 31, 2005, and the related audited consolidated statements of income, stockholders’ equity and cash flows for West and its Subsidiaries for such date.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the Prime Rate.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Bookrunners” means Lehman Brothers Inc., Deutsche Bank Securities Inc. and Banc of America Securities LLC, each in its capacity as a Joint Bookrunner.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Permitted Subordinated Debt” has the meaning specified in Section 7.03(r).

“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City and, if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, the aggregate of (a) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries and (b) the value of all assets under Capitalized Leases incurred by the Borrower and the Restricted Subsidiaries during such period; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment to the extent financed with the proceeds of Dispositions that are not required to be applied to prepay Term Loans pursuant to Section 2.05(b), (iv) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for by a Person other than the Borrower or any Restricted Subsidiary and for which neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (v) interest capitalized during such period, (vi) capital expenditures relating to the construction or acquisition of any property which will be or has been transferred to a Person that is not a Loan Party pursuant to a sale-leaseback or other transaction permitted under Section 7.05(f), (vii) expenditures that constitute Permitted Acquisitions or (viii) expenditures made with the Net Cash Proceeds of a Permitted Equity Issuance that was Not Otherwise Applied.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateral Account” means a blocked account established by the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary:

(a) Dollars, Canadian dollars, Mexican pesos, Euros or any national currency of any participating member state of the EMU, or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union, having average maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States or a member nation of the European Union is pledged in support thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) (A) is organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development, and is a member of the Federal Reserve System, and (B) has combined capital and surplus of at least $250,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(e) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(f) securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(g) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(h) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition;

(i) instruments equivalent to those referred to in clauses (a) through (g) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction;

(j) Investments, classified in accordance with GAAP as current assets of the Borrower or any Restricted Subsidiary, in money market investment programs which are registered under the Investment Borrower Act of 1940 or which are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (h) of this definition.

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Lender or any Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means the earliest to occur of (a) the Permitted Holders ceasing to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of the Borrower; provided that the occurrence of the foregoing event shall not be deemed a Change of Control if,

(i) any time prior to the consummation of a Qualifying IPO, and for any reason whatsoever, (A) the Permitted Holders otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors of the Borrower or (B) the Permitted Holders own, directly or indirectly, of record and beneficially an amount of common stock of the Borrower equal to an amount more than fifty percent (50%) of the amount of common stock of the Borrower owned, directly or indirectly, by the Permitted Holders of record and beneficially as of the Closing Date and such ownership by the Permitted Holders represents the largest single block of voting securities of the Borrower held by any Person or related group for purposes of Section 13(d) of the Exchange Act; or

(ii) at any time after the consummation of a Qualifying IPO, and for any reason whatsoever, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Permitted Holders, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than the greater of (x) thirty-five percent (35%) of the shares outstanding of the Borrower and (y) the percentage of the then outstanding voting stock of the Borrower owned, directly or indirectly, beneficially by the Permitted Holders, and (B) during each period of twelve (12) consecutive months, the board of directors of the Borrower shall consist of a majority of the Continuing Directors;

provided, further, that for purposes of calculating the percentage of outstanding shares of the Borrower owned by the Permitted Holders under this clause (a), or otherwise determining whether any condition specified in this clause (a) has been met, the number of shares of stock of the Borrower, if any, transferred by either Sponsor to any Permitted Holder (other than a Sponsor) shall be excluded; provided, further, that upon the occurrence of a Holdings Election Event, references to the Borrower in this clause (a) shall instead be to Holdings; or (b) upon the occurrence of a Holdings Election Event, Holdings ceases to own directly, of record and beneficially, 100% of the outstanding Equity Interests of the Borrower; or

(c) any “Change of Control” (or any comparable term) in any document pertaining to the New Notes, and Additional Senior Secured Notes or any Specified Junior Financing.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Original Maturity Revolving Credit Lenders, Extended Maturity Revolving Credit Lenders, Term B-2 Lenders, Term B-4 Lenders, Term B-5 Lenders, Extending Lenders with Extended Term Loans or Extending Lenders with Extended Revolving Credit Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Original Maturity Revolving Credit Commitments, Extended Maturity Revolving Credit Commitments, any commitments in respect of any Extended Term Loans or any Extended Revolving Credit Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Original Maturity Revolving Credit Loans, Extended Maturity Revolving Credit Loans, Term B-2 Loans, Term B-4 Loans, Term B-5 Loans, Extended Term Loans or Loans in respect of Extended Revolving Credit Commitments.

“Closing Date” means October 24, 2006.

“Code” means the U.S. Internal Revenue Code of 1986, and the rules and regulations related thereto.

“Co-Documentation Agents” means Wells Fargo Bank, National Association and General Electric Capital Corporation, as Co-Documentation Agents under this Agreement.

“Collateral” means all the “Collateral” as defined in any Collateral Document and shall include the Mortgaged Properties.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iii) or pursuant to Section 6.11 at such time, duly executed by each Loan Party thereto;

(b) all Obligations shall have been unconditionally guaranteed (the “Senior Guarantees”) by the Borrower, each Subsidiary Borrower and each Restricted Subsidiary that is a Domestic Subsidiary and not an Excluded Subsidiary and, upon the occurrence of a Holdings Election Event, Holdings (each, a “Guarantor”);

(c) all guarantees issued or to be issued in respect of the Senior Subordinated Notes (i) shall be subordinated to the Senior Guarantees to the same extent that the Senior Subordinated Notes are subordinated to the Obligations and (ii) shall provide for their automatic release upon a release of the corresponding Senior Guarantee;

(d) the Obligations and the Senior Guarantees shall have been secured by a first-priority security interest in all Equity Interests (other than Equity Interests of (i) Immaterial Subsidiaries, (ii) Unrestricted Subsidiaries, (iii) Excluded Receivables Management Subsidiaries pledged to secure Indebtedness permitted under Section 7.03(t)(i) or (ii) or if the creation of a Lien on the Equity Interests of such Excluded Receivables Management Subsidiary is not permitted or would (including upon foreclosure thereof) result in a change of control (or similar event), default, termination, payment, purchase or repurchase obligation pursuant to the terms of any Receivables Management Financing, any service agreement (or similar arrangement) required by or entered into in connection with such Receivables Management Financing or any credit support provided by it in favor of any financier of such Receivables Management Financing and (iv) any Restricted Subsidiary pledged to secure Indebtedness permitted under Section 7.03(g)) of each wholly owned Subsidiary directly owned by the Borrower or any Guarantor (other than Holdings) and, upon the occurrence of a Holdings Election Event, the Equity Interests of the Borrower owned by Holdings; provided that any required pledges of Equity Interests of a Foreign Subsidiary shall be limited to 65% of the issued and outstanding Equity Interests of such Foreign Subsidiary at any time;

(e) except to the extent otherwise permitted hereunder or under any Collateral Document, the Obligations and the Senior Guarantees shall have been secured by a security interest in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each Guarantor (including accounts, inventory, equipment, investment property, contract rights, intellectual property, other general intangibles, Material Real Property and proceeds of the foregoing), in each case, with the priority required by the

Collateral Documents; provided that (i) there shall be no security interests taken in (w) motor vehicles or other assets subject to certificates of title, (x) deposit accounts or securities accounts, (y) Receivables Management Assets owned by, or owing to, any Person (other than the Borrower or a Restricted Subsidiary) or held in trust for the benefit of any such Person, and the Equity Interests of Excluded Receivables Management Subsidiaries and (z) any property or assets specifically excluded from the Collateral under the terms of any applicable Collateral Document, (ii) security interests in real property shall be limited to the Mortgaged Properties, (iii) no documents, agreements, instruments or actions shall be required with respect to assets located in a foreign jurisdiction (including no delivery or recordation of recordable security documents with respect to intellectual property registered in non-U.S. jurisdictions) and (iv) no documents, agreements, instruments or actions shall be required to establish “control” (within the meaning of the Uniform Commercial Code) by the Administrative Agent or any Secured Party of any assets in order to create or perfect any security interests therein or to enforce any such security interest, other than control by delivery or possession to the extent required by the Collateral Documents;

(f) none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.01; and

(g) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to any Material Real Property required to be delivered pursuant to Sections 6.11 or 6.13 (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens except as expressly permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, and (iii) such existing surveys, existing abstracts, existing appraisals, legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgaged Property, provided that nothing in this clause (iii) shall require the Borrower to update existing surveys or order new surveys with respect to Mortgaged Property.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), (a) the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (b) with respect to intent to use trademark applications, the creation or perfection of such pledges or security interests is likely to have an adverse effect on the validity of title. The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents as in effect on the Closing Date and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and the Borrower.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, the Mortgages, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.11 or Section 6.13, the Guaranty and each of the other agreements, instruments or documents that creates or purports to create a Lien or Senior Guarantee in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.

“Company Material Adverse Effect” means any change, development, circumstance, event or effect that, when considered either individually or in the aggregate together with all other changes, developments, circumstances, events or effects, (a) is materially adverse to the business, properties, assets, financial condition, operations or results of operations of the Borrower and its Subsidiaries taken as a whole, or (b) would prevent the timely consummation of the Merger or prevent the Borrower from performing its obligations under this Agreement; provided, however, that to the extent any change or effect is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “Company Material Adverse Effect” with respect to the Borrower: (i) the announcement of the execution of the Merger Agreement or the performance of obligations required by the Merger Agreement, (ii) changes affecting the United States economy or financial markets as a whole or changes that are the result of factors generally affecting the industries in which the Borrower and its Subsidiaries conduct their business, in each case which do not have a disproportionate effect on the Borrower and its Subsidiaries taken as a whole as compared to other persons in the industry in which the Borrower and its Subsidiaries conduct their business, (iii) the suspension of trading in securities generally on the New York Stock Exchange or the American Stock Exchange or Nasdaq, (iv) any change in GAAP or interpretation thereof after the Closing Date, and (v) the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism involving the United States of America, in each case which do not have a disproportionate effect on the Borrower and its Subsidiaries taken as a whole as compared to other persons in the industry in which the Borrower and its Subsidiaries conduct their business.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) total interest expense (other than any portion thereof related to the Receivables Facilities) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities, and any financing fees (including commitment, underwriting, funding, “rollover” and similar fees and commissions, discounts, yields and other fees, charges and amounts incurred in connection with the issuance or incurrence of Indebtedness) and annual agency or similar fees paid under the Facility or the Loan Documents;

(ii) provision for taxes based on income, profits or capital of the Borrower and the Restricted Subsidiaries, including state, franchise and similar taxes and foreign withholding taxes paid or accrued during such period;

(iii) Non-Cash Charges, depreciation and amortization, and amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses;

(iv) any expenses or charges (other than depreciation or amortization expense) related to any offering (whether in a public or private sale) of Equity Interests of the Borrower (or to the extent the net cash proceeds thereof are contributed to the Borrower, of any direct or indirect parent of the Borrower) or to any Investment permitted under this Agreement, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted under this Agreement (including a refinancing thereof), in each case, whether or not successful, including (A) such fees, expenses or charges related to the offering of the New Notes and to the Facility and (B) any amendment or other modification of the New Notes or the Facility;

(v) the amount of any restructuring and restructuring related cost, charge or reserve, including any costs incurred in connection with acquisitions and dispositions after the Closing Date and costs related to the closure and/or consolidation of facilities;

(vi) any other non-cash charges, including any write-offs or write-downs, and equity-based compensation expense reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated

EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period);

(vii) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary;

(viii) the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities and expenses paid or accrued during such period to the Sponsors;

(ix) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition;

(x) to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability or casualty events or business interruption;

(xi) the amount of net cost savings and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions, provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) such actions are taken prior to the last day of the sixth full consecutive fiscal quarter immediately following the Closing Date, and (C) the aggregate amount of cost savings added pursuant to this clause (xi) shall not exceed $50,000,000 for any period consisting of four consecutive quarters;

(xii) the amount of loss on sale of receivables and related assets to a Receivables Subsidiary in connection with a Receivables Facility;

(xiii) any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests), solely to the extent that such net cash proceeds are excluded in the calculation of clause (a) of the definition of Cumulative Growth Amount; and

(xiv) the amount of loss on the non-ordinary course of business disposition of Receivables Management Assets by any Receivables Management Subsidiary;

(b) increased or decreased by (without duplication):

(i) any net gain or loss resulting in such period from hedging obligations and the application of Statement of Financial Accounting Standards No. 133; and

(ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk),

(c) decreased by (without duplication) non-cash gains increasing Consolidated Net Income for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period, in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries; provided that, to the extent included in Consolidated Net Income, there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by the Borrower or such Restricted Subsidiary (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) and (B) for the purposes of the definition of the term “Permitted Acquisition” and Section 7.11, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent and (C) for purposes of determining the Total Leverage Ratio or Interest Coverage Ratio only, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

For the purpose of the definition of Consolidated EBITDA, “Non-Cash Charges” means (a) losses on asset sales, disposals or abandonments, (b) any impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Consolidated Interest Expense” means, for any period, the sum of (i) the cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts relating to Indebtedness, (ii) any cash payments made during such period in respect of obligations referred to in clause (b) below relating to Funded Debt that were amortized or accrued in a previous period (other than any such obligations resulting from the discounting of Indebtedness in connection with the application of purchase accounting in connection with the Transaction or any Permitted Acquisition) and (iii) from and after the date that a Restricted Payments Interest Expense Election is made, the amount of all Restricted Payments made by the Borrower used to fund cash interest payments in respect of the Indebtedness subject to such Restricted Payments Interest Expense Election, but excluding, however, (a) amortization of deferred financing costs and any other amounts of non-cash interest, (b) the accretion or accrual of discounted liabilities during such period, (c) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP, (d) fees and expenses associated with the consummation of the Transaction, (e) annual agency or similar fees paid to the Administrative Agent, (f) any fee or expense described in clause (j) of the definition of Consolidated Net Income, (g) costs associated with obtaining or terminating Swap Contracts, (h) commissions, discounts, yield and other fees and charges (including any interest expense) incurred in connection with the Receivables Facilities, (i) retirement of Indebtedness (including any portion thereof in respect of paid-in-kind interest or accretion of original issue discount), (j) financing fees (including commitment, underwriting, funding, “rollover” and similar fees and commissions, discounts, yield and other fees, charges and amounts incurred in connection with the issuance or incurrence of Indebtedness) and (k) interest expense in respect of any Receivables Management Financing; provided that for purposes of the definition of the term “Permitted Acquisition” and Section 7.11, there shall be included in determining Consolidated Interest Expense for any period the cash interest expense (or income) of any Acquired Entity or Business acquired during such period, based on the cash interest expense (or income) of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) assuming any Indebtedness incurred or repaid in connection with any such acquisition had been incurred or prepaid on the first day of such period and Consolidated Interest Expense shall be calculated on a Pro Forma Basis in calculating the Interest Coverage Ratio pursuant to Section 1.03(b). Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication,

(a) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transaction), restructuring and restructuring related costs and charges (except to the extent incurred more than six full fiscal quarters after implementation of the actions, or occurrence of the events, giving rise thereto), severance and retention, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans,

(b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income,

(c) any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations,

(d) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Borrower,

(e) the net income for such period of any Person that is not a Subsidiary, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are paid in cash (or to the extent of property and assets converted into cash) to the Borrower or a Restricted Subsidiary in respect of such period,

(f) solely for the purpose of determining Cumulative Consolidated Net Income, the net income for such period of any Restricted Subsidiary (other than any Guarantor) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments in respect of Equity Interests actually made by such Person in cash and property (valued at the fair value of such property) to the Borrower or a Restricted Subsidiary in respect of such period, to the extent not already included therein,

(g) any impairment charge or asset write-off pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP,

(h) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transaction or any consummated acquisition and the amortization or write-off of any amounts thereof, net of taxes,

(i) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments,

(j) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Disposition, incurrence or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any Indebtedness (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction,

(k) non-cash income or charges resulting from mark-to-market accounting under Financial Accounting Standard No. 52 relating to Indebtedness denominated in foreign currencies,

(l) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, and

(m) any unrealized net gains and losses resulting from hedging obligations and the application of Statement of Financial Accounting Standards No. 133.

Notwithstanding the foregoing, for the purpose of determining Cumulative Growth Amount, there shall be excluded from Consolidated Net Income any income arising from any Disposition of the Equity Interests of an Unrestricted Subsidiary to the extent such amount increases the Cumulative Growth Amount available pursuant to clause (d)(ii) of the definition of Cumulative Growth Amount.

“Consolidated Senior Secured Debt” means, as of any date of determination, the outstanding principal amount, without duplication, of (a) all Indebtedness under the Facility, (b) all other Consolidated Total Debt permitted under Sections 7.03(b)(i), (e), (h), (n) and (s) and any Guarantee under Section 7.03(c) in respect of such Consolidated Total Debt, in each case, that is secured by a Lien and (c) any Additional Senior Secured Notes.

“Consolidated Total Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction or any Permitted Acquisition), consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments (and excluding (i) any Receivables Management Financing to the extent the principal amount of Indebtedness thereunder is limited in recourse to Receivables Management Assets (or is non-recourse to the Borrower or any of its Restricted Subsidiaries other than a special purpose Receivables Management Subsidiary that owns substantially no assets other than Receivables Management Assets) and (ii) for the avoidance of doubt, all Indebtedness outstanding under or in respect of the Receivables Facilities), minus (b) the aggregate amount of unrestricted cash and unrestricted Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(r) and clauses (i) and (ii) of Section 7.01(t)) included in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date. The amount of Consolidated Total Debt denominated in a currency other than Dollars shall be (i) reduced by the amount of any asset of the Borrower and the Restricted Subsidiaries in respect of the Foreign Exchange Component of any related Swap Contract or (ii) increased by the amount of any liability of the Borrower and the Restricted Subsidiaries in respect of the Foreign Exchange Component of any related Swap Contract.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date, but excluding current deferred income tax assets, over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, including the current portion of deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans and L/C Obligations to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes.

“Contingent Maturity Date” has the meaning set forth in the definition of “Maturity Date.”

“Continuing Directors” means the directors of the Borrower on the Closing Date, as elected or appointed after giving effect to the Merger and the other transactions contemplated hereby, and each other director, if, in each case, such other directors’ nomination for election to the board of directors of the Borrower is recommended by a majority of the then Continuing Directors or such other director receives the vote of the Permitted Holders in his or her election by the stockholders of the Borrower.

“Contract Consideration” has the meaning set forth in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cumulative Consolidated Net Income” means, at any date of determination, Consolidated Net Income of the Borrower and Restricted Subsidiaries for the period (taken as one accounting period) commencing on October 1, 2006 to the end of the most recently ended fiscal quarter prior to such date for which financial statements have been delivered pursuant to Section 6.01(a) or (b).

“Cumulative Growth Amount” means the sum (without duplication), as of any date of determination, of:

(a) the amount of Net Cash Proceeds actually received by the Borrower from the issuance by the Borrower of any Equity Interests or from any capital contribution in respect of any Equity Interests of the Borrower after the Closing Date (other than Permitted Equity Issuances made pursuant to Section 8.05) that was Not Otherwise Applied, plus

(b) the amount of Net Cash Proceeds actually received by the Borrower from the issuance after the Closing Date of Borrower Permitted Subordinated Debt that was Not Otherwise Applied, plus

(c) an amount equal to any Returns actually received by the Borrower or any of the Restricted Subsidiaries in cash or Cash Equivalents in respect of any Investments (including, without limitation, Investments in Unrestricted Subsidiaries except to the extent included in clause (d) below) made after the Closing Date pursuant to Section 7.02(n), Section 7.02(o) or Section 7.02(v), plus

(d) without duplication, (i) in the case of the redesignation after the Closing Date of an Unrestricted Subsidiary as a Restricted Subsidiary (which, for purposes hereof, shall be deemed to include the merger, consolidation or similar transaction of an Unrestricted Subsidiary into the Borrower or a Restricted Subsidiary, so long as the Borrower or a Restricted Subsidiary is the surviving entity, and the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary), the fair market value of the Investment in such Unrestricted Subsidiary, determined to be such value at the time of such redesignation (or any such merger, consolidation, transfer or other transaction less the amount of any consideration therefor paid by the Borrower or a Restricted Subsidiary to any Person other than the Borrower or a Restricted Subsidiary), provided that if such Unrestricted Subsidiary is a Foreign Subsidiary at the time thereof, the amount to be included in this clause (d)(i) shall not exceed amounts available for Investments in a Foreign Subsidiary under Section 7.02(c)(iii)(A) (and after full utilization thereof, under Section 7.02(n)) and availability under Section 7.02(c)(iii)(A) (and after full utilization thereof, under Section 7.02(n)) shall be deemed utilized by the amount included in this clause (d)(i), and (ii) the Equity Interests of any Unrestricted Subsidiary or upon the Disposition thereof, the amount of Excluded Net Cash Proceeds realized from such Disposition, plus

(e) if, as of the last day of the immediately preceding Test Period (after giving Pro Forma Effect to the transaction with respect to which the Cumulative Growth Amount is being calculated) the Total Leverage Ratio is 6.0:1 or less, (i) 50% of Cumulative Consolidated Net Income at such time or (ii) in the case Cumulative Consolidated Net Income at such time is a deficit, minus 100% of such deficit (except for purposes of Section 7.02, the amount under this clause (e)(ii) shall be deemed to be zero if Cumulative Consolidated Net Income at such time is a deficit), minus

(f) the sum, without duplication, of (A) the aggregate amount of Investments made after the Closing Date pursuant to Section 7.02(o), (B) the aggregate amount of Restricted Payments made after the Closing Date pursuant to subclause (B) of Section 7.06(h) and (C) the aggregate amount of prepayments, redemptions or repurchases made since the Closing Date pursuant to Section 7.13(a)(iv)(B).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (including, in the case of Loan Parties incorporated or organized in England or Wales, administration, administrative receivership, voluntary arrangement and schemes of arrangement).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute or subsequently cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute or subsequently cured, (c) has given notice to Administrative Agent or Borrower that it will not make, or that it has disaffirmed or repudiated any obligation to make, any Revolving Credit Loan or fund any participation in L/C Obligations or participation in Swing Line Loans hereunder (unless such notice is given by all Lenders or such notice is given in connection with a good faith dispute regarding such obligation) and has not revoked such notice or reaffirmed its obligations to make any Revolving Credit Loan and fund any participations in L/C Obligations and participations in Swing Line Loans hereunder, or (d) has (i) become and continues to be the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become and continues to be the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or (ii) been taken over by the FDIC or any other state or federal regulator or Governmental Authority; provided that, a Lender shall not be a Defaulting Lender solely by virtue of the investment or acquisition of any Equity Interest in such Lender or a parent company thereof by any Governmental Authority or an instrumentality thereof.

“Designated Amount” means: with respect to the Term B-2 Loans and any Term B-4 Loans or Term B-5 Loans issued in exchange therefor, determined based on the aggregate principal amount of all Term B-2 Loans, Term B-4 Loans, Term B-5 Loans and any Extended Term Loans with respect to the aforementioned, (i) with respect to the Borrower and each of the Subsidiary Borrowers (other than West Notifications Group, Inc., a Delaware corporation (“WNG”), InterCall, Inc., a Delaware corporation (“InterCall”), Intrado Inc., a Delaware corporation (“Intrado”), TeleVox Software, Incorporated, a Delaware corporation (“TeleVox”), West Interactive Corporation, a Delaware corporation (“West Interactive”), West Business Services, LLC, a Delaware limited liability company (“WBS”) and West Customer Management Group, LLC, a Delaware limited liability company (“WCMG”)), $743,600,000, (ii) with respect to WNG, $21,000,000, (iii) with respect to InterCall, $734,000,000, (iv) with respect to Intrado, $439,000,000, (v) with respect to TeleVox, $133,600,000, (vi) with respect to West Interactive, $118,700,000, (vii) with respect to WBS, $134,900,000 and (viii) with respect to WCMG, $125,200,000.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(k) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by the Borrower of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date of the Term Loans.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Electing Lender” has the meaning specified in Section 2.17(f)(i).

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 10.07(b).

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment, natural resources, or, to the extent relating to exposure to Hazardous Materials, human health or to the release of any materials into the environment, including those related to Hazardous Materials, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contribution” means the contribution by the Equity Investors (and certain co-investors) of an aggregate amount of cash of not less than $725,750,000 to Omaha.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Investors” means the Sponsors and the Management Stockholders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate Service (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other comparable publicly available service for displaying eurocurrency rates as may be selected by the Administrative Agent for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) the consolidated net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (A) extraordinary items for such period, (B) the cumulative effect of a change in accounting principles during such period to the extent included in consolidated net income (loss), (C) the net income for such period of any Person that is not a Subsidiary, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, or that is otherwise attributable to investments in joint ventures recorded using the equity method of accounting (provided that the amount of any dividends or distributions or other payments that are paid in cash (or to the extent of property and assets converted into cash) to the Borrower or a Restricted Subsidiary in respect of such period shall not be so excluded), (D) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments, (E) non-cash income or charges resulting from mark-to-market accounting under Financial Accounting Standard No. 52 relating to Indebtedness denominated in foreign currencies, and (F) any unrealized net gains and losses resulting from hedging obligations and the application of Statement of Financial Accounting Standards No. 133,

(ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such consolidated net income (loss),

(iii) decreases in Consolidated Working Capital and long-term account receivables for such period (other than any such decreases arising from acquisitions by the Borrower and the Restricted Subsidiaries completed during such period), and

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such consolidated net income (loss); over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits and cash charges included in arriving at consolidated net income (loss) of the Borrower and the Restricted Subsidiaries in clause (a)(i) above,

(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures made in cash or accrued during such period pursuant to Section 7.15, except to the extent that such Capital Expenditures were financed with the proceeds of Indebtedness of the Borrower or the Restricted Subsidiaries,

(iii) the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition that resulted in an increase to consolidated net income (loss) and not in excess of the amount of such increase but excluding (X) all other prepayments of Term Loans and (Y) all prepayments of Revolving Credit Loans and Swing Line Loans) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of the Borrower or the Restricted Subsidiaries,

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such consolidated net income (loss),

(v) increases in Consolidated Working Capital and long-term account receivables for such period (other than any such increases arising from acquisitions by the Borrower and the Restricted Subsidiaries during such period),

(vi) cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness,

(vii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments and acquisitions made during such period pursuant to Section 7.02 (other than Section 7.02(a)) to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(viii) the amount of Restricted Payments paid during such period pursuant to Section 7.06(f), (g), (h), (i), (k) and (l) to the extent such Restricted Payments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(ix) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii) the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining consolidated net income (loss) for such period,

(xiii) proceeds received by the Borrower and the Restricted Subsidiaries from insurance claims with respect to casualty events or business interruption which reimburse prior business expenses to the extent such expenses were added to consolidated net income (loss) for such period,

(xiv) cash indemnity payments received pursuant to indemnification provisions in any agreement in connection with the Merger, any Permitted Acquisition or any other Investment permitted hereunder (or in any similar agreement related to any other acquisition consummated prior to the Closing Date, including the acquisitions of Intrado Inc. and Raindance Communications, Inc.),

(xv) cash expenses incurred in connection with deferred compensation arrangements in connection with the Transactions,

(xvi) cash expenditures made in respect of Swap Contracts to the extent not reflected in the computation of consolidated net income (loss) for such period, and

(xvii) to the extent included in consolidated net income (loss) for such period, the Net Cash Proceeds of any Permitted Equity Issuances made pursuant to Section 8.05.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later.

“Excluded Net Cash Proceeds” means Net Cash Proceeds (determined without regard to the proviso at the end of paragraph (a) of the definition thereof) from any Disposition or Casualty Event in respect of, or by, (a) any Foreign Subsidiary (other than any Foreign Subsidiary to the extent that (i) such Foreign Subsidiary would at such time be permitted to distribute such Net Cash Proceeds to the Borrower or a Domestic Restricted Subsidiary in accordance with applicable laws, including regulatory and capital requirements, and (ii) no material adverse tax consequence would arise therefrom), (b) any Subsidiary which is not a wholly owned Subsidiary, to the extent such Net Cash Proceeds are used to assure compliance with regulatory capital requirements applicable to such Subsidiary, cannot be distributed to any Loan Party without adverse tax consequences or are otherwise distributed to shareholders of such Subsidiary who are not Loan Parties, (c) Equity Interests of any Unrestricted Subsidiary and (d) property and assets contributed to the Borrower other than by a Subsidiary of the Borrower.

“Excluded Receivables Management Subsidiary” means any Receivables Management Subsidiary that (a) is an obligor under any Receivables Management Financing or (b) pursuant to the terms of any Receivables Management Financing, any service agreement (or similar arrangement) required by or entered into in connection with such Receivables Management Financing or any credit support provided by it in favor of any financier of such Receivables Management Financing, (i) is not permitted to be a Guarantor or (ii) the creation of a Lien on the Equity Interests of such Receivables Management Subsidiary is not permitted or would (including upon foreclosure thereof) result in a change of control (or similar event), default, termination, payment, purchase or repurchase obligation. Schedule 1.01F lists the Excluded Receivables Management Subsidiaries as of the Closing Date.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned Subsidiary, (b) any Receivables Subsidiary, (c) any Excluded Receivables Management Subsidiary, (d) each Subsidiary listed on Schedule 1.01C hereto, (e) any Subsidiary that is prohibited by applicable Law from guaranteeing the Obligations, (f) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (g) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 7.03(g) and each Restricted Subsidiary thereof that guarantees such Indebtedness; provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (g) if such secured Indebtedness is repaid or becomes unsecured or if such Restricted Subsidiary ceases to guarantee such secured Indebtedness, as applicable, (h) any Immaterial Subsidiary and (i) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Senior Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of November 15, 2004, among West, the Subsidiaries of West from time to time party thereto as guarantors, the lenders party thereto and Wachovia Bank, National Association, as Administrative Agent.

“Existing Letters of Credit” means the letters of credit outstanding on the Closing Date and set forth on Schedule 1.01D.

“Extended Maturity Revolving Credit Borrowing” means a borrowing consisting of simultaneous Extended Maturity Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Extended Maturity Revolving Credit Lenders pursuant to Section 2.01(b).

“Extended Maturity Revolving Credit Commitment” means, as to each Extended Maturity Revolving Credit Lender, its obligation to (a) make Extended Maturity Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Extended Maturity Revolving Credit Commitment” or in the Assignment and Assumption or Incremental Amendment, as applicable, pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement, including pursuant to a Revolving Commitment Increase.

“Extended Maturity Revolving Credit Exposure” means, as to each Extended Maturity Revolving Credit Lender, the sum of the outstanding principal amount of such Extended Maturity Revolving Credit Lender’s Extended Maturity Revolving Credit Loans and its Pro Rata Share of the L/C Obligations and the Swing Line Obligations at such time.

“Extended Maturity Revolving Credit Facility” means, at any time, the aggregate amount of the Extended Maturity Revolving Credit Lenders’ Extended Maturity Revolving Credit Commitments at such time.

“Extended Maturity Revolving Credit Lender” means, at any time, any Lender that has an Extended Maturity Revolving Credit Commitment at such time.

“Extended Maturity Revolving Credit Loans” has the meaning specified in Section 2.01(b).

“Extended Revolving Credit Commitment” has the meaning set forth in Section 2.17(b).

“Extended Term Loan” has the meaning set forth in Section 2.17(b).

“Extending Lender” has the meaning set forth in Section 2.17(a).

“Extension” has the meaning set forth in Section 2.17(a).

“Extension Amendment” has the meaning set forth in Section 2.17(a).

“Facility” means the Term B-2 Loans, the Term B-4 Loans, the Term B-5 Loans, any Extended Term Loans, the Original Maturity Revolving Credit Facility, the Extended Maturity Revolving Credit Facility, the Swing Line Sublimit or the Letter of Credit Sublimit, as the context may require.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average of the quotations (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) received by the Administrative Agent from three federal funds brokers of recognized standing selected by it on such day on such transactions as determined by the Administrative Agent.

“Foreign Exchange Component” means, with reference to any Swap Contract relating to Indebtedness, the cumulative change in fair value of such Swap Contract resulting exclusively from changes in spot exchange rates.

“Foreign Lender” has the meaning specified in Section 10.15(a)(i).

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Borrower which (a) is not a Domestic Subsidiary or (b) is set forth on Schedule 1.01E.

“Foreign Subsidiary Available Investment Basket” means the following amounts, to the extent not previously utilized: (a) $100,000,000 (net of any Returns in respect of any Investment made in reliance on this clause (a)), (b) for the purposes of Section 7.02(i) only, the net cash proceeds of any Indebtedness incurred pursuant to Section 7.03(g)(ii), and (c) the amounts referred to in Sections 7.02(n), 7.02(o) and 7.02(v) (and to the extent any of Sections 7.02(n), 7.02(o) and 7.02(v) is relied upon for purposes of this definition, a corresponding amount under such Section shall be deemed to have been utilized).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“Further Election” has the meaning specified in Section 2.17(f)(i).

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or monetary other obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Guaranty” means, collectively, (a) the Guarantee Agreement made by the Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit F and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means Wells Fargo, any Lender or L/C Issuer, an Affiliate of Wells Fargo or any Lender or L/C Issuer, or any Person that was a Lender, L/C Issuer or Affiliate thereof at the time it entered into a Secured Hedge Agreement, with respect to any Secured Hedge Agreement entered into prior to, on or after the date of this Agreement.

“Holdings” means any Person that becomes the direct parent company of the Borrower owning directly, of record and beneficially, 100% of the outstanding Equity Interests of the Borrower, in which the Permitted Holders at such time shall have acquired, directly or indirectly, Equity Interests; provided, however, that upon the occurrence of a Holdings Election Event, Holdings shall comply with and shall be subject to (i) the mandatory prepayment provisions set forth in Section 2.05(b), (ii) the representations and warranties set forth in Article V, (iii) the covenants set forth in Articles VI and VII (and any Collateral Documents to which it becomes a party pursuant to the terms thereof), (iv) the provisions of Article VIII, and (v) in the case of clauses (i), (ii), (iii) and (iv), all related definitions.

“Holdings Election Event” means the occurrence of both of the following: (a) the Borrower shall become the Subsidiary of Holdings and (b) the Borrower shall make a Restricted Payments Interest Expense Election.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Subsidiary” means any Subsidiary designated in writing by the Borrower to the Administrative Agent as an Immaterial Subsidiary that does not, as of the last day of the most recently completed fiscal quarter of the Borrower, have assets with a value in excess of 3.0% of the consolidated total assets of the Borrower and its Subsidiaries and did not, as of the four-quarter period ending on the last day of such fiscal quarter, have revenues exceeding 3.0% of the consolidated revenues of the Borrower and its Subsidiaries; provided that if (a) such Subsidiary shall have been designated in writing by the Borrower to the Administrative Agent as an Immaterial Subsidiary, and (b) if (i) the aggregate assets then owned by all Subsidiaries of the Borrower that would otherwise constitute Immaterial Subsidiaries shall have a value in excess of 5.0% of the consolidated total assets of the Borrower and its Subsidiaries as of the last day of such fiscal quarter or (ii) the combined revenues of all Subsidiaries of the Borrower that would otherwise constitute Immaterial Subsidiaries shall exceed 5.0% of the consolidated revenues of the Borrower and its Subsidiaries for such four-quarter period, the Borrower shall redesignate one or more of such Subsidiaries to not be Immaterial Subsidiaries within ten (10) Business Days after delivery of the Compliance Certificate for such fiscal quarter such that only those such Subsidiaries as shall then have aggregate assets of less than 5.0% of the consolidated total assets of the Borrower and its Subsidiaries and combined revenues of less than 5.0% of the consolidated revenues of the Borrower and its Subsidiaries shall constitute Immaterial Subsidiaries.

“Incremental Amendment” has the meaning set forth in Section 2.14(c).

“Incremental Facility Closing Date” has the meaning set forth in Section 2.14(c).

“Incremental Term Loans” has the meaning set forth in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt and (B) in the case of the Borrower and its Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary of business consistent with past practice. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Initial L/C Issuer” means Deutsche Bank Trust Company Americas, in its capacity as an issuer of Letters of Credit hereunder.

“Initial New Revolving Commitment” has the meaning set forth in Section 2.17(f)(iii).

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement, substantially in the form attached as Exhibit I.

“Interest Coverage Ratio” means, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis, as of the end of any fiscal quarter of the Borrower for the Test Period ending on such date, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent agreed to by, or available to, each Lender of such Eurocurrency Rate Loan, nine or twelve months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities or receivables of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Collateral” means all “Intellectual Property Collateral” referred to in the Collateral Documents and all of the other IP Rights that are or are required by the terms hereof or of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“IP Rights” has the meaning set forth in Section 5.15.

“IRS” means the United States Internal Revenue Service.

“Judgment Currency” has the meaning specified in Section 10.19.

“Junior Financing” has the meaning specified in Section 7.13.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Junior Priority Intercreditor Agreement” means a customary intercreditor, collateral trust or other similar agreement entered into in connection with the issuance of any Additional Senior Secured Notes secured by Liens ranking junior to the Liens securing the Obligations, that provides, for terms substantially similar to those set forth on Exhibit M to this Agreement, with such changes (so long as such changes, taken as a whole, are not materially adverse to the Lenders), if any, as may be reasonably satisfactory to the Administrative Agent.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means the Initial L/C Issuer and any other Lender that becomes an L/C Issuer in accordance with Section 2.03(k) or 10.07(j), in each case, in its capacity as an issuer of Letters of Credit (including Existing Letters of Credit) hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and the Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lender Addendum” means, with respect to any applicable Lender, (i) a Lender Addendum, substantially in the form of Exhibit K, executed and delivered by such Lender on the Closing Date as provided in Section 10.23, (ii) a Lender Addendum, substantially in the form of Annex D to Amendment No. 1, executed and delivered by such Lender on the Amendment No. 1 Effective Date as provided in Amendment No. 1, (iii) a Lender Addendum, substantially in the form of Annex B to Amendment No. 2, executed and delivered by such Lender on the Amendment No. 2 Effective Date as provided in Amendment No. 2 or (iv) a Lender Addendum, substantially in the form of Annex A to Amendment No. 5, executed and delivered by such Lender on the Amendment No. 5 Effective Date as provided in Amendment No. 5.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Contingent Maturity Date or, if the Contingent Maturity Date does not apply, the scheduled Maturity Date for the Extended Maturity Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $30,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Restatement Agreement, (iv) the Guaranty, (v) the Collateral Documents and (vi) each Letter of Credit Application.

“Loan Parties” means, collectively, the Borrower, each Subsidiary Borrower and each Guarantor.

“Management Stockholders” means the members of management of the Borrower or its Subsidiaries who are investors in the Borrower or any direct or indirect parent thereof.

“Mandatory Prepayment Amount” has the meaning specified in Section 2.05(b)(vii).

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Borrower or the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which the Borrower or any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders under any Loan Document.

“Material Real Property” means any real property owned by any Loan Party with a book value in excess of $3,000,000.

“Maturity Date” means (a) with respect to the Original Maturity Revolving Credit Facility, October 24, 2012, (b) with respect to the Term B-2 Loans, October 24, 2013, (c) with respect to the Extended Maturity Revolving Credit Facility, January 15, 2016 and (d) with respect to the Term B-4 Loans and Term B-5 Loans, July 15, 2016, provided, however, that in the case of clauses (c) and (d), the Maturity Dates with respect to the Extended Maturity Revolving Credit Facility, Term B-4 Loans and Term B-5 Loans shall automatically become July 15, 2014 (the “Contingent Maturity Date”) if, (i) as of such date, more than $50.0 million in aggregate principal amount of the Senior Notes remains outstanding and (ii) the Senior Secured Leverage Ratio (provided that for the purpose of calculating the Senior Secured Leverage Ratio Consolidated Senior Secured Debt shall be calculated net of unrestricted cash and cash equivalents as contemplated by clause (b) of the definition of “Consolidated Total Debt,” without duplication of any amounts already deducted in arriving at such Consolidated Senior Secured Debt) as of the last day of the most recent Test Period for which financial statements have been delivered under Section 6.01(a) or (b), as applicable, is greater than 2.8 to 1.0.

“Maximum Rate” has the meaning specified in Section 10.10.

“Merger” means the between Omaha Acquisition Corp., a Delaware corporation, with and into West with West being the surviving corporation.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of May 31, 2006, between Omaha and West.

“Merger Consideration” means the total funds required to consummate the Merger.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit L (with such changes as may be customary to account for local law matters), and any other mortgages executed and delivered pursuant to Section 6.11.

“Mortgage Policies” has the meaning specified in Section 6.13(b)(ii).

“Mortgaged Properties” has the meaning specified in paragraph (g) of the definition of Collateral and Guarantee Requirement.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by the Borrower or any Restricted Subsidiary or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any Restricted Subsidiary) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes paid or reasonably estimated to be actually payable in connection therewith, and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by the Borrower or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) of the preceding sentence or, if such liabilities have not been satisfied in cash and such reserve is not reversed within three hundred and sixty-five (365) days after such Disposition or Casualty Event, the amount of such reserve; provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $10,000,000 and (y) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $20,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary and, solely for purposes of the definition of Cumulative Growth Amount, the issuance (or sale) of Equity Interests of the Borrower, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance.

“New Notes” means the Senior Notes and the Senior Subordinated Notes.

“New Notes Documentation” means the New Notes, and all documents executed and delivered with respect to the New Notes, including the Senior Notes Indenture and the Senior Subordinated Notes Indenture.

“New Revolving Amount” has the meaning specified in Section 2.17(f)(i).

“New Revolving Commitment Lenders” has the meaning specified in Section 2.17(f)(i).

“New Revolving Credit Commitment” has the meaning specified in Section 2.17(f)(i).

“New Senior Notes” has the meaning specified in Section VI(h) of the Restatement Agreement.

“Non-Cash Charges” has the meaning set forth in the definition of the term “Consolidated EBITDA.”

“Non-Consenting Lenders” has the meaning specified in Section 3.07(d).

“Non-Electing Lender” has the meaning specified in Section 2.17(f)(i).

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“Notice of Intent to Cure” has the meaning specified in Section 6.02(b).

“Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.05(b), and (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose. The Borrower shall promptly notify the Administrative Agent of any application of such amount as contemplated by (b) above.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (y) obligations of any Loan Party and its Subsidiaries arising under any Secured Hedge Agreement and (z) Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or its Subsidiaries under any Loan Document and (b) the obligation of any Loan Party or any of its Subsidiaries to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Maturity Revolving Credit Borrowing” means a borrowing consisting of simultaneous Original Maturity Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Original Maturity Revolving Credit Lenders pursuant to Section 2.01(b).

“Original Maturity Revolving Credit Commitment” means, as to each Original Maturity Revolving Credit Lender, its obligation to (a) make Original Maturity Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Original Maturity Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement, including pursuant to a Revolving Commitment Increase.

“Original Maturity Revolving Credit Exposure” means, as to each Original Maturity Revolving Credit Lender, the sum of the outstanding principal amount of such Original Maturity Revolving Credit Lender’s Original Maturity Revolving Credit Loans and its Pro Rata Share of the L/C Obligations and the Swing Line Obligations at such time.

“Original Maturity Revolving Credit Facility” means, at any time, the aggregate amount of the Original Maturity Revolving Credit Lenders’ Original Maturity Revolving Credit Commitments at such time.

“Original Maturity Revolving Credit Lender” means, at any time, any Lender that has an Original Maturity Revolving Credit Commitment at such time.

“Original Maturity Revolving Credit Loans” has the meaning specified in Section 2.01(b).

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (a) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the principal amount thereof then outstanding after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Pari Passu Intercreditor Agreement” means an intercreditor, collateral trust or other similar agreement, substantially in the form of Exhibit N, entered into in connection with the issuance of any Additional Senior Secured Notes secured by Liens ranking pari passu to the Liens securing the Obligations, appropriately modified to reflect the terms of the applicable issue of Additional Senior Secured Notes and with such other changes (so long as such changes, taken as a whole, are not materially adverse to the Lenders), if any, as may be reasonably satisfactory to the Administrative Agent.

“Participant” has the meaning specified in Section 10.07(e).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has any obligations or liabilities contingent or otherwise.

“Permitted Acquisition” means any Permitted Basket Acquisition and the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a wholly owned Restricted Subsidiary of the Borrower (including as a result of a merger or consolidation) made under Section 7.02(n), (o) or (v).

“Permitted Basket Acquisition” has the meaning specified in Section 7.02(i).

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of the Borrower to the extent permitted hereunder.

“Permitted Holders” means Gary L. West and Mary E. West (together with their respective heirs and any trust established for their benefit or for the benefit of such heirs) and the Equity Investors other than the Management Stockholders to the extent that the amount of the outstanding voting stock of the Borrower owned beneficially or of record by such Management Stockholders in the aggregate at any time exceeds ten percent (10%) of the total amount of the outstanding voting stock of the Borrower at such time.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest (including interest paid-in-kind) together with accrued but unpaid interest and premium, penalties and similar amounts thereon plus other amounts paid (including any tender premium and similar amounts), and fees and expenses reasonably incurred (including commitment, underwriting and all other financing fees), in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), at the time thereof, no Event of Default shall have occurred and be continuing, and (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is Indebtedness permitted pursuant to Section 7.03(b), 7.03(h) (solely in respect of Specified Junior Financing) or 7.03(v), (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, and (ii) such modification, refinancing, refunding, renewal, replacement or extension is incurred by one or more Persons who are the obligors of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended.

“Permitted Unsecured Indebtedness” means any Indebtedness of the Borrower and/or any other Loan Parties that (a) is unsecured, (b) has terms and conditions (including as to covenants) customary for senior notes issued under Rule 144A of the Securities Act, (c) is not scheduled to mature prior to the date that is ninety-one (91) days after the latest Maturity Date in effect at the time of incurrence (the “Latest Maturity Date”), (d) has no scheduled amortization or scheduled payments of principal (other than customary offers to purchase) prior to the Latest Maturity Date, (e) has covenant, default and remedy provisions no more expansive in scope, or mandatory prepayment, repurchase or redemption provisions no more expansive in scope, taken as a whole, than those set forth in the indenture governing the New Senior Notes (other than, if such unsecured Indebtedness is subordinated, as would customarily be contained in senior subordinated debt securities), (f) immediately prior to and immediately after the incurrence of such Indebtedness, no Default or Event of Default shall exist; and (g) the Borrower shall be in compliance with each of the covenants set forth in Section 7.11 after giving Pro Forma Effect to the incurrence of such Indebtedness and the application of proceeds thereof as of the last day of the most recent Test Period.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.

“Post Effectiveness” has the meaning specified in Section 2.17(f)(ii).

“Pre-Effectiveness” has the meaning specified in Section 2.17(f)(ii).

“Prepayment Date” has the meaning specified in Section 2.05(b)(vii).

“Prepayment Option Notice” has the meaning specified in Section 2.05(b)(vii).

“Prime Rate” means the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time. Any change in the Base Rate due to a change in the Prime Rate actually available or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of the Borrower and the Restricted Subsidiaries; provided that, so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, the cost savings related to such actions or such additional costs, as applicable, it may be reasonably assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Balance Sheet” has the meaning set forth in Section 5.05(a)(ii).

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any repayment, redemption or other retirement of Indebtedness and any assumption of Indebtedness by a third party, and (c) any Indebtedness incurred or assumed by the Borrower or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Forma Financial Statements” has the meaning set forth in Section 5.05(a)(ii).

“Pro Rata Extension Offer” has the meaning set forth in Section 2.17.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Projections” shall have the meaning set forth in Section 6.01(c).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying IPO” means the issuance by the Borrower or any direct or indirect parent of the Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary).

“Receivables Management Assets” means any debt or other obligations, including receivables and defaulted, contingent and charged-off obligations, any participation or interest therein, and all rights and interests related to, or arising in connection with, any of the foregoing, including any agreements, documents and instruments.

“Receivables Management Business” means the segment of the Borrower’s consolidated businesses relating to Receivables Management Assets, including, without limitation, servicing, collecting, purchasing and selling Receivables Management Assets and any financing thereof.

“Receivables Management Financing” means, with respect to any Receivables Management Subsidiary, any Indebtedness incurred for the purpose of making Investments in Receivables Management Assets and operating the Receivables Management Business; provided, that the Indebtedness thereunder is not (a) repayable or guaranteed by the Borrower or any Restricted Subsidiary other than Receivables Management Subsidiaries and (b) secured by the assets of the Borrower or any Restricted Subsidiary other than the property and assets of Receivables Management Subsidiaries and the Equity Interests of Receivables Management Subsidiaries.

“Receivables Management Leverage Ratio” means, with respect to the Receivables Management Subsidiaries, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness attributable to the Receivables Management Subsidiaries under Receivables Management Financings to (b) Consolidated EBITDA attributable to the Receivables Management Subsidiaries.

“Receivables Management Subsidiary” means any Restricted Subsidiary substantially all of whose activities consist of engaging in the Receivables Management Business.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages in, one or more Receivables Facilities and other activities reasonably related thereto.

“Refinanced Term Loans” has the meaning specified in Section 10.01.

“Refunding Loans” has the meaning set forth in Section 2.03(c)(i).

“Register” has the meaning set forth in Section 10.07(d).

“Replacement Term Loans” has the meaning specified in Section 10.01.

“Replacement Revolving Commitments” means Revolving Commitment Increases made pursuant to Section 2.14 from and after the date hereof and on or prior to the Maturity Date of the Original Maturity Revolving Credit Commitments in an aggregate amount not exceeding the Original Maturity Revolving Credit Commitments on the Restatement Effective Date.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Repricing Prepayment” has the meaning specified in Section 2.05(a)(i).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, the Amendment No. 1 Effective Date, the Amendment No. 2 Effective Date, the Amendment No. 5 Effective Date or the Restatement Effective Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restatement Agreement” means that certain Restatement Agreement, dated as of October 5, 2010, with respect to this Agreement.

“Restatement Effective Date” means October 5, 2010.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Payments Interest Expense Election” has the meaning set forth in Section 7.06(k).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Returns” means, with respect to any Investment, dividends, distributions, return of capital, interest, fees, premium, repayment of principal, income, profits (from Disposition or otherwise) and other amounts realized from any Investment.

“Revolving Commitment Increase” has the meaning set forth in Section 2.14(a).

“Revolving Commitment Increase Lender” has the meaning set forth in Section 2.14(d).

“Revolving Credit Borrowing” means any Original Maturity Revolving Credit Borrowing or any Extended Maturity Revolving Credit Borrowing, as applicable; provided that prior to the Maturity Date of the Original Maturity Revolving Credit Facility, all Revolving Credit Borrowings shall be made ratably between the aggregate amount of Original Maturity Revolving Credit Commitments and Extended Maturity Revolving Credit Commitments.

“Revolving Credit Commitment” means any Original Maturity Revolving Credit Commitment or any Extended Maturity Revolving Credit Commitment, as applicable.

“Revolving Credit Exposure” means any Original Maturity Revolving Credit Exposure or any Extended Maturity Revolving Credit Exposure, as applicable.

“Revolving Credit Facility” means any Original Maturity Revolving Credit Facility or any Extended Maturity Revolving Credit Facility, as applicable.

“Revolving Credit Lender” means any Original Maturity Revolving Credit Lender or any Extended Maturity Revolving Credit Lender, as applicable.

“Revolving Credit Loans” means any Original Maturity Revolving Credit Loans or any Extended Maturity Revolving Credit Loans, as applicable.

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“Revolving Pro Rata Extension Offers” has the meaning specified in Section 2.17(a).

“Rollover Amount” has the meaning set forth in Section 7.15(b).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means immediately available funds.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into or has been entered into prior to the Closing Date by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank.

“Secured Obligations” has the meaning specified in the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c).

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means, collectively, the Security Agreement executed by the Loan Parties, substantially in the form of Exhibit G, together with each other security agreement supplement executed and delivered pursuant to Section 6.11.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Guarantees” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Senior Notes” means $650,000,000 in aggregate principal amount of senior notes issued by the Borrower due 2014 and any exchange notes issued in respect thereof on substantially the same terms.

“Senior Notes Indenture” means the indenture for the Senior Notes, dated as of October 24, 2006, together with any other agreement documenting the Senior Notes.

“Senior Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Senior Secured Debt of the Loan Parties as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Senior Subordinated Notes” means $450,000,000 in aggregate principal amount of senior subordinated notes issued by the Borrower due 2016 and any exchange notes issued in respect thereof on substantially the same terms.

“Senior Subordinated Notes Indenture” means the indenture for the Senior Subordinated Notes, dated as of October 24, 2006, together with any other agreement documenting the Senior Subordinated Notes.

“Sold Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA.”

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(h).

“Specified Junior Financing” means, any Junior Financing with an aggregate outstanding principal amount in excess of the Threshold Amount.

“Specified Junior Financing Document” means, the Junior Financing Document in respect of any Specified Junior Financing.

“Specified Transaction” means, with respect to any period, any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, Incremental Term Loan or Revolving Commitment Increase that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“Sponsors” means Thomas H. Lee Partners, L.P. and Quadrangle Group LLC, and their Affiliates and any investment funds advised or managed by any of the foregoing, but not including, however, any portfolio companies of any of the foregoing.

“Sponsor Management Agreement” means the Management Agreement between certain of the management companies associated with the Sponsors and the Borrower.

“Sponsor Termination Fees” means the one-time payment under the Sponsor Management Agreement of a termination fee to one or more of the Sponsors and their Affiliates in the event of either a Change of Control or the completion of a Qualifying IPO or otherwise pursuant to the Sponsor Management Agreement.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; provided, however, that references to a “Subsidiary” or “Subsidiaries” in this Agreement and the other Loan Documents shall not include West Education Foundation so long as such entity is a not-for-profit corporation tax exempt under Section 501(c)(3) of the Code. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Borrowers” means the Restricted Subsidiaries of the Borrower set forth on Schedule 1.01G.

“Successor Borrower” has the meaning specified in Section 7.04(d).

“Supplemental Administrative Agent” has the meaning specified in Section 9.13 and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means Wells Fargo, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $30,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Syndication Agent” means Deutsche Bank Securities Inc. and Bank of America, N.A., each in its capacity as a Syndication Agent under this Agreement.

“Taxes” has the meaning specified in Section 3.01(a).

“Term B-2 Lender” means, at any time, any Lender that has a Term B-2 Loan.

“Term B-2 Loan” means the Loan in the amount set forth in Section 2.01(a)(i).

“Term B-2 Note” means a promissory note of the Borrower and the Subsidiary Borrowers payable to any Term B-2 Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrower and the Subsidiary Borrowers (which shall be allocated among them ratably in accordance with the Designated Amounts) to such Term B-2 Lender resulting from the Term B-2 Loans made or held by such Term B-2 Lender.

“Term B-4 Lender” means, at any time, any Lender that has a Term B-4 Loan at such time.

“Term B-4 Loan” means the Loan in the amount set forth in Section 2.01(a)(ii).

“Term B-4 Note” means a promissory note of the Borrower and the Subsidiary Borrowers payable to any Term B-4 Lender or its registered assigns, in substantially the form of of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrower and the Subsidiary Borrowers (which shall be allocated among them ratably in accordance with the Designated Amounts) to such Term B-4 Lender resulting from the Term B-4 Loans made or held by such Term B-4 Lender.

“Term B-5 Lender” means, at any time, any Lender that has a Term B-5 Loan at such time.

“Term B-5 Loan” means the Loan in the amount set forth in Section 2.01(a)(iii).

“Term B-5 Note” means a promissory note of the Borrower and the Subsidiary Borrowers payable to any Term B-5 Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrower and the Subsidiary Borrowers ($50,000,000 aggregate principal amount of which shall be allocated to InterCall and the remaining aggregate principal amount of which shall be allocated among the Borrower and the Subsidiary Borrowers (including InterCall) ratably in accordance with the then-outstanding Designated Amounts) to such Term B-5 Lender resulting from the Term B-5 Loans made or held by such Term B-5 Lender.

“Term Commitment” means any commitment in respect of Extended Term Loans.

“Term Lender” means any Term B-2 Lender, any Term B-4 Lender, any Term B-5 Lender or any Extending Lender, as applicable.

“Term Loan” means any Term B-2 Loan, any Term B-4 Loan, any Term B-5 Loan or any Extended Term Loan, as applicable; provided, that Term Loans shall also include all term loans made under the Credit Agreement since the Closing Date prior to giving effect to this Agreement for purposes of Section 2.05(b)(i) and Section 2.14(a) of this Agreement, including any Existing Term Loans (as defined in the Credit Agreement) and any Term B-2 Loans (as defined in the Credit Agreement) and Incremental Term B-3 Loans (as defined in the Credit Agreement).

“Term Note” means any Term B-2 Note, any Term B-4 Note or any Term B-5 Note, as applicable.

“Term Pro Rata Extension Offers” has the meaning specified in Section 2.17(a).

“Test Period” means, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended.

“Threshold Amount” means $35,000,000.

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Tranche” means a category of Commitments or Credit Extensions thereunder. For purposes hereof, each of the following comprises a separate Tranche: (a) the unused Revolving Credit Commitments, (b) the outstanding Revolving Credit Loans and L/C Obligations in respect of Letters of Credit and (c) the outstanding Term Loans.

“Transaction” means, collectively, (a) the Equity Contribution, (b) the Merger, (c) the issuance of the New Notes, (d) the funding of the Term Loans, (e) the refinancing of the Existing Credit Agreement and certain other Indebtedness of the Borrower and its Subsidiaries, (f) transaction, retention and incentive bonuses and change of control payments to management and other employees of the Borrower and all related transactions, (g) the establishment of equity compensation plans, equity arrangements and employment arrangements with certain of the Borrower’s management, (h) the consummation of any other transactions in connection with the foregoing and (i) the payment of fees and expenses incurred in connection with any of the foregoing.

“Transaction Documents” means the Merger Agreement and all other material documents, instruments and certificates contemplated by the Merger Agreement.

“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any Restricted Subsidiary in connection with the Transaction, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unaudited Financial Statements” has the meaning set forth in Section 4.01(f).

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (i) each Subsidiary of the Borrower listed on Schedule 1.01B and (ii) any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.15 subsequent to the Closing Date. Any Subsidiary of any such Unrestricted Subsidiary that is formed or acquired by such Unrestricted Subsidiary after the designation of any such Subsidiary as an Unrestricted Subsidiary (or in the case of clause (i), subsequent to the Closing Date) shall automatically be deemed to be an Unrestricted Subsidiary and shall not be subject to Section 6.15.

“U.S. Lender” has the meaning set forth in Section 10.15(b).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Wells Fargo” means Wells Fargo Bank, National Association.

“West” has the meaning specified in the introductory paragraph to this Agreement.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

SECTION 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) For purposes of determining compliance at any time with Sections 7.01, 7.02, 7.03, 7.05, 7.06, 7.08, 7.09 and 7.13, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, affiliate transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Sections 7.01, 7.02, 7.03, 7.05, 7.06, 7.08, 7.09 and 7.13, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time of determination (it being understood that Investments may be made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are made with the proceeds received by such Restricted Subsidiary from an Investment made by a Loan Party in such Restricted Subsidiary pursuant to Section 7.02).

SECTION 1.03. Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Total Leverage Ratio and Interest Coverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

SECTION 1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07. Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08. Currency Equivalents Generally.

(a) Any amount specified in this Agreement (other than in Articles II, IX and X or as set forth in paragraph (b) of this Section) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later). Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

(b) For purposes of determining compliance under Sections 7.02, 7.05, 7.06, 7.11 and 7.15, any amount in a currency other than Dollars will be converted to Dollars based on the average Exchange Rate for such currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating EBITDA for the applicable period, provided, however, that the foregoing shall not be deemed to apply to the determination of any amount of Indebtedness. For purposes of determining compliance with Section 7.11, the equivalent in Dollars of any Indebtedness denominated in a currency other than Dollars will reflect the currency translation effects, determined in accordance with GAAP, of Swap Contracts for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

SECTION 1.09. Change of Currency. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

SECTION 2.01. The Loans.

(a)(i) Term B-2 Loans. On the Restatement Effective Date, Term B-2 Loans in the aggregate principal amount of $450,210,111.89 were outstanding.

(ii) Term B-4 Loans. On the Restatement Effective Date, Term B-4 Loans in the aggregate principal amount of $984,654,671.40 were outstanding.

(iii) Term B-5 Loans. On the Restatement Effective Date, Term B-5 Loans in the aggregate principal amount of $500,000,000 were outstanding.

(iv) [Reserved].

(v) [Reserved].

(vi) Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(vii) [Reserved].

(viii) [Reserved].

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein (i) each Revolving Credit Lender severally agrees to make loans denominated in Dollars to the Borrower (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day until the Maturity Date, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, (i) the amount of the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein. From the Restatement Effective Date until the Maturity Date of the Original Maturity Revolving Credit Facility, all Revolving Credit Loans shall be made on a pro rata basis between the Original Maturity Revolving Credit Loans and the Extended Maturity Revolving Credit Loans; provided that any Revolving Credit Borrowings to be made within 20 Business Days of the Maturity Date of the Original Maturity Revolving Credit Facility shall be, at Borrower’s option, (x) on a pro rata basis between the Original Maturity Revolving Credit Loans and the Extended Maturity Revolving Credit Loan or (y) Extended Maturity Revolving Credit Borrowings.

SECTION 2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable written notice to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (New York City time) (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans, and (ii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loans. Each notice by the Borrower pursuant to this Section 2.02(a) must be by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e) After giving effect to all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than twenty (20) Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Letters of Credit.

(a) The Letter of Credit Commitment.

(i) On and after the Closing Date the Existing Letters of Credit will constitute Letters of Credit under this Agreement and for purposes hereof will be deemed to have been issued on the Closing Date. Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Borrower (provided, that any Letter of Credit may be for the benefit of any Subsidiary of the Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the amount of the Revolving

Credit Exposure of any Lender would exceed such Lender’s Revolving Credit Commitment and (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless such L/C Issuer has approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date;

(D) the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer;

(E) such Letter of Credit is in an initial amount less than $100,000 (or such lesser amount agreed to by the L/C Issuer); or

(F) any Revolving Credit Lender is then a Defaulting Lender, unless cash collateral or other credit support reasonably satisfactory to L/C Issuer has been pledged or otherwise provided to L/C Issuer in respect of such Defaulting Lender’s participation in such requested Letter of Credit or L/C Issuer has otherwise entered into arrangements satisfactory to L/C Issuer to eliminate L/C Issuer’s risk with respect to such Defaulting Lender.

(iii) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) On the Restatement Effective Date, the participations in any outstanding Letters of Credit shall be reallocated so that after giving effect thereto the Extended Maturity Revolving Credit Lenders and the Original Maturity Revolving Credit Lenders shall share ratably in the Revolving Credit Exposures in accordance with the aggregate Revolving Credit Commitments (including both the Original Maturity Revolving Credit Commitments and the Extended Maturity Revolving Credit Commitments from time to time in effect). Thereafter until the Maturity Date of the Original Maturity Revolving Credit Facility, the participations in any new Letters of Credit shall be allocated in accordance with the aggregate Revolving Credit Commitments. On the Maturity Date of the Original Maturity Revolving Credit Facility, the participations in the outstanding Letters of Credit of the Original Maturity Revolving Credit Lenders shall be reallocated to the Extended Maturity Revolving Credit Lenders ratably in accordance with their Extended Maturity Revolving Credit Commitments but in any case, only to the extent the sum of the outstanding Original Maturity Revolving Credit Exposure does not exceed the total Extended Maturity Revolving Credit Commitments.

(v) If the reallocation described in clause (iv) above cannot, or can only partially, be effected as a result of the limitations set forth herein, the Borrower shall within five Business Days following notice by the Administrative Agent, either (x) cash collateralize such Original Maturity Revolving Credit Lender’s participations in the outstanding Letters of Credit (after giving effect to any partial reallocation pursuant to clause (iv) above) or (y) backstop such Original Maturity Revolving Credit Lender’s participations in the Letters of Credit (after giving effect to any partial reallocation pursuant to clause (iv) above) with a letter of credit reasonably satisfactory to the L/C Issuer, in each case, for so long as any Letters of Credit are outstanding.

(b) Procedures for Issuance and Amendment of Letters of Credit; AutoRenewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof. Not later than 1:00 p.m. on the second Business Day immediately following any payment by an L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. In order to reimburse any such drawing, the Borrower shall have the option to request in accordance with Section 2.02 a Revolving Credit

Borrowing of Base Rate Loans (“Refunding Loans”), without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders and the conditions set forth in Section 4.02. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share thereof. Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Appropriate Lender (including any Lender acting as an L/C Issuer) shall, upon any notice pursuant to Section 2.03(c)(i) make a Refunding Loan to the Borrower, make such funds available to the Administrative Agent for the account of the relevant L/C Issuer, in Dollars, at the Administrative Agent’s Office for payments not later than 1:00 p.m. on the Business Day specified in such notice by the Borrower. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii) With respect to any Unreimbursed Amount, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, upon demand by the relevant L/C Issuer (through the Administrative Agent), each Appropriate Lender shall make funds available to the Administrative Agent for the account of the relevant L/C Issuer, in Dollars, at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day following the date of such demand, and such payment to the Administrative Agent for the account of the relevant L/C Issuer shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until an Appropriate Lender funds its L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Refunding Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) except for the obligation to make Refunding Loans, the occurrence or continuance of a Default or the failure to satisfy any of the other conditions specified in Section 4.02, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(iii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations any Loan Party in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(f) Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. (i) If an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing and the conditions set forth in Section 4.02 to a Revolving Credit Borrowing cannot then be met, (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (iii) if any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02(c) or (iv) an Event of Default set forth under Section 8.01(f) occurs and is continuing, then the Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be), and shall do so not later than 2:00 p.m., New York City time, on (x) in the case of the immediately preceding clauses (i) through (iii), (1) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 Noon, New York City time, or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (y) in the case of the immediately preceding clause (iv), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts established by, and/or under the sole dominion and control of, the Administrative Agent and may be invested in readily available Cash Equivalents. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts established by the Administrative Agent as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the

Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit). Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable in Dollars on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it equal to 0.125% per annum of the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit). Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(j) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in this Agreement, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(k) Addition of an L/C Issuer. A Revolving Credit Lender may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent, the Initial L/C Issuer for so long as it is an L/C Issuer and such Revolving Credit Lender. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

SECTION 2.04. Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day (other than the Closing Date) until the Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided that, after giving effect to any Swing Line Loan, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment then in effect; provided further that, the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. On the Maturity Date of the Original Maturity Revolving Credit Facility, the Pro Rata Share of the Outstanding Amount of Swing Line Loans of each Original Maturity Revolving Credit Lender shall be reallocated to the Extended Maturity Revolving Credit Lenders ratably in accordance with their Extended Maturity Revolving Credit Commitments but in any case, only to the extent the sum of the outstanding Original Maturity Revolving Credit Exposure does not exceed the total Extended Maturity Revolving Credit Commitments. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Swing Line Loans shall only be denominated in Dollars. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

Notwithstanding anything to the contrary contained in this Section 2.04, the Swing Line Lender shall not be obligated to make any Swing Line Loans at any time when any Lender is a Defaulting Lender hereunder, unless cash collateral or other credit support reasonably satisfactory to Swing Line Lender has been pledged or otherwise provided to Swing Line Lender in respect of such Defaulting Lender’s participation in such Swing Line Loan, or Borrower and/or Swing Line Lender have otherwise entered into arrangements reasonably satisfactory to Swing Line Lender to eliminate Swing Line Lender’s risk with respect to such Defaulting Lender, in which case, subject to the terms and conditions hereof, Swing Line Lender will make Swing Line Loans as set forth in Section 2.04(b).

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable written notice to the Swing Line Lender and the Administrative Agent. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such notice must be by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) except for the obligation to make Revolving Credit Loans, the occurrence or continuance of a Default or the failure to satisfy any of the other conditions specified in Section 4.02, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until a Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

SECTION 2.05. Prepayments.

(a) Optional.

(i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 1:00 p.m. (New York City time) (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of Base

Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid and, if more than one Class of Loans is to be prepaid, the amount of such prepayment applicable to each Class. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment; provided that any prepayment of Revolving Credit Loans within 20 Business Days of the Maturity Date of the Original Maturity Revolving Credit Facility shall be prepayments of Extended Maturity Revolving Credit Loans. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares and shall be allocated among the Borrower and the Subsidiary Borrowers pro rata in accordance with their then-outstanding Designated Amounts except as otherwise specified by the Borrower in writing.

In the event that, on or prior to the first anniversary of the Restatement Effective Date, there shall occur any amendment, amendment and restatement or other modification of this Agreement which reduces the Applicable Rate with respect to the Term B-4 Loans (other than the replacement of Term B-4 Loans with Extended Term Loans) or any optional prepayment or refinancing of the Term B-4 Loans (other than a refinancing in full of all of the Facilities) with proceeds of the substantially concurrent incurrence of new term loans having lower applicable rates (after giving effect to any premiums, upfront or similar fees or original issue discount paid on such new term loans) than the Applicable Rate for the Term B-4 Loans as of the Restatement Effective Date, each such amendment, amendment and restatement, modification, prepayment or refinancing, as the case may be, shall be accompanied by a fee or prepayment premium, as applicable, equal to 1.0% of the principal amount of Term B-4 Loans outstanding on the effective date of such amendment or that are repaid or refinanced, as applicable. Notwithstanding the foregoing, the Borrower may not prepay Term B-4 Loans or any Extended Term Loans unless such prepayment is accompanied by a pro rata prepayment of Term B-2 Loans or Term Loans of the Class from which such Extended Term Loans were converted (or such Term Loans of such Class have otherwise been repaid in full); provided that for the avoidance of doubt the Borrower may prepay Term Loans other than Term B-4 Loans without a pro rata prepayment of the Term B-4 Loans, and may prepay Term Loans of another Class from which Extended Term Loans may be converted without a pro rata prepayment of such Extended Term Loans.

In the event that, on or prior to the first anniversary of the Restatement Effective Date, there shall occur any amendment, amendment and restatement or other modification of this Agreement which reduces the Applicable Rate with respect to the Term B-5 Loans (other than the replacement of Term B-5 Loans with Extended Term Loans) or any optional prepayment or refinancing of the Term B-5 Loans (other than a refinancing in full of all of the Facilities) with proceeds of the substantially concurrent incurrence of new term loans having lower applicable rates (after giving effect to any premiums, upfront or similar fees or original issue discount paid on such new term loans) than the Applicable Rate for the Term B-5 Loans as of the Restatement Effective Date, each such amendment, amendment and restatement, modification, prepayment or refinancing, as the case may be, shall be accompanied by a fee or prepayment premium, as applicable, equal to 1.0% of the principal amount of Term B-5 Loans outstanding on the effective date of such amendment or that are repaid or refinanced, as applicable. Notwithstanding the foregoing, the Borrower may not prepay Term B-5 Loans or any Extended Term Loans unless such prepayment is accompanied by a pro rata prepayment of Term B-2 Loans or Term Loans of the Class from which such Extended Term Loans were converted (or such Term Loans of such Class have otherwise been repaid in full); provided that for the avoidance of doubt the Borrower may prepay Term Loans other than Term B-5 Loans without a pro rata prepayment of the Term B-5 Loans, and may prepay Term Loans of another Class from which Extended Term Loans may be converted without a pro rata prepayment of such Extended Term Loans.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or 2.05(a)(ii) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(iv) Each prepayment of Term Loans pursuant to this Section 2.05(a) shall be applied to repayments thereof required pursuant to Section 2.07(a) in the manner as directed by the Borrower.

(b) Mandatory.

(i) Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrower shall cause to be prepaid the Term Loans in an amount equal to (A) 50% of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the fiscal year ended December 31, 2007) minus (B) the sum of (i) all voluntary prepayments of Term Loans during such fiscal year and (ii) all voluntary prepayments of Revolving Credit Loans during such fiscal year to the extent the Revolving Credit Commitments are permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (i) and (ii), to the extent such prepayments are not funded with the proceeds of Indebtedness; provided that if the Total Leverage Ratio as of the last day of the fiscal year covered by such financial statements is less than 5.25:1, the Borrower shall make prepayments of Loans in an aggregate amount equal to 25% of Excess Cash Flow for the fiscal year covered by such financial statements and no payment of any Loans shall be required under this Section 2.05(b)(i) if the Total Leverage Ratio as of the last day of the fiscal year covered by such financial statements is less than 4.5:1.

(ii)(A) If (x) the Borrower or any Restricted Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d) (in the case of clause (d)(i) to the extent constituting a Disposition by any Restricted Subsidiary to a Loan Party), (e), (g), (h), (i), (l), (n) or (o)), or (y) any Casualty Event occurs, which in the aggregate results in the realization or receipt by the Borrower or such Restricted Subsidiary of Net Cash Proceeds, the Borrower shall cause to be prepaid on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds Term Loans in an amount equal to 100% of all Net Cash Proceeds (other than Excluded Net Cash Proceeds) received; provided that no such prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.05(b)(ii)(B) (which notice may only be provided if no Event of Default has occurred and is then continuing);

(B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A)) or any Casualty Event, at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business within (x) fifteen (15) months following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within fifteen (15) months following receipt thereof, within ninety (90) days of the date of such legally binding commitment; provided that (i) so long as an Event of Default shall have occurred and be continuing, the Borrower (x) shall not be permitted to make any such reinvestments (other than pursuant to a legally binding commitment that the Borrower entered into at a time when no Event of Default is continuing) and (y) shall not be required to apply such Net Cash Proceeds which have been previously applied to prepay Revolving Loans to the prepayment of Term Loans until such time as the relevant investment period has expired and no Event of Default is continuing and (ii) if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Term Loans as set forth in this Section 2.05.

(iii) If the Borrower or any Restricted Subsidiary (A) incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03 or (B) issues or incurs Indebtedness in respect of Additional Senior Secured Notes pursuant to Section 7.03(v), the Borrower shall cause to be prepaid the Term Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.

(iv) If for any reason the aggregate Revolving Credit Exposures at any time exceeds the aggregate Revolving Credit Commitments then in effect (including pursuant to Section 2.17(b)), the Borrower shall promptly prepay or cause to be promptly prepaid Revolving

Credit Loans and Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(iv) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans such aggregate Outstanding Amount exceeds the aggregate Revolving Credit Commitments then in effect.

(v) Each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied in respect of prepayments pursuant to Section 2.05(b) (other than prepayments pursuant to Section 2.05(b)(iii) in respect of the issuance or incurrence of Indebtedness in respect of Additional Senior Secured Notes pursuant to Section 7.03(v)), to prepay the Term Loans pro rata across each Class, and in respect of mandatory prepayments required pursuant to Section 2.05(b)(iii) in respect of the issuance or incurrence of Indebtedness in respect of Additional Senior Secured Notes pursuant to Section 7.03(v), at the direction of the Borrower either (A) first to prepay the Term Loans with the earliest Maturity Date pro rata across all such Term Loans having such identical Maturity Date, and thereafter to prepay the remaining Term Loans pro rata across each Class of such Term Loans or (B) to prepay the Term Loans pro rata across each Class, in each case, applied in direct order of maturity to repayments thereof required pursuant to Section 2.07(a); and each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares, subject to clause (vii) of this Section 2.05(b). Each prepayment of Term Loans pursuant to Section 2.05(b) shall be allocated among the Borrower and the Subsidiary Borrowers pro rata in accordance with their then-outstanding Designated Amounts except as otherwise specified by the Borrower in writing.

(vi) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment.

(vii) Each Term Lender may, at its option, decline all or a portion of any mandatory payment applicable to the Term Loans of such Lender pursuant to this Section 2.05(b). With respect to the amount of any mandatory prepayment described in this Section 2.05(b) that is allocated to the Term Loans (such amounts, the “Mandatory Prepayment Amount”), the Borrower will, on or prior to the date specified in this Section 2.05(b) for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Term Lender a notice in substantially the form of Exhibit J (each, a “Prepayment Option Notice”) as described below and, on such specified prepayment date, deposit with the Administrative Agent the Mandatory Prepayment Amount. As promptly as practicable after receiving such notice from the Borrower (but in any event within two (2) Business Days thereafter), the Administrative Agent will send to each Term Lender a Prepayment Option Notice, and shall include an offer by the Borrower to prepay on the Prepayment Date the Term Loans of such Lender by an amount equal to the portion of the Mandatory Prepayment Amount indicated in such Lender’s Prepayment Option Notice as being applicable to such Lender’s Term Loans. The “Prepayment Date” in respect of any Prepayment Option Notice shall be the date which is five Business Days after the date of such Prepayment Option

Notice. On the Prepayment Date, the Administrative Agent shall (A) apply the Mandatory Prepayment Amount toward prepayment of the outstanding Term Loans in respect of which Lenders have accepted mandatory prepayment as described above and (B) return the remaining portion of the Mandatory Prepayment Amount not accepted by the Term Lenders to the Borrower to be retained by it; provided that to the extent that any such amounts not accepted by the Term Lenders would give rise to the obligation of the Borrower to make an offer to repurchase any New Notes, such amounts shall instead be applied to repay the Term Loans as otherwise provided herein.

(viii) Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of this Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05(b), other than on the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

SECTION 2.06. Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof and (iii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess, such sublimit shall be automatically reduced by the amount of such excess. The amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrower. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Term Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the making of such Term Lender’s Term Loans pursuant to Section 2.01(a).

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit, or the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07); provided that the Borrower may elect to reduce the amount of Original Maturity Revolving Credit Commitments independently of any reductions in the amount of Extended Maturity Revolving Credit Commitments. All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

SECTION 2.07. Repayment of Loans.

(a) Term Loans. Each of the Borrower and the Subsidiary Borrowers shall, jointly and severally, repay to the Administrative Agent (with any such payments to be allocated among the Borrower and the Subsidiary Borrowers ratably in accordance with their then outstanding Designated Amounts except as specified by the Borrower in writing):

(i) for the ratable account of the Term Lenders holding Term B-2 Loans, Term B-4 Loans and Term B-5 Loans, on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Amendment No. 2 Effective Date, an aggregate amount equal to 0.25% of the aggregate amount of all Term B-2 Loans outstanding on the Amendment No. 2 Effective Date (including any Term B-2 Loans that were extended and converted into Term B-4 Loans on the Amendment No. 5 Effective Date and any Term B-2 Loans that were extended and converted into Term B-5 Loans on the Restatement Effective Date); provided, that (A) such payments shall be reduced (with such reduction applied ratably among Term B-2 Loans, Term B-4 Loans and Term B-5 Loans) as a result of the application of prepayments of Term Loans made after the Amendment No. 2 Effective Date and on or prior to the Restatement Date in accordance with the applicable order of priority set forth in Section 2.05, and (B) such payments of any Class of Term Loans shall be further reduced as a result of the application of prepayments of such Class of Term Loans made after the Restatement Date in accordance with the applicable order of priority set forth in Section 2.05; and

(ii) for the ratable account of the applicable Class of Term Lenders, on the Maturity Date for any Class of Term Loans, the aggregate principal amount of all Term B-2 Loans, Term B-4 Loans and Term B-5 Loans, as applicable, outstanding on such date.

(b) Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the applicable Revolving Credit Facility the aggregate principal amount of all of its Original Maturity Revolving Credit Loans and Extended Maturity Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans. The Borrower shall repay its Swing Line Loans on the earlier to occur of (i) the date five (5) Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

SECTION 2.08. Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate, (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans.

(b) The Borrower shall pay interest on past due amounts hereunder (after giving effect to any applicable grace periods) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) [Reserved].

(e) [Reserved].

SECTION 2.09. Fees. In addition to certain fees described in Sections 2.03(h) and (i):

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate with respect to commitment fees times the actual daily amount by which the aggregate Revolving Credit Commitment exceeds the sum of (A) Outstanding Amount of Revolving Credit Loans and (B) the Outstanding Amount of L/C Obligations; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee shall accrue at all times from the Closing Date until the applicable Maturity Date for the Original Maturity Revolving Credit Facility and from the Restatement Date until the applicable Maturity Date for the Extended Maturity Revolving Credit Facility , including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for the applicable Revolving Credit Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

SECTION 2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of three hundred and sixty-five (365)/three hundred and sixty-six (366) days and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11. Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.12. Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the

Administrative Agent may, but at the direction of Required Lenders shall, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.13. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations and Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.14. Incremental Credit Extensions.

(a) The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (i) one or more additional tranches of term loans (the “Incremental Term Loans”) or (ii) one or more increases in the amount of any Class of Revolving Credit Commitments (each such increase, a “Revolving Commitment Increase”), provided that (A) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Default or Event of Default shall exist and (B) the Borrower shall be in compliance with each of the covenants set forth in Section 7.11 determined on a Pro Forma Basis as of the date of such Incremental Term Loan or Revolving Commitment Increase and the last day of the most recent Test Period, as if such Incremental Term Loans or Revolving Commitment Increases, as applicable, had been outstanding on the last day of such fiscal quarter of the Borrower for testing compliance therewith. Each tranche of Incremental Term Loans and each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $25,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Term Loans and the Revolving Commitment Increases (other than (x) for the avoidance of doubt those established in respect of Extended Term Loans or Extended Revolving Credit Commitments pursuant to Section 2.17 and (y) Replacement Revolving Commitments) shall not exceed the sum of (x) $500,000,000 plus (y) the aggregate amount of principal payments made in respect of the Term Loans as of such Incremental Facility Closing Date.

(b) The Incremental Term Loans (i) shall rank pari passu in right of payment and of security with the Revolving Credit Loans and the Term Loans, (ii) shall not mature earlier than the Maturity Date with respect to the Term Loans, (iii) shall not have a weighted average life to maturity that is shorter than the weighted average life to maturity with respect to the Term Loans and (iv) except as set forth above, shall be treated substantially the same as the Term Loans (in each case, including with respect to mandatory and voluntary prepayments), provided that (A) the terms and conditions applicable to Incremental Term Loans may be materially different from those of the Term Loans to the extent such differences are reasonably acceptable to the Arrangers and (B) the interest rates and amortization schedule applicable to the Incremental Term Loans shall be determined by the Borrower and the lenders thereof.

(c) Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Revolving Commitment Increases. Incremental Term Loans may be made, and Revolving Commitment Increases may be provided, by any existing Lender (and each existing Term Lender will have the right, but not an obligation, to make a portion of any Incremental Term Loan, and each existing Revolving Credit Lender will have the right, but not an obligation, to provide a portion of any Revolving Commitment Increase (other than any Replacement Revolving Commitment), in each case on terms permitted in this Section 2.14 and otherwise on terms reasonably acceptable to the Administrative Agent) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that the Administrative Agent and the Borrower shall have consented (not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases if such consent would be required under Section 10.07(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender. Commitments in respect of Incremental Term Loans and Revolving Commitment Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. The Borrower will use the proceeds of the Incremental Term Loans and Revolving Commitment Increases for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans or Revolving Commitment Increases, unless it so agrees.

(d) Upon each increase in the Revolving Credit Commitments pursuant to this Section, (i) each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swing Line Loans held by each Revolving Credit Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (ii) if, on the date of such increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.05. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(e) This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

SECTION 2.15. The Administrative Borrower. Each Subsidiary Borrower hereby appoints the Borrower as the administrative borrower hereunder, and the Borrower shall act under this Agreement as the agent, attorney-in-fact and legal representative of such Subsidiary Borrower for all purposes, including receiving account statements and other notices and communications to such Subsidiary Borrower from the Administrative Agent or any Lender and receiving proceeds of the Term B-2 Loans. The Administrative Agent and the Lenders may rely, and shall be fully protected in relying, on any certificate, report, information or any notice or communication made or given by the Borrower, whether in its own name or on behalf of a Subsidiary Borrower, and neither the Administrative Agent nor any Lender shall have any obligation to make any inquiry or request any confirmation from or on behalf of any Subsidiary Borrower as to the binding effect on it of any such notice or request.

SECTION 2.16. [Reserved].

SECTION 2.17. Extension Offers.

(a) Pursuant to one or more offers made from time to time by the Borrower to all Term Lenders holding Term Loans of a specified Class(es) with notice to the Administrative Agent, on a pro rata basis (based on the aggregate outstanding Term Loans) and on the same terms (‘Term Pro Rata Extension Offers’), the Borrower is hereby permitted to consummate transactions with individual Term Lenders from time to time to extend the maturity date of such Lender’s Term Loans and to otherwise modify the terms of such Lender’s Term Loans pursuant to the terms of the relevant Term Pro Rata Extension Offer (including without limitation increasing the interest rate or fees payable in respect of such Lender’s Term Loans and/or modifying the amortization schedule in respect of such Lender’s Term Loans). Pursuant to one or more offers made from time to time by the Borrower to all Revolving Credit Lenders with notice to the Administrative Agent, on a pro rata basis (based on the aggregate outstanding Revolving Credit Commitments) and on the same terms (“Revolving Pro Rata Extension Offers” and, together with Term Pro Rata Extension Offers, “Pro Rata Extension Offers”), the Borrower is hereby permitted to consummate transactions with individual Revolving Credit Lenders from time to time to extend the maturity date of such Lender’s Revolving Credit Commitments and to otherwise modify the terms of such Lender’s Revolving Credit Commitments pursuant to the terms of the relevant Revolving Pro Rata Extension Offer (including without limitation increasing the interest rate or fees payable in respect of such Lender’s Revolving Credit Commitments). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentences shall mean, (i) when comparing Term Pro Rata Extension Offers, that the Term Loans are offered to be extended for the same amount of time and that the interest rate changes and fees payable in respect thereto are the same and (ii) when comparing Revolving Pro Rata Extension Offers, that the Revolving Credit Commitments are offered to be extended for the same amount of time and that the interest rate changes and fees payable in respect thereto are the same. Any such extension (an “Extension”) agreed to between the Borrower and any such Lender (an “Extending Lender”) will be established under this Agreement pursuant to an amendment (an “Extension Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Extending Lender and the Administrative Agent (which Extension Amendment, for the avoidance of doubt, shall not require the consent of any other Lender).

(b) Each Extension Amendment shall specify the terms of the applicable extended Term Loan (any such extended Term Loan, an “Extended Term Loan”) and/or extended Revolving Credit Commitment (any such extended Revolving Credit Commitment, an “Extended Revolving Credit Commitment”); provided that (i) except as to interest rates, fees, amortization, final maturity date, subordinated collateral arrangements, if any, and subordinated voluntary and mandatory prepayment arrangements, if any (which shall be determined by the Borrower and set forth in the Pro Rata Extension Offer), the Extended Term Loans shall have (x) the same terms as the Term B-4 Loans, or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent and (ii) except as to interest rates, fees, final maturity, subordinated collateral arrangements, if any, and subordinated voluntary and mandatory prepayment arrangements, if any, any Extended Revolving Credit Commitment shall be a Revolving Credit Commitment with the same terms as the Revolving Credit Loans; provided, however, that (A) the interest rate margins for any (1) Extended Term Loan, shall not be greater than the highest interest rate margins that may, under any circumstances, be payable with respect to Term B-4 Loans or any other Extended Term Loans, plus in each case 25 basis points (and the interest rate margins applicable to the Term B-4 Loans or any other Extended Term Loans, as applicable, shall be increased to the extent necessary to achieve the foregoing) and (2) any Extended Revolving Credit Commitment, shall not be greater than the highest interest rate margins that may, under any circumstances, be payable with respect to any previously issued Extended Revolving Credit Commitment plus in each case 25 basis points (and the interest rate margins applicable to any other Extended Revolving Credit Commitment, shall be increased to the extent necessary to achieve the foregoing) and (B) solely for purposes of the foregoing clause (A), the interest rate margins applicable to any Extended Term Loan or Extended Revolving Credit Commitment shall be deemed to (1) include all upfront or similar fees or original issue discount payable generally to Lenders providing such Extended Term Loans or Extended Revolving Credit Commitments based on an assumed four-year life to maturity or any minimum Eurocurrency Rate and (2) exclude customary consent fees payable to Lenders and arrangement fees payable to arrangers in connection with such Pro Rata Extension Offer.

(c) Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan and/or such Extending Lender’s Revolving Credit Commitment will be automatically designated an Extended Revolving Credit Commitment. For the avoidance of doubt, the commitments and obligations of any Swing Line Lender or L/C Issuer can only be extended pursuant to an Extension or otherwise with such Person’s consent.

(d) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.17), (i) no Extended Term Loan or Extended Revolving Credit Commitment is required to be in any minimum amount or any minimum increment; provided that the aggregate amount of (A) Extended Term Loans for any new Class of Term Loans made in connection with any Pro Rata Extension Offer shall be at least $50,000,000 and (B) Extended Revolving Commitment for any new Class of Revolving Credit Commitments made in connection with any Pro Rata Extension Offer shall be at least $25,000,000, (ii) any Extending Lender may extend all or any portion of its Term Loans and/or Revolving Credit Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan and/or Extended Revolving Credit Commitment) and (iii) there shall be no condition to any Extension of any Loan or Revolving Credit Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan or Extended Revolving Credit Commitment implemented thereby.

(e) Each extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided that the Borrowers shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

(f)(i) Notwithstanding the foregoing, from time to time after the Amendment No. 5 Effective Date, upon notice by the Borrower to the Administrative Agent, banks or other financial institutions (“New Revolving Commitment Lenders”), which may or may not be existing Lenders, may elect to provide a new Revolving Credit Commitment (a “New Revolving Credit Commitment”) hereunder; provided that, to the extent such banks or other financial institutions are not existing Lenders, such banks or institutions shall be reasonably acceptable to the Administrative Agent, Swing Line Lender and L/C Issuer. Such New Revolving Credit Commitment will be in an amount (the “New Revolving Amount”) and have the terms specified in the notice to the Administrative Agent; provided that except as to interest rates, fees, final maturity, subordinated collateral arrangements, if any, and subordinated voluntary and mandatory prepayment arrangements, if any (and subject to clause (f)(iii) below), any New Revolving Credit Commitment shall be a Revolving Credit Commitment with the same terms as the Revolving Credit Loans. Upon receipt of a New Revolving Credit Commitment, the Borrower shall make a Pro Rata Extension Offer to all existing Revolving Credit Lenders to extend the maturity date of their Revolving Credit Commitments on the same terms as the New Revolving Credit Commitment (each Revolving Credit Lender that accepts such Pro Rata Extension Offer, an “Electing Lender,” and each existing Revolving Credit Lender that is not an Electing Lender, a “Non-Electing Lender”). Following such election (i) the Revolving Credit Commitments of all existing Revolving Credit Lenders will be permanently reduced by an aggregate amount equal to the New Revolving Amount in the manner specified by Section 2.06(c) and (ii) the New Revolving Credit Commitment of the New Revolving Commitment Lenders will become effective and the aggregate Revolving Credit Commitment shall be increased by the New Revolving Amount. In connection with the foregoing, each Electing Lender may further elect with the consent of the Borrower (a “Further Election”) to provide a New Revolving Credit Commitment hereunder in an amount such that after giving effect to all New Revolving Credit Commitments, the amount of such Electing Lender’s Revolving Credit Commitment will equal the amount of such Electing Lender’s Revolving Credit Commitment prior to any such reduction. In the event any Electing Lender has made a Further Election, the reduction of all Revolving Credit Commitments contemplated by the second preceding sentence will instead be made in an aggregate amount to reflect the New Revolving Amount of the New Revolving Commitment Lenders and the new commitments of all Electing Lenders making a Further Election. Subject to the foregoing, the New Revolving Credit Commitments of the New Revolving Commitment Lenders and the new commitments of all Electing Lenders making a Further Election will otherwise be incorporated as Revolving Credit Commitments hereunder in the same manner in which Extended Revolving Credit Commitments are incorporated hereunder pursuant to this Section 2.17, including without limitation for purposes of Section 2.17(e).

(ii) For the avoidance of doubt, after giving effect to such New Revolving Credit Commitments (“Post Effectiveness”), (1) the aggregate amount of Revolving Credit Commitments of all Classes derived from each Class in effect prior to such New Revolving Credit Commitments will be the same as the aggregate amount of Revolving Credit Commitments of each Class in effect prior to giving effect to such New Revolving Credit Commitments (“Pre-Effectiveness”), (2) the Revolving Credit Lenders that are Non-Electing Lenders will have Revolving Credit Commitments with the same terms as the Revolving Credit Commitment in effect Pre-Effectiveness, (3) the Revolving Credit Lenders that are Electing Lenders will have Revolving Credit Commitments with the same terms as the New Revolving Credit Commitment, (4) each Revolving Credit Lender that is an Electing Lender that has made a Further Election will have an aggregate amount of Revolving Credit Commitments equal to the amount of Revolving Credit Commitments it had Pre-Effectiveness and (5) the New Revolving Commitment Lender will have a Revolving Credit Commitment on the terms of the New Revolving Credit Commitment in an aggregate amount equal to the New Revolving Amount.

(iii) With respect to any New Revolving Credit Commitment established after the Amendment Effective Date, other than the initial New Revolving Credit Commitment established after the Amendment Effective Date (the “Initial New Revolving Commitment”), (A) the interest rate margins for any New Revolving Credit Commitment shall not be greater than the highest interest rate margins that may, under any circumstances, be payable with respect to any New Revolving Commitment plus 25 basis points (and the interest rate margins applicable to any New Revolving Credit Commitment shall be increased to the extent necessary to achieve the foregoing), (B) solely for purposes of the foregoing clause (A), the interest rate margins applicable to any New Revolving Credit Commitment shall be deemed to (1) include all upfront or similar fees or original issue discount payable generally to Lenders providing such New Revolving Credit Commitments based on an assumed four-year life to maturity or any minimum Eurocurrency Rate and (2) exclude customary consent fees payable to Lenders and arrangement fees payable to arrangers in connection with such New Revolving Commitments.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

SECTION 3.01. Taxes.

(a) Except as provided in this Section 3.01, any and all payments by the Borrower (the term Borrower under Article III being deemed to include any Subsidiary for whose account a Letter of Credit is issued) to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding in the case of each Agent and each Lender, taxes imposed on or measured by its net or gross income (including branch profits), and franchise (and similar) taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized or maintains a Lending Office, and all liabilities (including additions to tax, penalties and interest) with respect thereto (in each case, other than any such tax or liability arising solely from any Agent or any Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), and any United States federal withholding taxes under Section 1471 through 1474 of the Code, or any amended or successor provision thereto, and, in each case, any regulations promulgated thereunder and any interpretation or other guidance issued in connection therewith. All non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities described in the immediately preceding sentence are hereinafter referred to as “Taxes.” If the Borrower shall be required by any Laws to deduct any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the appropriate Governmental Authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), the Borrower shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. If the Borrower fails to pay any Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence, the Borrower shall indemnify such Agent and such Lender for any incremental taxes, interest or penalties that may become payable by such Agent or such Lender arising out of such failure.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which, in each case, arise from any payment made under any Loan Document or from the execution or delivery of any Loan Document or otherwise with respect to the exercise by a Lender of its rights under any Loan Document (hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.01) paid by such Agent and such Lender and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed by the relevant Governmental Authority; provided such Agent or Lender, as the case may be, provides the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(c) shall be made within thirty (30) days after the date such Lender or such Agent makes a written demand therefor.

(d) The Borrower shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, to the extent that such Lender or such Agent becomes subject to Taxes subsequent to the Closing Date (or, if later, the date such Lender or Agent becomes a party to this Agreement) as a result of a change in the place of organization of such Lender or Agent or a change in the lending office of such Lender, except to the extent that any such change is requested in writing by the Borrower or is otherwise required pursuant to the terms of this Agreement (and provided that nothing in this clause (d) shall be construed as relieving the Borrower from any obligation to make such payments or indemnification in the event of a change in lending office or place of organization that precedes a change in Law to the extent such Taxes result from a change in Law).

(e) Notwithstanding anything else herein to the contrary, if a Lender or an Agent is subject to withholding tax imposed by any jurisdiction in which the Borrower is formed or organized at a rate in excess of zero percent at the time such Lender or such Agent, as the case may be, first becomes a party to this Agreement, withholding tax imposed by such jurisdiction at such rate shall be considered excluded from Taxes unless and until such Lender or Agent, as the case may be, provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided that, if at the date of the Assignment and Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under clause (a) of this Section 3.01 in respect of withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) withholding tax, if any, applicable with respect to the Lender assignee on such date.

(f) If any Lender or Agent determines, in its reasonable discretion, that it has received a refund or overpayment credit in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall promptly remit such refund or the amount of such credit (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund (or such credit) plus any interest included in such refund by the relevant Governmental Authority attributable thereto) to the Borrower, net of all out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (or such credit) to such party in the event such party is required to repay such refund (or such credit) to the relevant Governmental Authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund (or such credit) received from the relevant Governmental Authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(g) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the sole judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no economic, legal, regulatory or other disadvantage, and provided further that nothing in this Section 3.01(g) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (c).

SECTION 3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by such

Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

SECTION 3.03. Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of net income or gross income (including branch profits), and franchise (and similar) taxes imposed in lieu of net income taxes, by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or maintains a Lending Office, and (iii) reserve requirements contemplated by Section 3.04(c), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to Section 3.04(a), (b) or (c) for any such increased cost or reduction incurred more than one hundred and eighty (180) days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefor, provided further that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the sole judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no economic, legal, regulatory or other disadvantage, and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

SECTION 3.05. Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

SECTION 3.06. Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, no Borrower shall be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurocurrency Rate Loans, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue from one Interest Period to another any Eurocurrency Rate Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

SECTION 3.07. Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

(e) As a means of effecting the foregoing provisions of this Section 3.07, the Borrower may alternatively (x) terminate the Commitment of such Defaulting Lender and repay all obligations of the Borrower owing to such Defaulting Lender relating to Loans and participations held by such Defaulting Lender as of such termination date and, at its option, replace such terminated Commitment with a Commitment provided by a Lender or an Additional Lender (and any repayment of obligations owing to such Defaulting Lender may be made from the proceeds of a Borrowing from a Lender or an Additional Lender not to exceed the principal amount of outstanding Loans in respect of such terminated Commitment), or (y) if the Commitment of such Defaulting Lender cannot be terminated under any applicable Laws, increase the Commitments of the applicable Facility by Commitments provided by a Lender or an Additional Lender in an amount equal to the Commitment of such Defaulting Lender and subsequently terminate the Commitment of such Defaulting Lender when such termination may be effected.

SECTION 3.08. Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

SECTION 4.01. [Reserved]

SECTION 4.02. Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document (except for Credit Extensions on the Closing Date, only the representations contained in Sections 5.01, 5.02, 5.04, 5.13, 5.16 and 5.18) shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that, any representation and warranty made on or as of the Closing Date that is qualified as to “Material Adverse Effect” shall be deemed to be qualified by a “Company Material Adverse Effect.”

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agents and the Lenders that:

SECTION 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Restricted Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transaction, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03. Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, waived, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

SECTION 5.05. Financial Statements; No Material Adverse Effect.

(a)(i) The Audited Financial Statements and the Unaudited Financial Statements fairly present in all material respects the financial condition of West and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein. During the period from December 31, 2005 to and including the Closing Date, there has been (i) no sale, transfer or other disposition by West or any of its Subsidiaries of any material part of the business or property of West or any of its Subsidiaries, taken as a whole and (ii) no purchase or other acquisition by West or any of its Subsidiaries of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of West and its Subsidiaries, in each case, which is not reflected in the foregoing financial statements or in the notes thereto, has not been publicly disclosed in filings with the SEC prior to the Closing Date or has not otherwise been disclosed in writing to the Lenders prior to the Closing Date.

(ii) The unaudited pro forma consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2005 and June 30, 2006 (including the notes thereto) (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of operations and cash flows of the Borrower and its Subsidiaries for the 12-month period ending on each such date (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred on such date or at the beginning of such period, as the case may be) to the Transaction, each material acquisition by West or any of its Subsidiaries consummated after December 31, 2005 and prior to the Closing Date and all other transactions that would be required to be given pro forma effect by Regulation S-X promulgated under the Exchange Act (including other adjustments consistent with the definition of Pro Forma Adjustment or as otherwise agreed between the Borrower and the Arrangers). The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis and in accordance with GAAP the estimated financial position of the Borrower and its Subsidiaries as at December 31, 2005 and June 30, 2006, as the case may be, and their estimated results of operations for the periods covered thereby, assuming that the events specified in the preceding sentence had actually occurred at such date or at the beginning of the periods covered thereby.

(b) Since December 31, 2005, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c) The forecasts of consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries for each fiscal year ending after the Closing Date through 2011, copies of which have been furnished to the Administrative Agent prior to the Closing Date in a form reasonably satisfactory to it, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(d) As of the Closing Date, neither the Borrower nor any Subsidiary has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 5.05, (ii) obligations arising under this Agreement and the New Notes, (iii) liabilities reflected or reserved against on the audited consolidated balance sheet of West and its Subsidiaries as of December 31, 2005 or as disclosed in the notes thereto (as supplemented by liabilities reflected or reserved against on consolidated balance sheet of West and its Subsidiaries as of June 30, 2006 or as disclosed in the notes thereto) and (iv) liabilities incurred in the ordinary course of business) that, either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.08. Ownership of Property; Liens. Each Loan Party and each of its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.09. Environmental Compliance.

(a) There are no claims, actions, suits, or proceedings alleging potential liability or responsibility for violation of, or otherwise relating to, any Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as specifically disclosed in Schedule 5.09 or except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the properties currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries or, to its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of by any Person on any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries and Hazardous Materials have not otherwise been released, discharged or disposed of by any of the Loan Parties and their Subsidiaries at any other location.

(c) The properties owned, leased or operated by the Borrower and the Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d) Except as specifically disclosed in Schedule 5.09, neither the Borrower nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f) Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties and their Subsidiaries has contractually assumed any liability or obligation under or relating to any Environmental Law.

SECTION 5.10. Taxes. Except as set forth in Schedule 5.10 and except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and its Subsidiaries have filed all Federal and state income tax returns and all other material tax returns and reports required to be filed, and have paid all material Federal and state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are not overdue by more than thirty (30) days or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

SECTION 5.11. ERISA Compliance.

(a) Except as set forth in Schedule 5.11 or as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b)(i) No ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Pension Plan; (ii) no Pension Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.12. Subsidiaries; Equity Interests; Borrower Information. As of the Closing Date, neither the Borrower nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12(a) and all of the outstanding Equity Interests in material wholly owned Restricted Subsidiaries have been validly issued, are fully paid and nonassessable and all Equity Interests owned by a Loan Party are owned free and clear of all Liens except any Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.12(a) (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of the Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement. Schedule 5.12(b) sets forth as of the Closing Date the name, address of principal place of business and tax identification number of the Borrower.

SECTION 5.13. Margin Regulations; Investment Company Act.

(a) Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the FRB.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 5.14. Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Arranger, any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

SECTION 5.15. Intellectual Property; Licenses, Etc. Each of the Loan Parties and their Restricted Subsidiaries own, license or possess the right to use, all of the United States and foreign trademarks, service marks, logos, trade names, domain names, copyrights, patents, patent rights, licenses, trade secrets, proprietary information, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, without conflict with the rights of any Person, except to the extent such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No IP Rights, advertising, product, process, method, substance, part or other material used by any Loan Party or any Subsidiary in the operation of their respective businesses as currently conducted infringes upon any rights held by any Person and no Person infringes upon any rights of any Loan Party or any Subsidiary except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights, is pending or, to the knowledge of the Borrower, threatened against any Loan Party or Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.16. Solvency. On the Closing Date after giving effect to the Transaction, the Loan Parties, on a consolidated basis, are Solvent.

SECTION 5.17. Labor Matters. There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary. There will be no change in a classification of employees or agents of the Borrower and any of its Subsidiaries that could trigger a requirement on the part of the Borrower or the relevant subsidiary to assume additional obligations or liabilities with respect to wages and benefits of such employees or agents, that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.

SECTION 5.18. Subordination of Junior Financing. The Obligations are “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, the Senior Notes Indenture and any Junior Financing Documentation.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

SECTION 6.01. Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower beginning with the 2006 fiscal year, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte & Touche LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, and in any event no later than ninety (90) days after the end of each fiscal year of the Borrower (or, solely with respect to the first fiscal year immediately following the Closing Date, one hundred twenty (120) days), a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect; and

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent thereof) or (B) the Borrower’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to Holdings (or a parent thereof), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of Deloitte & Touche LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

SECTION 6.02. Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) Business Days after the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent registered public accounting firm certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default under Section 7.11 or, if any such Event of Default shall exist, stating the nature and status of such event;

(b) no later than five (5) Business Days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower and, if such Compliance Certificate demonstrates an Event of Default of any covenant under Section 7.11, any of the Equity Investors may deliver, together with such Compliance Certificate, notice of their intent to cure (a “Notice of Intent to Cure”) such Event of Default pursuant to Section 8.05; provided that the delivery of a Notice of Intent to Cure shall in no way affect or alter the occurrence, existence or continuation of any such Event of Default or the rights, benefits, powers and remedies of the Administrative Agent and the Lenders under any Loan Document until the Cure Amount has been received (unless the Loans and other obligations under the Loan Documents have been declared due and payable pursuant to Section 8.02(b));

(c) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of any New Notes Documentation or Junior Financing Documentation in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(e) together with the delivery of each Compliance Certificate pursuant to Section 6.02(b), (i) a report setting forth the information required by Section 3.03(c) of the Security Agreement (or confirming that there has been no change in such information since the Closing Date or the date of the last such report), (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) and (iii) an updated list of each Subsidiary that identifies each Subsidiary as a Restricted or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate (or confirming that there has been no change in such information since the Closing Date or the date of the last such update); and

(f) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. For purposes of this Section 6.02, paper copies shall include copies delivered by facsimile transmission or electronically (such as “tif,” “pdf” and similar file formats delivered by email).

SECTION 6.03. Notices. Promptly after obtaining knowledge thereof, notify the Administrative Agent (for prompt notification to each Lender):

(a) of the occurrence of any Default; and

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (i) breach or nonperformance of, or any default or event of default under, a Contractual Obligation of any Loan Party or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority, (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights or the assertion or occurrence of any noncompliance by any Loan Party or as any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, or (iv) the occurrence of any ERISA Event.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 6.04. Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or 7.05.

SECTION 6.06. Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

SECTION 6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries or otherwise consistent with past practices) as are customarily carried under similar circumstances by such other Persons.

SECTION 6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.09. Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

SECTION 6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.

SECTION 6.11. Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) Upon the formation or acquisition of any new direct or indirect wholly owned Domestic Restricted Subsidiary (in each case, other than an Unrestricted Subsidiary or an Excluded Subsidiary) by any Loan Party or the designation in accordance with Section 6.15 of any existing direct or indirect wholly owned Domestic Subsidiary as a Restricted Subsidiary (other than an Excluded Subsidiary):

(i) within ninety (90) days after such formation, acquisition or designation:

(A) cause each such Domestic Restricted Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to furnish to the Administrative Agent a description of the Material Real Properties owned by such Domestic Restricted Subsidiary, in detail reasonably satisfactory to the Administrative Agent;

(B) cause (x) each such Domestic Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent Mortgages, Security Agreement Supplements, Intellectual Property Security Agreements and other security agreements and documents (including, with respect to Mortgages, the documents listed in Section 6.13(b)), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Mortgages, Security Agreement, Intellectual Property Security Agreements and other security agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement (provided that, if a mortgage tax will be owed on the entire amount of the indebtedness evidenced hereby, then the amount secured by the Mortgage shall be limited to the fair market value of the property at the time the Mortgage is entered into but only if the effect of such limitation is to cause such mortgage tax to be calculated based upon such fair market value) and (y) each direct or indirect parent of each such Domestic Restricted Subsidiary that is required to be a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent such Security Agreement Supplements and other security agreements as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C) (x) cause each such Domestic Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany Indebtedness held by such Domestic Restricted Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Administrative Agent and (y) cause each direct or indirect parent of such Domestic Restricted Subsidiary that is required to be a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing the outstanding Equity Interests (to the extent certificated) of such Domestic Restricted Subsidiary that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany Indebtedness issued by such Domestic Restricted Subsidiary and required to be pledged in accordance with the Collateral Documents, indorsed in blank to the Administrative Agent;

(D) take and cause such Domestic Restricted Subsidiary and each direct or indirect parent of such Domestic Restricted Subsidiary to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements and delivery of stock and membership interest certificates) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity;

(ii) within thirty (30) days after the request therefor by the Administrative Agent, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request; and

(iii) as promptly as practicable after the request therefor by the Administrative Agent, deliver to the Administrative Agent with respect to each parcel of Material Real Property that is owned by such Domestic Restricted Subsidiary, any existing title reports, surveys or environmental assessment reports;

provided, however, that the Borrower may elect, in its sole discretion, to cause any Excluded Subsidiary to become a Guarantor, in which case, such Excluded Subsidiary shall comply with this clause (a).

(b) The Borrower shall:

(i) obtain the security interests and Senior Guarantees set forth on Schedule 1.01A on or prior to the dates corresponding to such security interests and Senior Guarantees set forth on Schedule 1.01A; and

(ii) after the Closing Date, concurrently with (x) the acquisition of any material personal property by any Loan Party or (y) the acquisition of any Material Real Property by any Loan Party and if such personal property or Material Real Property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, give notice thereof to the Administrative

Agent and promptly thereafter shall cause such assets to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in Section 6.13(b) with respect to real property.

(c) Notwithstanding the foregoing, the Borrower shall not be required to deliver any Mortgages or related documentation prior to the date that is three months after the Closing Date, or such later date as the Administrative Agent may agree.

SECTION 6.12. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

SECTION 6.13. Further Assurances and Post-Closing Conditions.

(a) Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents (subject to the limitations set forth therein and in the definition of Collateral and Guarantee Requirement).

(b) In the case of any Material Real Property referred to in Section 6.11(b), provide the Administrative Agent with Mortgages with respect to such Material Real Property within ninety (90) days, or such longer period as the Administrative Agent may agree, of the acquisition of such real property together with:

(i) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (provided that, if a mortgage tax will be owed on the entire amount of the indebtedness evidenced hereby, then the amount secured by the Mortgage shall be limited to the fair market value of the property at the time the Mortgage is entered into but only if the effect of such limitation is to cause such mortgage tax to be calculated based upon such fair market value);

(ii) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements and in amount, reasonably acceptable to the Administrative Agent (not to exceed the value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid subsisting Liens on the property described therein, free and clear of all defects and encumbrances except for minor defects in title that do not materially interfere with the Loan Party’s ability to conduct business and subject to Liens permitted by Section 7.01, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Administrative Agent may reasonably request;

(iii) opinions of local counsel for the Loan Parties in states in which the such Material Real Property is located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent; and

(iv) such other evidence that all other actions that the Administrative Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages has been taken.

SECTION 6.14. Senior Debt. The Borrower shall maintain the Obligations as “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, the Senior Notes Indenture and any Junior Financing Documentation.

SECTION 6.15. Designation of Subsidiaries. The board of directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower and the Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 7.11 (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the New Notes or any Junior Financing, as applicable, and (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the net book value of the Borrower’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time to the extent surviving such designation.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

SECTION 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date and listed on Schedule 7.01(b) and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed or refinanced by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(c) Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, or for property taxes on property that the Borrower or one if its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment or other charge is to such property;

(d) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property except for accessions to such property other than the property financed by such Indebtedness and the proceeds and the products thereof and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Leases; provided that individual financings of assets provided by one lender may be cross collateralized to other financings of assets provided by such lender (or its affiliates);

(j) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any Restricted Subsidiary or (ii) secure any Indebtedness;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(g), (i), (n), (o) and (v) to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n) Liens on (i) property of any Foreign Subsidiary that is not a Loan Party, which Liens secure Indebtedness of the applicable Foreign Subsidiary permitted under Section 7.03 and (ii) property of any Restricted Subsidiary in favor of any Loan Party;

(o) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.15), in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary (other than any Person that is a Subsidiary at the time of such acquisition of another Person that becomes a Restricted Subsidiary)); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time (or incurred pursuant to a commitment entered into prior to such time) and which require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(e), (g), (h), or (k);

(p) any interest or title of a lessor under leases entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(q) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(r) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02;

(s) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(t) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries, (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business and (iv) otherwise to secure Cash Management Obligations in the ordinary course of business;

(u) Liens solely on any cash earnest money deposits to secure the obligations of the Borrower or any of the Restricted Subsidiaries under any letter of intent or purchase agreement permitted hereunder;

(v) (i) Liens placed upon the Equity Interests of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness incurred pursuant to Section 7.03(g) in connection with such Permitted Acquisition, (ii) Liens placed upon the assets of such Restricted Subsidiary and any of its Subsidiaries to secure a Guarantee by such Restricted Subsidiary and its Subsidiaries of any such Indebtedness incurred pursuant to Section 7.03(g), and (iii) Liens securing Indebtedness permitted under Section 7.03(s) on the property and assets of the Person or Persons (and its or their Equity Interests) acquired with the proceeds of such Indebtedness;

(w) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(x) Liens on the assets of Receivables Subsidiaries in respect of the Receivables Facilities;

(y) Liens (i) incurred by a Receivables Management Subsidiary on Receivables Management Assets securing a Receivables Management Financing permitted under Section 7.03, (ii) on the Equity Interests of any Excluded Receivables Management Subsidiary and its property and assets securing a Receivables Management Financing and (iii) on Receivables Management Assets in connection with any Disposition of Receivables Management Assets by a Receivables Management Subsidiary;

(z) other Liens securing obligations outstanding in an aggregate principal amount not to exceed $75,000,000; and

(aa) Liens securing Additional Senior Secured Notes, provided if the Liens on the Collateral securing such Additional Senior Secured Notes (i) are or intended to be junior in priority to the Liens on the Collateral securing the Obligations, then such Liens shall be subject to a Junior Priority Intercreditor Agreement and (ii) are pari passu to Liens on the Collateral securing the Obligations, then such Liens shall be subject to a Pari Passu Intercreditor Agreement.

SECTION 7.02. Investments. Make or hold any Investments, except:

(a) Investments by the Borrower or a Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors and employees of the Borrower and the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Borrower and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $5,000,000 (net of Returns);

(c) Investments (i) by the Borrower or any Restricted Subsidiary in any Loan Party (excluding any new Restricted Subsidiary which becomes a Loan Party other than as the result of the formation of a new Subsidiary), (ii) by any Restricted Subsidiary that is not a Loan Party in any other such Restricted Subsidiary that is also not a Loan Party and (iii) by the Borrower or any Restricted Subsidiary (A) in any Foreign Subsidiary; provided that such Investment shall not exceed the Foreign Subsidiary Available Investment Basket, (B) in any Foreign Subsidiary consisting of the contribution of Equity Interests of any other Foreign Subsidiary held directly by the Borrower or such Restricted

Subsidiary and if the Foreign Subsidiary to which such contribution is made is not a Wholly Owned Subsidiary, such contribution shall be in exchange for Indebtedness, Equity Interests (including increases in capital accounts) or a combination thereof of the Foreign Subsidiary to which such contribution is made, (C) in any Foreign Subsidiary, constituting an exchange of Equity Interests of such Foreign Subsidiary for Indebtedness of such Foreign Subsidiary and (D) constituting Guarantees of Indebtedness or other monetary obligations of Foreign Subsidiaries owing to any Loan Party (for the avoidance of doubt, it being understood that Investments made pursuant to clause (ii) shall not be deemed to be a utilization of, or an Investment made pursuant to, clause (iii));

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, advances to customers in the ordinary course of business and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments consisting of transactions permitted under Sections 7.01, 7.03, 7.04, 7.05, 7.06 and 7.13, respectively;

(f) Investments (i) existing or contemplated on the Closing Date and set forth on Schedule 7.02(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the Closing Date by the Borrower or any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary and any modification, renewal or extension thereof; provided that, in the case of clauses (i) and (ii), the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.02;

(g) Investments in Swap Contracts permitted under Section 7.03;

(h)(i) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05 and (ii) Investments received from (A) contributions to the Borrower and (B) distributions to the Borrower and its Restricted Subsidiaries from Persons that are not Restricted Subsidiaries;

(i) the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of the Borrower (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(i) (each, a “Permitted Basket Acquisition”):

(A) subject to clause (B) below, the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral to the extent required by the Collateral and Guarantee Requirement and, to the extent required by the Collateral and Guarantee Requirement, each applicable Loan Party, any new Subsidiaries created to affect such acquisition and the acquired Person (including any Subsidiaries of such acquired Person (other than Excluded Subsidiaries)) shall be a Guarantor and shall have complied with the requirements of Section 6.11, within the times specified therein;

(B) to the extent any consideration is paid directly or indirectly by any Loan Party (other than a Foreign Subsidiary) to acquire any Person that becomes a Restricted Subsidiary that is not a Loan Party or assets that will be owned immediately following such acquisition by a Restricted Subsidiary that is not a Loan Party, such consideration shall not exceed the Foreign Subsidiary Available Investment Basket;

(C) the acquired property, assets, business or Person is in a line of business permitted under Section 7.07 (other than non-core assets acquired in connection therewith in contemplation of the Disposition thereof in accordance with Section 7.05(n));

(D)(1) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Borrower and the Restricted Subsidiaries shall be in Pro Forma Compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby and evidenced by a certificate from the Chief Financial Officer of the Borrower demonstrating such compliance calculation in reasonable detail; and

(E) the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(j) the Transaction;

(k) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit under Article 3 of the Uniform Commercial Code and (ii) customary trade arrangements under Article 4 of the Uniform Commercial Code with customers consistent with past practices;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) loans and advances to any direct or indirect parent of the Borrower in lieu of, and not to exceed, at any time then outstanding, the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such parent in accordance with Section 7.06(g);

(n) so long as immediately after giving effect to any such Investment, no Default has occurred and is continuing and the Borrower and the Restricted Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Section 7.11, Investments that do not exceed $150,000,000 (such amount to be increased to $225,000,000 if the Total Leverage Ratio as of the last day of any Test Period is less than 4.0 to 1.0);

(o) so long as immediately after giving effect to any such Investment, no Default has occurred and is continuing and the Borrower and the Restricted Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Section 7.11, Investments that do not exceed the Cumulative Growth Amount;

(p) advances of payroll payments to employees of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(q) Investments to the extent that payment for such Investments is made solely with capital stock of the Borrower;

(r) Investments of a Restricted Subsidiary acquired after the Closing Date or of a corporation merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(s) Guarantees by the Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations of the Borrower or any Restricted Subsidiary that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(t) Investments in respect of the Receivables Facilities (excluding Investments arising in connection with Dispositions of receivables) in accordance with the terms thereof not to exceed $50,000,000 (net of Returns);

(u) Investments by (i) Receivables Management Subsidiaries in Receivables Management Assets, (ii) Receivables Management Subsidiaries that are not Loan Parties in any Receivables Management Subsidiaries, (iii) the Borrower or any Restricted Subsidiary that is a Loan Party in any Receivables Management Subsidiary that is not a Loan Party in an amount not to exceed the greater of (A) $150,000,000 and (B) 5.0% of the consolidated total assets of the Borrower, in each case, net of all Returns, and (iv) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of account debtors and obligors or in settlement of delinquent obligations of, or other disputes with, account debtors and obligors arising in the ordinary course of business or upon the foreclosure with respect to any Receivables Management Assets or other Disposition of Receivables Management Assets; and

(v) Investments (together with the aggregate amount of Restricted Payments made pursuant to Section 7.06(i)) that do not exceed an amount equal to any reduction in taxes actually realized by the Borrower and the Restricted Subsidiaries in connection with, or otherwise resulting from, the Transaction in the form of refunds, credits or deductions as a direct result of transaction fees and expenses, commitment and other financing fees and severance, change in control and other compensation expense incurred in connection with the exercise, repurchase, rollover or payout of stock options or bonuses;

provided that no Investment shall be made in an Unrestricted Subsidiary except pursuant to Sections 7.02(n), 7.02(o) and 7.02(v), and no Investment in an Unrestricted Subsidiary that would otherwise be permitted under Sections 7.02(n), 7.02(o) and 7.02(v) shall be permitted hereunder to the extent that any portion of such Investment is used to make any prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings that would otherwise not be permitted hereunder; provided, further, that no Investment shall be made in a Receivables Management Subsidiary except pursuant to Sections 7.02(c)(i), 7.02(c)(ii) (but only to the extent by a Receivables Management Subsidiary in any other Receivables Management Subsidiary), 7.02(c)(iii), 7.02(n), 7.02(o) or 7.02(u)(iii).

SECTION 7.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Borrower and any of its Subsidiaries under the Loan Documents;

(b) Indebtedness (i) outstanding on the Closing Date and listed on Schedule 7.03(b) and any Permitted Refinancing thereof and (ii) intercompany Indebtedness outstanding on the Closing Date;

(c) Guarantees by the Borrower and the Restricted Subsidiaries in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that (A) no Guarantee by any Restricted Subsidiary of any New Notes or Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guaranty and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d) Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that, all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be subject to the subordination terms set forth in Section 5.03 of the Security Agreement;

(e) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within two hundred and seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement, (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(f) and (iii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clauses (i) and (ii);

(f) Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g) Indebtedness of Foreign Subsidiaries (i) assumed in connection with any Permitted Acquisition or (ii) incurred to finance a Permitted Acquisition, in each case, that is secured only by the assets or business acquired in the applicable Permitted Acquisition (including any acquired Equity Interests) and so long as both immediately prior and after giving effect thereto, (A) no Default shall exist or result therefrom, (B) the Borrower and the Restricted Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Section 7.11, and (C) the aggregate principal amount of such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof at any time outstanding pursuant to this paragraph (g) does not exceed $100,000,000;

(h) Indebtedness of the Borrower and the Restricted Subsidiaries (A) assumed in connection with any Permitted Acquisition or (B) incurred to finance a Permitted Acquisition, including the refinancing of any Indebtedness (other than Indebtedness incurred in contemplation of such Permitted Acquisition) of the Persons or on the assets acquired thereby and payment of related fees and expenses (and any excess amount not in excess of 10% of the Net Cash Proceeds thereof may be used to prepay Term Loans pursuant to Section 2.05(a)), and any Permitted Refinancing of the foregoing; provided, in each case that such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof (v) is unsecured (except to the extent permitted by Section 7.01(o) and 7.01(z)), (w) both immediately prior and after giving effect thereto, (1) no Default shall exist or result therefrom and (2) the Borrower and the Restricted Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Section 7.11, (x) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the Maturity Date of the Term Loans (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemptions provisions satisfying the requirement of clause (y) hereof), (y) has terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable to the Borrower as the terms and conditions of the New Notes as of the Closing Date; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); and (z) with respect to such Indebtedness described in the immediately preceding clause (B), is incurred by the Borrower or a Guarantor; provided, that the foregoing clauses (x) and (y) shall not apply with respect to assumed Indebtedness so long as such Indebtedness was not incurred in contemplation of a Permitted Acquisition;

(i) Indebtedness representing deferred compensation to employees of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(j) Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower permitted by Section 7.06;

(k) Indebtedness incurred by the Borrower or the Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments;

(l) Indebtedness consisting of obligations of the Borrower or the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transaction and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(m) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(n) Indebtedness in an aggregate principal amount not to exceed $275,000,000 at any time outstanding (less the aggregate principal amount of Indebtedness outstanding at any time under Section 7.03(s)); provided that a maximum of $250,000,000 of aggregate principal amount of such Indebtedness incurred under this clause (n) (less the aggregate principal amount of Indebtedness of Foreign Subsidiaries that are not Guarantors outstanding at any time under Section 7.03(g)) may be incurred on a secured basis by Foreign Subsidiaries that are not Guarantors;

(o) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof;

(q) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(r) unsecured Indebtedness of the Borrower (“Borrower Permitted Debt” and collectively with any Holdings Permitted Debt (as defined in Section 7.16), “Permitted Debt”) (i) that is not subject to any Guarantee by any Restricted Subsidiary unless such Restricted Subsidiary is a Guarantor or shall also Guarantee the Obligations substantially on the terms set forth in the Guaranty, (ii) that will not mature prior to the date that is ninety-one (91) days after the Maturity Date of the Term Loans, (iii) that has no scheduled amortization or payments of principal (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (iv) hereof), and (iv) that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior notes or senior subordinated notes (as applicable in the context of the ranking of such Indebtedness) of an issuer that is a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive than those set forth in the Senior Notes Indenture or the Senior Subordinated Notes Indenture (as applicable in the context of the ranking of such Indebtedness) as of the Closing Date, taken as a whole (determined in the context of, and subject to, then prevailing market conditions) and in the Loan Documents at such time; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); provided, further, that (A) both before and after giving effect to the issuance or incurrence thereof, no Default shall have occurred and be continuing, (B) the Borrower and the Restricted Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Section 7.11, (C) in the case of subordinated Indebtedness (“Borrower Permitted Subordinated Debt”), such Indebtedness (and any Guarantee thereof by a Restricted Subsidiary) is subordinated to the Facility on terms reasonably satisfactory to the Administrative Agent (it being understood that subordination terms substantially similar to those set forth in the Senior Subordinated Notes Indenture as of the Closing Date are deemed to be satisfactory) and (D) in the case of senior Indebtedness, after giving Pro Forma Effect to such Indebtedness and all related transactions, the Senior Secured Leverage Ratio is not greater than 3.0 to 1.0;

(s) Indebtedness of a Restricted Subsidiary (or the Persons so acquired) incurred or issued to finance or assumed in connection with any Permitted Acquisition not to exceed at any one time outstanding $100,000,000, so long as (i) both before and after giving effect to the issuance or incurrence thereof, no Default shall have occurred and be continuing, (ii) the Borrower and the Restricted Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Section 7.11, (iii) after giving Pro Forma Effect to such Indebtedness and all related transactions, the Total Leverage Ratio is not greater than 4.5 to 1.0 and (iv) any liens securing such Indebtedness are limited to Liens permitted by Section 7.01(v) and Section 7.01(z) (limited in such case to Liens on the property of such Restricted Subsidiary only);

(t) Indebtedness (i) under any Receivables Management Financing; provided, however that (x) the amount of such Indebtedness is not more than 90% of the purchase price of the Receivables Management Assets purchased with the proceeds of such Indebtedness and (y) after giving effect to the incurrence thereof, the Receivables Management Leverage Ratio shall not exceed 3.0:1, (ii) of any Receivables Management Subsidiary in an aggregate amount not to exceed $150,000,000 at any time outstanding, and (iii) of any Receivables Management Subsidiary arising as a result of any Investment in, or Disposition of, Receivables Management Assets;

(u) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(v) Indebtedness in respect of the (i) New Notes and (ii) Additional Senior Secured Notes so long as 100% of the Net Cash Proceeds of the issuance of the Additional Senior Secured Notes shall be used to prepay the Term Loans at par (which prepayment shall be applied to repayments of the Term Loans required pursuant to Section 2.07(a) in the manner as directed by the Borrower), (iii) Permitted Unsecured Indebtedness and (iv) any Permitted Refinancing of the foregoing; provided, that in the case of Permitted Unsecured Indebtedness, (A) the Net Cash Proceeds of the issuance of such Permitted Unsecured Indebtedness shall be used to prepay Indebtedness of the Borrower and its Restricted Subsidiaries, including Junior Financing to the extent permitted by Section 7.13;

(w) Indebtedness in respect of the Receivables Facilities and any Permitted Refinancing thereof; and

(x) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (w) above.

SECTION 7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that (x) the Borrower shall be the continuing or surviving Person and (y) such merger does not result in the Borrower ceasing to be incorporated under the Laws of the United States, any state thereof or the District of Columbia, or (ii) any one or more other Restricted Subsidiaries; provided that (A) when any Restricted Subsidiary that is a Loan Party is merging with another Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person and (B) no Domestic Subsidiary may merge with and into a Foreign Subsidiary;

(b)(i) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries and if not materially disadvantageous to the Lenders;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must either be the Borrower or a Guarantor (and, if the transferor is a Domestic Subsidiary, the transferee must also be a Domestic Subsidiary) or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(d) so long as no Default exists or would result therefrom, the Borrower may merge with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guaranty confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement (and, with respect to such opinion of counsel, otherwise substantially consistent, to the extent reasonably appropriate and applicable, with the opinions delivered with respect to the Borrower on the Closing Date, including as to the enforceability of the applicable Loan Documents against the Successor Borrower, and with such customary and other assumptions and qualifications as may be appropriate); provided, further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement;

(e) so long as no Default exists or would result therefrom, any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that (i) the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11, (ii) when any Restricted Subsidiary that is a Loan Party is merging with any other Person, a Loan Party shall be the continuing or surviving Person and (iii) no Domestic Subsidiary may merge with and into any other Person that is not organized under the Laws of the United States, any state thereof or the District of Columbia except to the extent such merger is an Investment permitted under Section 7.02;

(f) the Borrower and the Restricted Subsidiaries may consummate the Merger; and

(g) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.

SECTION 7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property and assets, whether now owned or hereafter acquired, in the ordinary course of business, and Dispositions of property or assets no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries;

(b) Dispositions of inventory and immaterial assets in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property (i) to the Borrower or to a Restricted Subsidiary; provided that if the transferor of such property is a Guarantor or the Borrower, the transferee thereof must either be the Borrower or a Guarantor, or (ii) to the extent such transaction constitutes an Investment permitted under Section 7.02;

(e) Dispositions permitted by Sections 7.04 and 7.06 and Liens permitted by Section 7.01 and Dispositions of Equity Interests of Unrestricted Subsidiaries;

(f) Dispositions of property (other than IP Collateral) pursuant to sale-leaseback transactions; provided that (i) with respect to such property owned by the Borrower and its Restricted Subsidiaries on the Closing Date, the fair market value of all property so Disposed of after the Closing Date shall not exceed $100,000,000 and (ii) with respect to such property acquired by the Borrower or any Restricted Subsidiary after the Closing Date, the applicable sale-leaseback transaction occurs within two hundred and seventy (270) days after the acquisition or construction (as applicable) of such property, provided, that with respect to any property acquired by the Borrower in connection with a Permitted Acquisition, such two hundred and seventy (270) day shall apply such from the date such Permitted Acquisition is consummated;

(g) Dispositions of (i) Cash Equivalents and Dispositions of property and assets received as non-cash consideration for any Disposition and (ii) property and assets contributed to the Borrower by any Person other than a Subsidiary;

(h) Dispositions of accounts receivable (i) in connection with the collection or compromise thereof or (ii) in connection with the Receivables Facilities;

(i) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries;

(j) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(k) Dispositions of property by the Borrower and its Restricted Subsidiaries; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition and the Net Cash Proceeds of such Disposition are applied or reinvested in accordance with Section 2.05(b)(ii), (ii) the aggregate book value of all property Disposed of in reliance on this clause (k) (other than any property disposed of in a Disposition or series of related Dispositions involving an aggregate fair market value less than $5,000,000) shall not exceed the greater of (A) 15% of the consolidated total assets of the Borrower at the time of such Disposition or (B) $325,000,000 and (iii) with respect to any Disposition pursuant to this clause (k) for a purchase price in excess of $5,000,000, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(r) and clauses (i) and (ii) of Section 7.01(t)); provided, however, that for the purposes of this clause (iii), (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing and (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at the time outstanding, not in excess of 2.5% of the consolidated total assets of the Borrower at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;

(l) Dispositions listed on Schedule 7.05(l);

(m) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(n) Dispositions of non-core assets (as determined in good faith by the Borrower) acquired in connection with any Permitted Acquisition in an aggregate amount not to exceed $50,000,000 per calendar year, with unused amounts in any calendar year being carried over to the next succeeding calendar year subject to a maximum of $100,000,000 in any calendar year; and

(o) Dispositions of (i) Receivables Management Assets and (ii) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of account debtors and obligors or in settlement of delinquent obligations of, or other disputes with, account debtors and obligors arising in the ordinary course of business or upon the foreclosure with respect to any Receivables Management Assets or other Dispositions of any Receivables Management Assets;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(a), (e), (g)(ii), (h)(ii) and (j) and except for Dispositions from a Loan Party to another Loan Party), shall be for no less than the fair market value of such property at the time of such Disposition (as determined in good faith by the Borrower). To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than the Borrower or any Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a)(i) each Restricted Subsidiary may make Restricted Payments to the Borrower and to other Restricted Subsidiaries and (ii) each non-wholly owned Restricted Subsidiary may make Restricted Payments to the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;

(b) the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c) Restricted Payments in connection with the Transaction (including any amounts to be paid under, or contemplated by, the Transaction Agreement) and the fees and expenses related thereto owed to Affiliates, including any payment to holders of Equity Interests of the Borrower (immediately prior to giving effect to the Transactions) in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto;

(d) to the extent constituting Restricted Payments, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.04 or 7.08 other than Section 7.08(f);

(e) repurchases of Equity Interests in the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f) the Borrower and its Restricted Subsidiaries may make Restricted Payments to Holdings, and Holdings may make a corresponding Restricted Payment to any direct or indirect parent thereof:

(i) the proceeds of which will be used to pay the tax liability to each relevant jurisdiction in respect of consolidated, combined, unitary or affiliated returns for the relevant jurisdiction of Holdings (or any direct or indirect parent thereof) attributable to Holdings, the Borrower or its Subsidiaries determined as if the Borrower and its Subsidiaries filed separately;

(ii) the proceeds of which shall be used by Holdings (or any direct or indirect parent thereof) to pay operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $3,000,000 in any fiscal year plus any reasonable and customary indemnification claims made by directors or officers of Holdings (or any direct or indirect parent thereof) attributable to the ownership or operations of the Borrower and its Subsidiaries;

(iii) the proceeds of which shall be used by Holdings (or any direct or indirect parent thereof) to pay franchise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence;

(iv) if a Holdings Election Event shall occur, to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or its Restricted Subsidiaries or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or its

Restricted Subsidiaries in order to consummate such Permitted Acquisition, and in each case, the Borrower shall cause the requirements of Section 6.11 to be complied with, within the time periods specified therein (to the extent required by the Collateral and Guarantee Requirement); and

(v) if a Holdings Election Event shall occur, the proceeds of which shall be used by Holdings (or any direct or indirect parent thereof) to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement;

(g) the Borrower may pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Borrower by any future, present or former employee or director of the Borrower or any of its Subsidiaries pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee or director of the Borrower or any of its Subsidiaries; provided, however, that the aggregate amount of payments made pursuant to this clause (f) does not exceed in any fiscal year of the Borrower $15,000,000 (which shall increase to $20,000,000 subsequent to the consummation of a Qualifying IPO, with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $30,000,000 in any calendar year (which shall increase to $40,000,000 subsequent to the consummation of a Qualifying IPO);

(h) so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower may make additional Restricted Payments in an aggregate amount, together with the aggregate amount of (i) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings made pursuant to Section 7.13(a)(iv) and (ii) loans and advances made pursuant to Section 7.02(m) in lieu of Restricted Payments permitted by this clause (h), not to exceed the sum of (A) $75,000,000 (such amount to be increased to $100,000,000 upon the Total Leverage Ratio as of the last day of any Test Period being less than 5.0 to 1.0) and (B) the Cumulative Growth Amount;

(i) so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower may make additional Restricted Payments in an amount (together with the aggregate amount of Investments made pursuant to Section 7.02(v)) not to exceed any reduction in taxes realized by the Borrower and the Restricted Subsidiaries in the form of refunds or deductions realized in connection with the Transactions;

(j) so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower may make Restricted Payments with the proceeds of the issuance of Qualified Equity Interests of the Borrower;

(k) if the Borrower shall become the Subsidiary of Holdings, so long as no Default shall have occurred and be continuing or would result therefrom, dividends and distributions which will be used to fund the payment of interest and fees on Indebtedness of Holdings permitted by Section 7.16; provided, that the Borrower shall have elected to include such amounts in its Consolidated Interest Expense by delivering an irrevocable written notice to the Administrative Agent stating that the Borrower will make such dividends and distributions (the “Restricted Payments Interest Expense Election”) in respect of the Indebtedness specified in such notice only so long as no Default shall have occurred and be continuing or would result therefrom; and

(l) the declaration and payment of dividends and distributions on the Equity Interests of any Receivables Management Subsidiary to holders of minority interests substantially consistent with past practice to the extent such holder (or its affiliates) participates in the Receivables Management Business (including as a lender or financier under any financing provided to a Receivables Management Subsidiary).

SECTION 7.07. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto.

SECTION 7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) transactions among Loan Parties or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction, (b) on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) consummation of the Transaction including the payment of fees and expenses related to the Transaction, (d) the issuance of Equity Interests to the management of the Borrower or any of its Subsidiaries in connection with the Transaction, (e) the payment of management, consulting, monitoring, transaction and advisory fees to the Sponsors in an aggregate amount in any fiscal year not to exceed the amount permitted to be paid pursuant to the Sponsor Management Agreement and any Sponsor Termination Fees not to exceed the amount set forth in the Sponsor Management Agreement (provided that, for purposes of this clause (e), the Sponsor Management Agreement shall be as in effect on the Closing Date, together with any amendment thereto or modification, restatement or replacement thereof that is not materially adverse to the interests of the Lenders (it being understood that amendments, modifications, restatements or replacements permitting management, consulting, advisory and similar fees do not exceed 1.0% of Pro Forma EBITDA per annum (with accrual for, and carryover of, any unpaid amounts) or 1.0% of any transaction and termination fees in respect of the foregoing are not materially adverse to the interests of the Lenders)) and related indemnities, reimbursements and reasonable expenses, (f) equity issuances, repurchases, retirements or other acquisitions or retirements of Equity Interests by the Borrower permitted under Section 7.06, (g) loans and other transactions by the Borrower and the Restricted Subsidiaries to the extent permitted under Article VII, (h) employment and severance arrangements between the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business, (i) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers and employees of the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the

Borrower and the Restricted Subsidiaries, (j) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (k) dividends, redemptions and repurchases permitted under Section 7.06, (l) transactions entered into in the ordinary course of business in connection with the Disposition or acquisition of Receivables Management Assets or related assets in connection with the Receivables Management Business, including, without limitation, all servicing, collection and financing arrangements with respect thereto, (m) payments by the Borrower and the Restricted Subsidiaries pursuant to tax sharing agreements with Holdings (or any direct or indirect parent thereof), on customary terms to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, (n) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the New Notes Documentation and the Additional Senior Secured Notes Documentation which are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the board of directors of the Borrower or the senior management thereof, or are on terms at least as favorable as would reasonably have been obtained at such time from an unaffiliated party, and (o) customary payments by the Borrower and any Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of the Borrower, in good faith.

SECTION 7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary of the Borrower that is not a Guarantor to make Restricted Payments to the Borrower or any Guarantor or (b) the Borrower or any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i) (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower; provided further that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.15, (iii) represent Indebtedness of a Restricted Subsidiary of the Borrower which is not a Loan Party which is permitted by Section 7.03 so long as the limitations described in clauses (a) and (b) apply solely to such Restricted Subsidiary and its Subsidiaries and the direct parent of such Restricted Subsidiary, (iv) arise in connection with any Disposition permitted by Section 7.05 so long as such restrictions relate to the assets subject thereto, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing), (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e) or 7.03(g) to the extent that such restrictions apply only to the property or assets securing such Indebtedness or, in the case of Indebtedness incurred pursuant to Section 7.03(g) only, to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, and (xii) are in the Additional Senior Secured Notes Documentation. Clause (b) of this Section 7.09 shall not apply to restrictions or conditions imposed by any agreement relating to the Receivables Facilities permitted by this Agreement if such restrictions or conditions apply only to the assets that are the subject of the applicable Receivables Facility, and neither clauses (a) or (b) of this Section 7.09 shall apply to restrictions or conditions imposed on any Receivables Management Subsidiary in connection with any Receivables Management Financing or any service agreement (or similar arrangement) required by or entered into in connection with such Receivables Management Financing or any credit support provided by it in favor of any financier of such Receivables Management Financing.

SECTION 7.10. Use of Proceeds. Use the proceeds of any Revolving Credit Borrowing, Swing Line Borrowing or L/C Credit Extension, whether directly or indirectly, other than for working capital and other general corporate purposes of the Borrower and its Subsidiaries, including the financing of Restricted Payments and Permitted Acquisitions.

SECTION 7.11. Financial Covenants.

(a) Total Leverage Ratio. Permit the Total Leverage Ratio as of the last day of any Test Period (beginning with the Test Period ending on September 30, 2010) to be greater than the ratio set forth below opposite the last day of such Test Period and for each Test Period thereafter 5.00:1:

Fiscal Year	Q1	Q2	Q3	Q4
2010	—	6.00:1	5.75:1	5.75:1
2011	5.75:1	5.50:1	5.50:1	5.50:1
2012	5.25:1	5.25:1	5.25:1	5.00:1

(b) Interest Coverage Ratio. Permit the Interest Coverage Ratio for any Test Period (beginning with the Test Period ending on September 30, 2010) to be less than 2.00 to 1.00.

SECTION 7.12. Accounting Changes. Make any change in fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.13. Prepayments, Etc. of Indebtedness.

(a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) the Senior Subordinated Notes, any subordinated Indebtedness incurred under Section 7.03(h) or any other Indebtedness that is required to be subordinated to the Obligations pursuant to the terms of the Loan Documents (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) a Permitted Refinancing thereof, (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of the Borrower or Holdings (or any direct or indirect parent thereof), (iii) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary to the extent permitted by the Collateral Documents, (iv) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount, together with the aggregate amount of (1) Restricted Payments made pursuant to Section 7.06(h) and (2) loans and advances made pursuant to Section 7.02(m) then outstanding, not to exceed the sum of (A) $50,000,000 (such amount to be increased to $65,000,000 if the Total Leverage Ratio as of the last day of any Test Period is less than 4.5 to 1.0) plus (B) the Cumulative Growth Amount, (v) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity from the Net Cash Proceeds of Permitted Unsecured Indebtedness permitted to be incurred under Section 7.03(v) so long as the Total Leverage Ratio would not be greater than 4.75 to 1.0 after giving Pro Forma Effect to such prepayments, redemptions, purchases, defeasances and other payments, the incurrence of such Indebtedness and any other application of proceeds thereof as of the last day of the most recent Test Period for which financial statements have been delivered under Section 6.01(a) or (b), as applicable and (vi) prepayments, redemptions, purchases, defeasances and other payments Junior Financings prior to their scheduled maturity from the Net Cash Proceeds of Indebtedness secured by the assets of any Loan Party which Indebtedness is permitted to be incurred under Section 7.03 so long as (A) the Senior Secured Leverage Ratio (provided that for the purpose of calculating the Senior Secured Leverage Ratio Consolidated Senior Secured Debt shall be calculated net of unrestricted cash and Cash Equivalents as contemplated by clause (b) of the definition of “Consolidated Total Debt,” without duplication of any amounts already deducted in arriving at such Consolidated Senior Secured Debt) would not be greater than 2.8 to 1.0 after giving Pro Forma Effect to such prepayments, redemptions, purchases, defeasances and other payments, the incurrence of such Indebtedness and any other application of proceeds thereof as of the last day of the most recent Test Period for which financial statements have been delivered under Section 6.01(a) or (b), as applicable, (B) the Total Leverage Ratio would not be greater than 4.75 to 1.0 after giving Pro Forma Effect to such prepayments, redemptions, purchases, defeasances and other payments, the incurrence of such Indebtedness and any other application of proceeds thereof as of the last day of the most recent Test Period for which financial statements have been delivered under Section 6.01(a) or (b), as applicable and (C) the amount of Loans available for Borrowing under the Revolving Credit Facilities plus the aggregate amount of unrestricted cash and unrestricted Cash Equivalents is no less than $125,000,000 after giving Pro Forma Effect to such prepayments, redemptions, purchases, defeasances and other payments, the incurrence of such Indebtedness and any other application of proceeds thereof as of the last day of the most recent Test Period for which financial statements have been delivered under Section 6.01(a) or (b), as applicable.

(b) Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation without the consent of the Arrangers.

SECTION 7.14. Equity Interests of the Borrower and Restricted Subsidiaries. Permit any wholly owned Domestic Subsidiary that is a Restricted Subsidiary to become a non-wholly owned Subsidiary, except (i) as a result of or in connection with a dissolution, merger, consolidation or Disposition of a Restricted Subsidiary permitted by Section 7.04, 7.05 or an Investment in any Person permitted under Section 7.02 or (ii) so long as such Restricted Subsidiary continues to be a Guarantor in accordance with the Collateral and Guarantee Requirement.

SECTION 7.15. Capital Expenditures.

(a) Make any Capital Expenditure except for Capital Expenditures not exceeding, in the aggregate for the Borrower and the Restricted Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year:

Fiscal Year	Amount
2010	$135,000,000
2011	$140,000,000
2012	$150,000,000
2013	$155,000,000

; provided that the amount of Capital Expenditures permitted to be made in respect of any fiscal year (i) shall be increased after the consummation of any Permitted Acquisition in an amount equal to 10% of the pro forma aggregate consolidated revenues of the Acquired Entity or Business so acquired during the fiscal year of such Acquired Entity or Business beginning after such Permitted Acquisition (such amount, the “Acquired Annual Capital Expenditure Amount”) and (ii) may, at the option of the Borrower, be increased by up to 25% of the next succeeding fiscal year’s Capital Expenditure limit (as increased by the Acquired Annual Capital Expenditure Amount), in which case the base amount that may be expended for the next succeeding fiscal year shall be correspondingly reduced.

(b) Notwithstanding anything to the contrary contained in clause (a) above, to the extent that the aggregate amount of Capital Expenditures made by the Borrower and the Restricted Subsidiaries in any fiscal year pursuant to Section 7.15(a) is less than the maximum amount of Capital Expenditures permitted by Section 7.15(a) with respect to such fiscal year, the amount of such difference (the “Rollover Amount”) may be carried forward and used to make Capital Expenditures in the next succeeding fiscal year; provided that Capital Expenditures in any fiscal year shall be counted against any Rollover Amount available with respect to such fiscal year prior to being counted against the base amount set forth in Section 7.15(a) with respect to such fiscal year

SECTION 7.16. Holdings. If a Holdings Election Event shall occur, Holdings shall not (a) other than Indebtedness in respect of loans and advances by the Borrower and its Restricted Subsidiaries otherwise permitted pursuant to Section 7.06, create, incur, assume or suffer to exist any Indebtedness unless such Indebtedness (“Holdings Permitted Debt”) (i) is not guaranteed by the Borrower or any of its Restricted Subsidiaries, (ii) will not mature prior to the date that is ninety-one (91) days after the Maturity Date of the Term Loans, (iii) has no scheduled amortization or payments of principal other than mandatory prepayment, repurchase or redemption provisions customary for holding company debt securities, (iv) does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the earlier to occur of (A) the date that is four (4) years from the date of the issuance or incurrence thereof and (B) the date that is ninety-one (91) days after the Maturity Date of the Term Loans, (v) has covenant, default and remedy provisions customary for holding company debt securities, but in no event more restrictive to the Borrower and the Restricted Subsidiaries than those set forth in the Senior Notes Indenture, as of the Closing Date, taken as a whole (determined in the context of, and subject to, then prevailing market conditions), other than provisions customary for senior discount notes of a holding company, (b) create, incur, assume or suffer to exist any Liens on the Equity Interests of the Borrower except nonconsensual Liens imposed by operation of law or pursuant to the Loan Documents, and (c) conduct or engage in any operations or business other than through one or more Subsidiaries or those incidental to the performance of its existence and obligations under the Loan Documents or any Holdings Permitted Debt or in connection with a Qualifying IPO or otherwise in a manner consistent with transactions otherwise permitted under Article VII.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a) or 6.05(a) (solely with respect to the Borrower) or Article VII; provided that any Event of Default under Section 7.11 is subject to cure as contemplated by Section 8.05; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness of special purpose Receivables Management Subsidiaries that own substantially no assets other than Receivables Management Assets which Indebtedness is limited in recourse to such Receivables Management Assets (or is non-recourse to the Borrower or any Restricted Subsidiaries other than such special purpose Receivables Management Subsidiary)) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically, or otherwise) or, in the case of a Receivables Facility, to be terminated, or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.11 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create a valid and perfected lien, with the priority required by the Collateral Documents, (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, or any Loan Party shall so assert in writing, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(m) Junior Financing Documentation. (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any Specified Junior Financing Documentation or (ii) the subordination provisions set forth in any Specified Junior Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Specified Junior Financing, if applicable; or

(n) Receivables Management Subsidiaries. Any Receivables Management Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically, or otherwise) or, in the case of a Receivables Facility, to be terminated, or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that up to $25,000,000 in the aggregate of Indebtedness of such Receivables Management Subsidiaries shall be excluded for purposes of calculating such Threshold Amount.

SECTION 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder, including pursuant to Section 2.16, or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid, including the amounts payable pursuant to Section 2.16, shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03. Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under Section 8.01(f) or (g), any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Immaterial Subsidiary.

SECTION 8.04. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.05 and amounts payable under Article III) and fees and indemnities payable to the Hedge Banks, ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, the breakage or termination value under Secured Hedge Obligations and the Cash Management Obligations, ratably among the Lenders and Hedge Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower.

SECTION 8.05. Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01, in the event of any Event of Default under any covenant set forth in Section 7.11 and until the expiration of the tenth (10th) day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter hereunder, the Borrower may engage in a Permitted Equity Issuance to any of the Equity Investors and apply the amount of the Net Cash Proceeds thereof (the “Cure Amount”) to increase Consolidated EBITDA with respect to such applicable quarter; provided that such Net Cash Proceeds (i) are actually received by the Borrower during such fiscal period or after the last day of the fiscal period covered by such financial statements but no later than fifteen (15) days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder, (ii) are Not Otherwise Applied and (iii) do not exceed the aggregate amount necessary to cure such Event of Default under Section 7.11 for any applicable period. The Cure Amount used to calculate Consolidated EBITDA for one fiscal quarter shall be used and included when calculating Consolidated EBITDA for each Test Period that includes such fiscal quarter. The parties hereby acknowledge that this Section 8.05(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.11 and shall not result in any adjustment to any amounts other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence.

(b) In each period of four fiscal quarters, there shall be at least two (2) fiscal quarters in which no cure set forth in Section 8.05(a) is made.

(c) For the avoidance of doubt, the subsequent performance or observance of any term, covenant or agreement under Section 6.01, 6.02, 6.11 and 6.13 shall cure any Default in respect thereof under Section 8.01(c) notwithstanding that such performance or observance occurred beyond the time or period specified therefor in such Section and such Default shall thereupon be deemed cured and no longer existing or continuing unless the Loans shall have been accelerated and/or the Commitments terminated pursuant to Section 8.02(b); provided that the Borrower’s obligations under Section 6.03(a) shall not be relieved by this Section 8.05(c).

ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS

SECTION 9.01. Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), L/C Issuer (if applicable) and a potential Hedge Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any coagents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 9.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

SECTION 9.03. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

SECTION 9.04. Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 9.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.06. Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata (determined at the time such indemnity is sought), and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it in its capacity as such; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07; and provided, further, that to the extent the indemnification of the L/C Issuer is required hereunder, such obligation shall be limited solely to the Revolving Credit Lenders. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share (determined at the time such indemnity is sought) of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 9.08. Agents in Their Individual Capacities. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Wells Fargo were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Wells Fargo shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.

SECTION 9.09. Successor Agents. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

SECTION 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.11. Collateral and Guaranty Matters. The Lenders irrevocably agree that:

(a) any Lien on any property granted to or held by the Administrative Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations and (z) contingent indemnification obligations) and the expiration or termination of all Letters of Credit (or cash collateral or other credit support satisfactory to the L/C Issuer thereof in its sole discretion has been provided), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than the Borrower or any of its Domestic Subsidiaries that are Restricted Subsidiaries, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 10.01), (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below or (v) upon the terms of the Collateral Documents or the Additional Senior Secured Notes Intercreditor Agreement or any other intercreditor agreement entered into pursuant thereto;

(b) to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i);

(c) any Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the New Notes or any Junior Financing; and

(d) that the Administrative Agent is authorized to enter into the following in connection with the Additional Senior Secured Notes and, if applicable, any Extended Term Loan or Extended Revolving Credit Commitment: (i) amendments to the Collateral Documents that the Administrative Agent deems reasonable; (ii) any Pari Passu

Intercreditor Agreement; (iii) any Junior Priority Intercreditor Agreement; and (iv) any other intercreditor agreement it deems reasonable, provided that any such intercreditor agreement contemplated by this clause (iv) shall be posted to the Lenders three Business Days before execution thereof and, if the Required Lenders shall not have objected to such intercreditor agreement, then the Required Lenders shall be deemed to agree that the Administrative Agent entry into such intercreditor agreement is reasonable and to have consented to such intercreditor agreement and the Administrative Agent’s execution thereof.

Upon request by the Administrative Agent at any time, the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 10.01) will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

SECTION 9.12. Other Agents; Arrangers; Bookrunners and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “co-documentation agent,” “joint bookrunner” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.13. Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

SECTION 9.14. Removal of Agent that is a Defaulting Lender. If at any time any Lender serving as an Agent becomes a Defaulting Lender, or an Affiliate of a Defaulting Lender is serving as an Agent, and such Defaulting Lender fails to cure all defaults that caused it to become a Defaulting Lender within 10 Business Days from the date it became a Defaulting Lender, then the Required Lenders may, but shall not be required to, direct such Agent to, and such Agent shall be obligated to, resign as Agent (including, without limitation, any functions and duties as “collateral agent,” as L/C Issuer and/or Swing Line Lender, as the case may be), and upon the direction of the Required Lenders such Agent shall be required to so resign, in accordance with the terms of Section 9.09.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Section 2.07 or 2.08 without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing or (subject to clause (iii) of the second proviso to this Section 10.01) any fees (including fees set forth in Section 2.09 or other amounts payable hereunder or under any other Loan Document), or extend, postpone or waive the date upon which any fees are to be paid, without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of Total Leverage Ratio or in the component definitions thereof shall not constitute a reduction in the rate; provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of this Section 10.01, the definition of “Required Lenders” or “Pro Rata Share” or Sections 2.06(c), 2.12(a), 2.13 or 8.04 without the written consent of each Lender affected thereby;

(e) other than in a transaction permitted under Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(f) other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the aggregate value of the Senior Guarantees, without the written consent of each Lender;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the consent of Lenders holding more than 50% of any Class of Commitments shall be required with respect to any amendment that by its terms adversely affects the rights of such Class in respect of payments hereunder in a manner different than such amendment affects other Classes. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (it being understood that any Commitments or Loans held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders), except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche denominated in Dollars (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Rate for such Replacement Term Loans shall not be higher than the Applicable Rate for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

SECTION 10.02. Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, the L/C Issuers and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04. Attorney Costs, Expenses and Taxes. The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent and the Arrangers for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication, execution and delivery of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Cahill Gordon & Reindel LLP and, if necessary or advisable, one local counsel in each relevant jurisdiction, and (b) to pay or reimburse the Administrative Agent, the Arrangers and each Lender for all out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one primary counsel and, if necessary or advisable, one local counsel in each relevant jurisdiction and, if a conflict exists among the Administrative Agent and the Lenders, one additional primary counsel and, if necessary or advisable, one additional local counsel in each relevant jurisdiction). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees and taxes related thereto, and other reasonable out-of-pocket expenses incurred by the Administrative Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

SECTION 10.05. Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors, controlling persons, members and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence, bad faith or willful misconduct of, or the breach of the Loan Documents by, such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefore; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 10.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

SECTION 10.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Sections 10.07(g) or 10.07(i) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment (x) by or to any Arranger or any of such Arranger’s respective Affiliates, (y) to a Lender, an Affiliate of a Lender or an Approved Fund or (z) if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, to any Assignee;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment (x) of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (y) to an Agent or an Affiliate of an Agent;

(C) each L/C Issuer at the time of such assignment, provided that no consent of the L/C Issuers shall be required for any assignment of a Term Loan or any assignment to an Agent or an Affiliate of an Agent; and

(D) the Swing Line Lender; provided that no consent of the Swing Line Lender shall be required for any assignment of a Term Loan or any assignment to an Agent or an Affiliate of an Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of each Revolving Credit Facility), or $1,000,000 (in the case of a Term Loan) unless each of the Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, that only one processing and recordation fee shall be required in connection with concurrent assignments to two or more Approved Funds; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c) but shall not be entitled to recover greater amounts under such Sections than the selling Lender would be entitled to recover. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.15 as though it were a Lender.

(g) Any Lender may at any time, without the consent of the Borrower or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may, without the consent of the Borrower or the Administrative Agent, create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) Notwithstanding anything to the contrary contained herein, any L/C Issuer or the Swing Line Lender may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as an L/C Issuer or the Swing Line Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer or the Swing Line Lender shall have identified a successor L/C Issuer or Swing Line Lender reasonably acceptable to the Borrower willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable. In the event of any such resignation of an L/C Issuer or the Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder, in each case, reasonably acceptable to the Administrative Agent and, with respect to any successor L/C Issuer, the Initial L/C Issuer for so long as it is an L/C Issuer; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the Swing Line Lender, as the case may be, except as expressly provided above. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

SECTION 10.08. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(g), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (j) after the occurrence and during the continuation of an Event of Default, as may be necessary (i) to enable the Administrative Agent or any Lender to exercise its remedies hereunder or (ii) in any action, suit or proceeding related to the enforcement of the Administrative Agent’s or any Lender’s rights hereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the Closing Date, such information is clearly identified at the time of delivery as confidential or (ii) is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

SECTION 10.09. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have.

SECTION 10.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.11. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

SECTION 10.12. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 10.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 10.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.15. Tax Forms.

(a)(i) Each Lender and Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) shall deliver to the Borrower and the Administrative Agent, on or prior to the date which is ten (10) Business Days after the Closing Date (or upon accepting an assignment of an interest herein), two duly signed, properly completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 871(h) or 881(c) of the Code, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Borrower and the Administrative Agent that such Foreign Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a 10-percent stockholder within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to the Borrower with the meaning of Section 864(d) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States Laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower and the Administrative Agent of any available exemption from, or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent and (3) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (B) promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents (for example, in the case of a typical participation by such Foreign Lender), shall deliver to the Borrower and the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Foreign Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Foreign Lender acts for its own account that is not subject to United States withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender.

(iii) The Borrower shall not be required to pay any additional amount or any indemnity payment under Section 3.01 to (A) any Foreign Lender if such Foreign Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a), or (B) any U.S. Lender if such U.S. Lender shall have failed to satisfy the provisions of Section 10.15(b); provided that (i) if such Lender shall have satisfied the requirement of this or Section 10.15(b), as applicable, on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.15(a) or Section 10.15(b) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate and (ii) nothing in this Section 10.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that the requirements of 10.15(a)(ii) have not been satisfied if the Borrower is entitled, under applicable Law, to rely on any applicable forms and statements required to be provided under this Section 10.15 by the Foreign Lender that does not act or has ceased to act for its own account under any of the Loan Documents, including in the case of a typical participation.

(iv) The Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

(b) Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Administrative Agent and the Borrower two duly signed, properly completed copies of IRS Form W-9 on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or any successor form. If such U.S. Lender fails to deliver such forms, then the Administrative Agent may withhold from any payment to such U.S. Lender an amount equivalent to the applicable backup withholding tax imposed by the Code. Thereafter and from time to time, each such U.S. Lender shall (A) promptly submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms) as may then be available under then current United States Laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower and the Administrative Agent of any available exemption from United States backup withholding taxes in respect of all payments to be made to such U.S. Lender by the Borrower or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form or evidence previously delivered by it to the Borrower and the Administrative Agent and (3) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (B) promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption.

SECTION 10.16. GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

SECTION 10.17. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.18. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent shall have been notified by each Lender, Swing Line Lender and L/C Issuer that each such Lender, Swing Line Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

SECTION 10.19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

SECTION 10.20. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 10.20 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.21. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 10.22. Effectiveness of the Merger; Assignment and Delegation to and Assumption by West. Upon consummation of the Merger, and without any further action by any Person, West automatically assumes and agrees to perform all the obligations of Omaha under the Amended and Restated Commitment Letter dated August 22, 2006, among Omaha, the Arrangers and the Bookrunners and the Fee Letter referred to therein.

SECTION 10.23. Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.

SECTION 10.24. Subject to Intercreditor Agreement. Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Administrative Agent pursuant to the Collateral Documents are expressly subject to any Additional Senior Secured Notes Intercreditor Agreement and any other intercreditor agreement entered into pursuant hereto and (ii) the exercise of any right or remedy by the Administrative Agent hereunder or under any Additional Senior Secured Notes Intercreditor Agreement and any other intercreditor agreement entered into pursuant hereto is subject to the limitations and provisions of the Additional Senior Secured Notes Intercreditor Agreement and such other intercreditor agreement entered into pursuant hereto. In the event of any conflict between the terms of the Additional Senior Secured Notes Intercreditor Agreement or any other such intercreditor and terms of this Agreement, the terms of the Additional Senior Secured Notes Intercreditor Agreement or such other intercreditor agreement, as applicable, shall govern.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

Schedule I

Guarantors

1. Asset Direct Mortgage, LLC

2. Attention Funding Corporation

3. BuyDebtCo, LLC

4. Cosmosis Corporation

5. InPulse Response Group, Inc.

6. InterCall Telecom Ventures, LLC

7. InterCall, Inc.

8. Intrado Inc.

9. Intrado Communications Inc.

10. Intrado Communications of Virginia Inc.

11. Intrado International, LLC

12. Northern Contact, Inc.

13. Stargate Management LLC

14. The Debt Depot, LLC

15. West Asset Management, Inc.

16. West Asset Purchasing, LLC

17. West Business Services, LP

18. West Direct, Inc.

19. West Facilities Corporation

20. West Interactive Corporation

21. West International Corporation

22. West Receivable Services, Inc.

23. West Telemarketing, LP

24. West Telemarketing Corporation II

25. West Transaction Services II, LLC

26. West Transaction Services, LLC

Schedule 1.01A

Certain Security Interests and Guarantees

1.	Security Agreement dated as of October 24, 2006, among West Corporation, the other Grantors identified therein and Lehman Commercial Paper Inc., as Administrative Agent for the Secured Parties.

2.	Guarantee Agreement dated as of October 24, 2006 among the Guarantors defined therein and Lehman Commercial Paper Inc., as Administrative Agent.

3.	Intellectual Property Security Agreement dated as of October 24, 2006, among West Corporation, the other Grantors identified therein and Lehman Commercial Paper Inc., as Administrative Agent for the Secured Parties.

4.	Deed of Trust by West Business Services, LP with respect to 10940 Laureate Drive, San Antonio, Texas, USA.

5.	Deed of Trust by West Business Services, LP with respect to 11330 IH-10, #1000, #2000, #3000 and #5000, San Antonio, Texas, USA.

6.	Mortgage by West Telemarketing, LP with respect to 5031 Commercial Park Circle, Pensacola, Florida, USA.

7.	Deed of Trust by West Corporation with respect to 11808 Miracle Hills Drive, Omaha, Nebraska, USA.

8.	Deed of Trust by West Corporation with respect to 11650 Miracle Hills Drive, Omaha, Nebraska, USA.

9.	The stock certificates for InterCall Conferencing Services Limited, West Contact Services, Inc. and West Telemarketing Canada, ULC are to be delivered within 20 days after the Closing Date.

Schedule 1.01B

Unrestricted Subsidiaries

Vertical Alliance, Inc.

Schedule 1.01C

Excluded Subsidiaries

None.

Schedule 1.01D

Existing Letters of Credit

None.

Schedule 1.01E

Foreign Subsidiaries

1. bmd Wireless AG, Switzerland

2. CentraCall Limited, United Kingdom

3. Conferencecall Services India Private Limited, India

4. InterCall Asia Pacific Holdings Pty. Ltd., Australia

5. InterCall Australia Pty. Ltd., Australia

6. InterCall Conferencing Services Limited, United Kingdom

7. InterCall Hong Kong Limited, P.R.O.C.

8. InterCall Japan K.K., Japan

9. InterCall Mexico, S. de R.L. de C.V., Mexico

10. InterCall New Zealand Limited, New Zealand

11. InterCall Singapore Pte. Ltd, Singapore

12. InterCall, Inc., Canada

13. Intrado International Ltd., Ireland

14. Intrado International Singapore Pte. Ltd., Singapore

15. Jamaican Agent Services Limited, Jamaica

16. Legal Connect Limited, United Kingdom

17. West Contact Services, Inc., Philippines

18. West Telemarketing Canada, ULC, Canada

Schedule 1.01F

Excluded Receivables Management Subsidiaries

West Asset Management, Inc.1

Worldwide Asset Purchasing, LLC

Worldwide Asset Purchasing II, LLC

[1]	West Asset Management, Inc. will be a guarantor under the credit facility.

Schedule 1.01G

Subsidiary Borrowers

1.	West Notifications Group, Inc., a Delaware corporation

2.	InterCall, Inc., a Delaware corporation

3.	Intrado Inc., a Delaware corporation

4.	TeleVox Software, Incorporated, a Delaware corporation

5.	West Interactive Corporation, a Delaware corporation

6.	West Consumer Management Group, LLC, a Delaware limited liability company

7.	West Business Services, LLC, a Delaware limited liability company

Schedule 5.05

Certain Liabilities

None.

Schedule 5.09

Environmental Matters

None.

Schedule 5.10

Taxes

None.

Schedule 5.11

ERISA Compliance

None.

Schedule 5.12(a)

Subsidiaries and Other Equity Investments

Subsidiary	Jurisdiction	Record Owner	Ownership Interest	Percent Pledged
Asset Direct Mortgage, LLC	Delaware	West Corporation	100%	100%
Attention Funding Corporation	Delaware	West Asset Management, Inc.	100%	100%
Attention Funding Trust	Delaware	Attention Funding Corporation	100%	0%
bmd Wireless AG	Switzerland	Intrado Inc.	100%	0%
BuyDebtCo, LLC	Nevada	West Receivable Services, Inc.	100%	100%
Centracall Limited	UK	InterCall Conferencing Services Limited	100%	0%
Conferencecall Services India Private Limited	India	InterCall, Inc.	100%	0%
Cosmosis Corporation	Colorado	Intrado Inc.	100%	100%
InPulse Response Group, Inc.	Arizona	West Telemarketing, LP	100%	100%
InterCall Asia Pacific Holdings Pty. Ltd.	Australia	InterCall, Inc.	100%	0%
InterCall Australia Pty. Ltd.	Australia	InterCall, Inc.	100%	0%
InterCall Conferencing Services Limited	UK	InterCall, Inc.	100%	65	% *
InterCall Hong Kong Limited	P.R.O.C.	InterCall, Inc.	100%	0%
InterCall Japan K.K.	Japan	InterCall, Inc.	100%	0%
InterCall Mexico, S. de R.L. de C.V.	Mexico	InterCall, Inc.	50%	0%
InterCall Mexico, S. de R.L. de C.V.	Mexico	West Corporation	50%	0%
InterCall New Zealand Limited	New Zealand	InterCall, Inc.	100%	0%
InterCall Singapore Pte. Ltd	Singapore	InterCall, Inc.	100%	0%
InterCall Telecom Ventures, LLC	Delaware	InterCall, Inc.	100%	100%
InterCall, Inc.	Canada	InterCall, Inc.	100%	0%
InterCall, Inc.	Delaware	West Corporation	100%	100%
Intrado Communications Inc.	Delaware	Intrado Inc.	100%	100%

Subsidiary	Jurisdiction	Record Owner	Ownership Interest	Percent Pledged
Intrado Communications of Virginia Inc.	Virginia	Intrado Communications Inc.	100%	100%
Intrado Inc.	Delaware	West Corporation	100%	100%
Intrado International Ltd.	Ireland	Intrado Inc.	100%	0%
Intrado International Singapore Pte. Ltd.	Singapore	Intrado Inc.	100%	0%
Intrado International, LLC	Delaware	Intrado Inc.	100%	100%
Jamaican Agent Services Limited	Jamaica	Northern Contact, Inc.	0.1%	0%
Jamaican Agent Services Limited	Jamaica	West Corporation	99.9%	0%
Legal Connect Limited	UK	InterCall Conferencing Services Limited	100%	0%
Northern Contact, Inc.	Delaware	West Telemarketing, LP	100%	100%
Stargate Management LLC	Colorado	Cosmosis Corporation	100%	100%
The Debt Depot, LLC	Delaware	West Receivable Services, Inc.	100%	100%
Vertical Alliance, Inc.	Delaware	West Corporation	53%	0%
West Asset Management, Inc.	Delaware	West Receivable Services, Inc.	100%	0%
West Asset Purchasing, LLC	Nevada	West Receivable Services, Inc.	100%	100%
West Business Services, LP	Delaware	West Transaction Services II, LLC	99%	100%
West Business Services, LP	Delaware	West Transaction Services, LLC	1%	100%
West Contact Services, Inc.	Philippines	West Corporation	99.93%	65	% *
West Direct, Inc.	Delaware	West Corporation	100%	100%
West Education Foundation[2]	Nebraska	West Corporation	N/A	N/A
West Facilities Corporation	Delaware	West Corporation	100%	100%
West Interactive Corporation	Delaware	West Corporation	100%	100%
West International Corporation	Nebraska	West Corporation	100%	100%
West Receivable Services, Inc.	Delaware	West Corporation	100%	100%

[2]	West Education Foundation is a 501(c)(3) non-profit corporation. West Corporation does not technically own this entity.

Subsidiary	Jurisdiction	Record Owner	Ownership Interest	Percent Pledged
West Telemarketing Canada, ULC	Canada	Northern Contact, Inc.	100%	65	% *
West Telemarketing Corporation II	Delaware	West Telemarketing, LP	100%	100%
West Telemarketing, LP	Delaware	West Transaction Services II, LLC	99%	100%
West Telemarketing, LP	Delaware	West Transaction Services, LLC	1%	100%
West Transaction Services II, LLC	Delaware	West Corporation	100%	100%
West Transaction Services, LLC	Delaware	West Corporation	100%	100%
Worldwide Asset Purchasing, LLC	Nevada	West Receivable Services, Inc.	75%	0%
Worldwide Asset Purchasing II, LLC	Nevada	West Receivable Services, Inc.	75%	0%

*	The stock certificates for InterCall Conferencing Services Limited, West Contact Services, Inc. and West Telemarketing Canada, ULC are to be delivered within 20 days after the Closing Date.

Schedule 5.12(b)

Borrower Information

West Corporation

11808 Miracle Hills Drive

Omaha, NE 68154-4403

Tax Identification Number: 47-0777362

Schedule 7.01(b)

Existing Liens

Name	JURISDICTION / (Doing Business as)	File #	Secured Party	Comments
West Asset Management, Inc.	TX Secretary of State	06-0014407719	Collins Financial Services Inc.	Notice of consumer accounts sold to West Asset Management, Inc.

West Asset Management, Inc.	TX Secretary of State	06-0014408285	Collins Financial Services Inc.	Notice of consumer accounts sold to West Asset Management, Inc.

West Asset Management, Inc.	TX Secretary of State	06-0014408407	Collins Financial Services Inc.	Notice of consumer accounts sold to West Asset Management, Inc.

West Asset Management, Inc.	TX Secretary of State	06-0014408441	Collins Financial Services Inc.	Notice of consumer accounts sold to West Asset Management, Inc.

West Asset Management, Inc.	TX Secretary of State	06-0014426265	Collins Financial Services Inc.	Notice of consumer accounts sold to West Asset Management, Inc.

West Asset Management, Inc.	TX Secretary of State	06-0017460549	Collins Financial Services Inc.	Notice of consumer accounts sold to West Asset Management, Inc.

West Asset Management, Inc.	TX Secretary of State	06-0023571802	Collins Financial Services Inc.	Notice of consumer accounts sold to West Asset Management, Inc.

West Asset Management, Inc.	TX Secretary of State	06-0027595175	Collins Financial Services Inc.	Notice of consumer accounts sold to West Asset Management, Inc.

West Asset Management, Inc.	TX Secretary of State	06-0027607250	Collins Financial Services Inc.	Notice of consumer accounts sold to West Asset Management, Inc.

InterCall, Inc. (as successor to ECI Conference Call Services, Inc.)	DE Secretary of State	22657116	CIT Technology Financing Services, Inc.	Equipment lien

West Telemarketing, LP	NE Business Services Division	9903272736-0	Nebraska Business Leasing, Inc.	Equipment lien

Intrado Inc.	DE Secretary of State	11670830	Ameritech Credit Corporation	Equipment lien

Intrado Inc.	DE Secretary of State	11670830	Ameritech Credit Corporation	Equipment lien

Intrado Inc.	DE Secretary of State	11670871	Ameritech Credit Corporation	Equipment lien

Name	JURISDICTION / (Doing Business as)	File #	Secured Party	Comments
Intrado Inc.	DE Secretary of State	20091003	Ameritech Credit Corporation	Equipment lien

Intrado Inc.	DE Secretary of State	21112311	IBM Credit Corporation	Equipment lien

Intrado Inc.	DE Secretary of State	23007253	Ameritech Credit Corporation	Equipment lien

Intrado Inc.	DE Secretary of State	31369308	Relational Funding Corporation	Equipment lien

Intrado Inc.	DE Secretary of State	32389404	De Lage Landen Financial Services, Inc.	Equipment lien

Intrado Inc.	DE Secretary of State	32203191	Ameritech Credit Corporation	Equipment lien

Intrado Inc.	DE Secretary of State	32240151	General Electric Capital Corporation	Equipment lien

Intrado Inc.	DE Secretary of State	32761057	Ameritech Credit Corporation	Equipment lien

Intrado Inc.	DE Secretary of State	32766924		Equipment lien

Intrado Inc.	DE Secretary of State	32779976	Ameritech Credit Corporation	Equipment lien

Intrado Inc.	DE Secretary of State	40010639	Ameritech Credit Corporation	Equipment lien

Intrado Inc.	DE Secretary of State	40131294	General Electric Capital Corporation	Equipment lien

Intrado Inc.	DE Secretary of State	40326035	Ameritech Credit Corporation	Equipment lien

Intrado Inc.	DE Secretary of State	40491011	Ameritech Credit Corporation	Equipment lien

Intrado Inc.	DE Secretary of State	40664658	Ameritech Credit Corporation	Equipment lien

Intrado Inc.	DE Secretary of State	41075490	Advantage Financial Services, LLC	Equipment lien

Intrado Inc.	DE Secretary of State	42176750	Ameritech Credit Corporation	Equipment lien

Intrado Inc.	DE Secretary of State	42182188	Ameritech Credit Corporation	Equipment lien

Intrado Inc.	DE Secretary of State	42534669	Ameritech Credit Corporation	Equipment lien

Name	JURISDICTION / (Doing Business as)	File #	Secured Party	Comments
Intrado Inc.	DE Secretary of State	42557660		Equipment lien

Intrado Inc.	DE Secretary of State	50566704	Ameritech Credit Corporation	Equipment lien

Intrado Inc.	DE Secretary of State	50781790	Hewlett-Packard Financial Services Company	Equipment lien

Intrado Inc.	DE Secretary of State	51595868	Ameritech Credit Corporation	Equipment lien

Intrado Inc.	DE Secretary of State	52356708	Ameritech Credit Corporation	Equipment lien

InPulse Response Group, Inc.	AZ Secretary of State	200312719318	The CIT Group/Equipment Financing Inc.	Equipment lien

InPulse Response Group, Inc.	AZ Secretary of State	200312831520	Variant Leasing Corporation	Equipment lien

InPulse Response Group, Inc.	AZ Secretary of State	200412951765	Pullman Bank and Trust Company	Equipment lien

InPulse Response Group	AZ Secretary of State	200413091448	De Lage Landen Financial Services, Inc.	Equipment lien

InPulse Response Group	AZ Secretary of State	200413369476	Variant Leasing Corporation	Equipment lien

InPulse Response Group	AZ Secretary of State	200513518582	Dell Financial Services, L.P.	Equipment lien

InPulse Response Group	AZ Secretary of State	200513537961	The CIT Group/Equipment Financing, Inc.	Equipment lien

InPulse Response Group	AZ Secretary of State	200513766684	U.S. Bancorp Equipment Finance, Inc.	Equipment lien

Schedule 7.02(f)

Existing Investments

The forward starting interest rate swap entered into between the Borrower and Lehman Brothers Special Financing Inc. with a Trade Date of October 2, 2006 pursuant to the Trade Confirmation dated October 6, 2006 (as amended from time to time), Global ID No. 7268162.

West Corporation holds approximately $4,819,673 (including interest in convertible notes and 45,621,920 Series B Convertible Preferred Stock) of Vertical Alliance, Inc., a Delaware corporation, or 53% of outstanding equity.

West Receivable Services, Inc. holds 75% of the membership interest in Worldwide Asset Purchasing, LLC, a Nevada limited liability company.

West Receivable Services, Inc. holds 75% of the membership interest in Worldwide Asset Purchasing II, LLC, a Nevada limited liability company.

Intrado International Ltd. holds 49% of Intrado (XieAn) Technology Co. Ltd., a joint venture with Beijing Xiejin Technology Development Ltd.

Schedule 7.03(b)

Existing Indebtedness

The forward starting interest rate swap entered into between the Borrower and Lehman Brothers Special Financing Inc. with a Trade Date of October 2, 2006 pursuant to the Trade Confirmation dated October 6, 2006 (as amended from time to time), Global ID No. 7268162.

Letters of Credit:

Beneficiary	Amount	Issuer
St. Paul Traveler’s WC	$4,132,522	Omaha State Bank
Bryn Mawr Associates	54,719	Omaha State Bank
Bryn Mawr Associates	54,720	Omaha State Bank
Lousiana Public Service Commission	20,000	Telephone Solicitation Relief Act
St. Paul Traveler’s WC	675,000	Comerica *
Swig Equities	47,329	Comerica

	$4,984,290

*	Will increase quarterly to $900,000 on October 1, 2006

Schedule 7.05(l)

Dispositions

The Company may merge, consolidate, sell or otherwise dispose of its interest in each of the following entities:

1.	Asset Direct Mortgage, LLC, a Delaware limited liability company

2.	Attention Funding Corporation, a Delaware corporation

3.	Attention Funding Trust, a Delaware corporation

4.	bmd wireless AG, Switzerland

5.	Intrado International Ltd., Ireland

6.	Vertical Alliance, Inc., a Delaware corporation

Schedule 7.08

Transactions with Affiliates

Joint Venture Agreement, dated July 27, 2005, between Intrado International Ltd. and Beijing Xingin Technology Development, Inc.

Schedule 7.09

Existing Restrictions

Senior Notes Indenture, dated as of October 24, 2006, among West Corporation, the Guarantors (as defined therein) and The Bank of New York, as trustee.

Senior Subordinated Notes Indenture, dated as of October 24, 2006, among West Corporation, the Guarantors (as defined therein) and The Bank of New York, as trustee.

Schedule 10.02

Administrative Agent’s Office, Certain Addresses for Notices

I.

(A)	If to the Borrower

Paul M. Mendlik

Chief Financial Officer

West Corporation

11808 Miracle Hills Drive

Omaha, NE 68154

Attn: Paul M. Mendlik

Tel: 402-963-1200

Fax: 402-963-1619

with copies to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attn: Jay Kim

Tel: 212-497-3626

Fax: 646-728-1667

(B)	If to the Administrative Agent or Swing Line Lender:

(i)	For borrowing notices and related matters:

Hunter Dale

Wells Fargo Bank NA

1525 W WT Harris Blvd

MAC D1109-019

Charlotte, NC 28262

Tel: 704-590-2884

Hunter.dale@wachovia.com

With a copy to:Agencyservices.requests@wachovia.com

(ii)	For all other notices:

Mark B. Felker

Managing Director

Wells Fargo Bank

Financial Sponsors Group

301 South College Street, 15th Floor

Mail Code: D1053-150

Charlotte, NC 28288

Tel: 704-374-7074

Fax: 704-715-1438

mark.felker@wachovia.com

with copies to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

Attn: Luis R. Penalver

Tel: 212-701-3280

Fax: 212-378-2554

(C)	If to the L/C Issuer:

Deutsche Bank Trust Company Americas

60 Wall Street – 38th Floor

New York, New York 10005

II.	Borrower’s website address: www.west.com

[FORM OF]

COMMITTED LOAN NOTICE

To:	Lehman Commercial Paper Inc., as Administrative Agent
745 Seventh Avenue
New York, New York 10019
Attention: Carmen Pi-Santana
Fax: 212-526-6643

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of October 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among West Corporation, as Borrower, each Lender from time to time party thereto, Lehman Commercial Paper Inc., as Administrative Agent (in such capacity, the “Administrative Agent”) and Swing Line Lender, Deutsche Bank Securities Inc. and Bank of America, N.A., as Syndication Agents, and Wachovia Bank, National Association and General Electric Capital Corporation, as Co-Documentation Agents. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby requests (select one):

— A Borrowing of new Loans

— A conversion of Loans

— A continuation of Loans

to be made on the terms set forth below:

(A)	Class of Borrowing[3]

(B)	Date of Borrowing, conversion or continuation (which is a Business Day)

(C)	Principal amount

[3]	Term or Revolving Credit.

25

(D)	Type of Loan[4]

(E)	Interest Period[5]

[The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Committed Loan Notice and on the date of the related Borrowing, the conditions to lending specified in paragraphs (a) and (b) of Section 4.02 of the Credit Agreement have been satisfied.]6

WEST CORPORATION

By:

Name:
Title:

[4]	Specify Eurocurrency or Base Rate.
[5]	Applicable for Eurocurrency Borrowings/Loans only.
[6]	Insert bracketed language if the Borrower is requesting a Borrowing of new Loans.

26

EXHIBIT B

[FORM OF]

SWING LINE LOAN NOTICE

To:	Lehman Commercial Paper Inc., as Swing Line Lender and Administrative Agent
745 Seventh Avenue
New York, New York 10019
Attention: Carmen Pi-Santana
Fax: 212-526-6643

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of October 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among West Corporation, as Borrower, each Lender from time to time party thereto, Lehman Commercial Paper Inc., as Administrative Agent (in such capacity, the “Administrative Agent”) and Swing Line Lender, Deutsche Bank Securities Inc. and Bank of America, N.A., as Syndication Agents, and Wachovia Bank, National Association and General Electric Capital Corporation, as Co-Documentation Agents. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.04(b) of the Credit Agreement that it requests a Swing Line Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Swing Line Borrowing is requested to be made:

(A)	Principal Amount to be Borrowed[7]

(B)	Date of Borrowing (which is a Business Day)

The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Swing Line Loan Notice and on the date of the related Swing Line Borrowing, the conditions to lending specified in paragraphs (a) and (b) of Section 4.02 of the Credit Agreement have been satisfied.

[7]	Shall be a minimum of $100,000.

WEST CORPORATION

By:

Name:
Title:

28

EXHIBIT C-1

LENDER: [—]

PRINCIPAL AMOUNT: $[—]

[FORM OF] TERM NOTE

New York, New York

[Date]

FOR VALUE RECEIVED, the undersigned, WEST CORPORATION, a Delaware corporation (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement dated as of October 24, 2006 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, each Lender from time to time party thereto, Lehman Commercial Paper Inc., as Administrative Agent and Swing Line Lender, Deutsche Bank Securities Inc. and Bank of America, N.A., as Syndication Agents, and Wachovia Bank, National Association and General Electric Capital Corporation, as Co-Documentation Agents) (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the Term Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

WEST CORPORATION

By:

Name:
Title:

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

EXHIBIT C-2

LENDER: [—]

PRINCIPAL AMOUNT: $[—]

[FORM OF] REVOLVING CREDIT NOTE

New York, New York

[Date]

FOR VALUE RECEIVED, the undersigned, WEST CORPORATION, a Delaware corporation (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement dated as of October 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, each Lender from time to time party thereto, Lehman Commercial Paper Inc., as Administrative Agent and Swing Line Lender, Deutsche Bank Securities Inc. and Bank of America, N.A., as Syndication Agents, and Wachovia Bank, National Association and General Electric Capital Corporation, as Co-Documentation Agents) (A) on the dates set forth in the Credit Agreement, the lesser of (i) the principal amount set forth above and (ii) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Revolving Credit Loan at the rate or rates per annum and payable on such dates as provided in the Credit Agreement, in each case in the currency of the applicable Revolving Credit Loan.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the Revolving Credit Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

EXHIBIT C-2

LENDER: [—]

PRINCIPAL AMOUNT: $[—]

WEST CORPORATION

By:

Name:
Title:

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

EXHIBIT D

[FORM OF]

COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement dated as of October 24, 2006 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among West Corporation, as Borrower (the “Borrower”), each Lender from time to time party thereto, Lehman Commercial Paper Inc., as Administrative Agent (in such capacity, the “Administrative Agent”) and Swing Line Lender, Deutsche Bank Securities Inc. and Bank of America, N.A., as Syndication Agents, and Wachovia Bank, National Association and General Electric Capital Corporation, as Co-Documentation Agents. Capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein. Pursuant to Section 6.02 of the Credit Agreement, the undersigned, in his/her capacity as a Responsible Officer of the Borrower, certifies as follows:

1.	[Attached hereto as Exhibit [A] is the audited consolidated balance sheet of the Borrower and its Subsidiaries as of , 20 and related consolidated statements of income or operations, stockholders’ equity and cash flows for the fiscal year then ended, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of [Deloitte & Touche LLP], prepared in accordance with generally accepted auditing standards in the United States and not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.]

2.	[Attached hereto as Exhibit [B] is the consolidated balance sheet of the Borrower and its Subsidiaries as of , 20 and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail. These present fairly in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.]

3.	To my knowledge, except as otherwise disclosed to the Administrative Agent in writing pursuant to the Credit Agreement, at no time during the period between [ ] and [ ] (the “Certificate Period”) did a Default or an Event of Default exist. [If unable to provide the foregoing certification, fully describe the reasons therefor and circumstances thereof and any action taken or proposed to be taken with respect thereto (including the delivery of a “Notice of Intent to Cure” concurrently with delivery of this Compliance Certificate) on Annex A attached hereto.]

4.	The following represent true and accurate calculations, as of the last day of the Certificate Period, to be used to determine whether the Borrower is in compliance with the covenants set forth in Section 7.11 of the Credit Agreement:

(i)	Total Leverage Ratio.

Consolidated Total Debt=	[ ]
Consolidated EBITDA=	[ ]
Actual Ratio=	[ ] to 1.0
Required Ratio=	[ ] to 1.0

(ii)	Interest Coverage Ratio.

Consolidated EBITDA =	[ ]
Consolidated Interest Expense=	[ ]
Actual Ratio=	[ ] to 1.0
Required Ratio=	[ ] to 1.0

Supporting detail showing the calculation of Consolidated Total Debt is attached hereto as Schedule 1. Supporting detail showing the calculation of Consolidated EBITDA is attached hereto as Schedule 2. Supporting detail showing the calculation of Consolidated Interest Expense is attached hereto as Schedule 3.

5.	The Borrower and its Restricted Subsidiaries are in compliance with Section 7.15 of the Credit Agreement. For the current fiscal year the limit on Capital Expenditures is $[ ] [, which amount includes the unused amount carried forward from the previous fiscal year and/or an amount carried back from the succeeding fiscal year pursuant to Section 7.15 of the Credit Agreement]. The amount of Capital Expenditures incurred by the Borrower and its Restricted Subsidiaries in the current fiscal year through the end of the fiscal quarter most recently ended is $[ ]. The calculation of the foregoing amounts is set out in reasonable detail in Schedule 4 attached hereto.

IN WITNESS WHEREOF, the undersigned, in his/her capacity as a Responsible Officer of the Borrower, has executed this certificate for and on behalf of the Borrower and has caused this certificate to be delivered this      day of         , 20    .

WEST CORPORATION

By:

Name:
Title:

EXHIBIT E

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Assignment and Assumption and not otherwise defined herein have the meanings specified in the Credit Agreement dated as of October 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among West Corporation, as Borrower, each Lender from time to time party thereto, Lehman Commercial Paper Inc., as Administrative Agent (in such capacity, the “Administrative Agent”) and Swing Line Lender, Deutsche Bank Securities Inc. and Bank of America, N.A., as Syndication Agents, and Wachovia Bank, National Association and General Electric Capital Corporation, as Co-Documentation Agents, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including participations in any Letters of Credit or Swing Line Loans included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor (the “Assignor”):

2.	Assignee (the “Assignee”):

Assignee is an Affiliate of: [Name of Lender]

Assignee is an Approved Fund of: [Name of Lender]

3.	Borrower: West Corporation

4.	Administrative Agent: Lehman Commercial Paper Inc.

5.	Assigned Interest:

Facility	Aggregate Amount of Commitment/Loans of all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[8]
Revolving Credit Facility	$	$	%
Term Loans	$	$	%

Effective Date:

[8]	Set forth, to at least 8 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

40

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor

By:

Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:

Name:
Title:

41

[Consented to and]9 Accepted:

LEHMAN COMMERCIAL PAPER INC. as Administrative Agent

By:

Name:
Title:

Consented to:

[[EACH L/C ISSUER], as L/C Issuer

By:

Name:
Title:

LEHMAN COMMERCIAL PAPER INC., as Swing Line Lender

By:

Name:
Title:][10]

[9]

No consent of the Administrative Agent shall be required for (i) an assignment to an Agent or an Affiliate of an Agent or (ii) an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

[10]	No consent of any L/C Issuer or the Swing Line Lender shall be required for (i) an assignment to an Agent or an Affiliate of an Agent or (ii) an assignment of a Term Loan.

42

[WEST CORPORATION

By:

Name:
Title:][11]

[11]

No consent of the Borrower shall be required for an assignment to any Arranger or any of their respective Affiliates, a Lender, an Affiliate of a Lender or an Approved Fund or, if an Event of Default under Section 8.01(a), (f) or (g) of the Credit Agreement has occurred and is continuing, to any Assignee.

43

CREDIT AGREEMENT1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, (iii) the financial condition of the Borrower or any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrower or any of its Subsidiaries or Affiliates or any other Person of any of their obligations under the Credit Agreement.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on any Agent or any other Lender, and (v) if it is a Foreign

[1]

Capitalized terms used in this Assignment and Assumption and not otherwise defined herein have the meanings specified in the Credit Agreement dated as of October __, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among West Corporation, as Borrower, each Lender from time to time party thereto, Lehman Commercial Paper Inc., as Administrative Agent (in such capacity, the “Administrative Agent”) and Swing Line Lender, Deutsche Bank Securities Inc. and Bank of America, N.A., as Syndication Agents, and Wachovia Capital Markets, LLC and General Electric Capital Corporation, as Co-Documentation Agents

Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 10.15 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Assignor, any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York.

2

EXHIBIT F

GUARANTEE AGREEMENT

dated as of

October 24, 2006,

among

THE GUARANTORS IDENTIFIED HEREIN

and

LEHMAN COMMERCIAL PAPER INC.,

as Administrative Agent

i

(continued)

Page
Schedules

Schedule I	Subsidiary Parties

Exhibits

Exhibit I	Form of Guarantee Agreement Supplement

ii

GUARANTEE AGREEMENT dated as of October 24, 2006 among the Guarantors identified herein and LEHMAN COMMERCIAL PAPER INC., as Administrative Agent (in such capacity, the “Administrative Agent”).

Reference is made to the Credit Agreement dated as of October 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among West Corporation (the “Borrower”), each Lender from time to time party thereto, Lehman Commercial Paper Inc., as Administrative Agent and Swing Line Lender, Deutsche Bank Securities Inc. and Bank of America, N.A., as Syndication Agents, and Wachovia Bank, National Association and General Electric Capital Corporation, as Co-Documentation Agents. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Guarantors are affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Credit Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.

(b) The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Agreement” means this Guarantee Agreement.

“Claiming Party” has the meaning assigned to such term in Section 3.02.

“Contributing Party” has the meaning assigned to such term in Section 3.02.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Guarantee Agreement Supplement” means an instrument in the form of Exhibit I hereto.

“Guarantor” means each Subsidiary Party and, upon the occurrence of a Holdings Election Event, Holdings.

“Obligations” means the “Obligations” as defined in the Credit Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c) of the Credit Agreement.

“Subsidiary Parties” means (a) the Restricted Subsidiaries identified on Schedule I and (b) each other Restricted Subsidiary that becomes a party to this Agreement as a Subsidiary Party after the Closing Date.

ARTICLE II

Guarantee

SECTION 2.01. Guarantee. Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations. Each of the Guarantors further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Each of the Guarantors waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

SECTION 2.02. Guarantee of Payment. Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower or any other Person.

SECTION 2.03. No Limitations. (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 4.13, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of any security held by the Administrative Agent or any other Secured Party for the

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Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations). Each Guarantor expressly authorizes the applicable Secured Parties to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations. The Administrative Agent and the other Secured Parties may in accordance with the terms of the Collateral Documents, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been fully and indefeasibly paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Loan Party, as the case may be, or any security.

SECTION 2.04. Reinstatement. Each of the Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower, any other Loan Party or otherwise.

SECTION 2.05. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower or any other Loan Party arising as a result thereof by way of right of

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subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.

SECTION 2.06. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

ARTICLE III

Indemnity, Subrogation and Subordination

SECTION 3.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 3.03), the Borrower agrees that in the event a payment of an obligation shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment.

SECTION 3.02. Contribution and Subrogation. Each Subsidiary Party (a “Contributing Party”) agrees (subject to Section 3.03) that, in the event a payment shall be made by any other Subsidiary Party hereunder in respect of any Obligation and such other Subsidiary Party (the “Claiming Party”) shall not have been fully indemnified by the Borrower as provided in Section 3.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Contributing Parties together with the net worth of the Claiming Party on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 4.14, the date of the Guarantee Agreement Supplement hereto executed and delivered by such Guarantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 3.02 shall be subrogated to the rights of such Claiming Party to the extent of such payment.

SECTION 3.03. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 3.01 and 3.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations. No failure on the part of the Borrower or any Guarantor to make the payments required by Sections 3.01 and 3.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

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(b) Each Guarantor hereby agrees that upon the occurrence and during the continuance of an Event of Default and after notice from the Administrative Agent (which notice states that is delivered pursuant to this Section 3.03(b)), all Indebtedness owed by it to any Subsidiary that is not a Loan Party shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.

ARTICLE IV

Miscellaneous

SECTION 4.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Borrower as provided in Section 10.02 of the Credit Agreement.

SECTION 4.02. Waivers; Amendment. (a) No failure or delay by the Administrative Agent, any L/C Issuer or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the L/C Issuers and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 4.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any L/C Issuer may have had notice or knowledge of such Default at the time. No notice or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Guarantor or Guarantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

SECTION 4.03. Administrative Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its reasonable out-of-pocket expenses incurred hereunder as provided in Section 10.04 of the Credit Agreement.

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(b) Without limitation of its indemnification obligations under the other Loan Documents, each Guarantor agrees to indemnify and hold harmless the Administrative Agent and the other Indemnitees (as defined in Section 10.05 of the Credit Agreement) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating to any of the foregoing agreements or instruments contemplated hereby, or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence, bad faith or willful misconduct of, or the breach of this Agreement by, such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee.

(c) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Collateral Documents. The provisions of this Section 4.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 4.03 shall be payable within 10 days of written demand therefor.

SECTION 4.04. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 4.05. Survival of Agreement. All covenants, agreements, representations and warranties made by the Guarantors hereunder and in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Administrative Agent, any L/C Issuer or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations and (z) contingent

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indemnification obligations) is outstanding and unpaid or any Letter of Credit is outstanding (unless cash collateral or other credit support satisfactory to the L/C Issuer thereof in its sole discretion has been provided) and so long as the Commitments have not expired or terminated.

SECTION 4.06. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. This Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Guarantor and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Guarantor, the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that no Guarantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

SECTION 4.07. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 4.08. Right of Set-Off. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to any Guarantor, any such notice being waived by each Guarantor to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates to or for the credit or the account of the respective Guarantors against any and all obligations owing to such Lender and its Affiliates hereunder, now or hereafter existing, irrespective of whether or not such Lender or Affiliate shall have made demand under this Agreement and although such obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the applicable Guarantor and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice

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shall not affect the validity of such setoff and application. The rights of each Lender under this Section 4.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

SECTION 4.09. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS. (A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH GUARANTOR CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH GUARANTOR IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

SECTION 4.10. WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 4.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

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SECTION 4.12. Security Interest Absolute. All rights of the Administrative Agent hereunder and all obligations of each Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any release or amendment or waiver of or consent under or departure from any guarantee guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Guarantor in respect of the Obligations or this Agreement.

SECTION 4.13. Termination or Release. (a) This Agreement and the Guarantees made herein shall terminate with respect to all Obligations when all the outstanding Obligations under the Loan Documents (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations and (z) contingent indemnification obligations) have been paid in full and the Lenders have no further commitment to lend under the Credit Agreement, the L/C Obligations have been reduced to zero (unless cash collateral or other credit support satisfactory to the L/C Issuer thereof in its sole discretion has been provided) and the L/C Issuers have no further obligations to issue Letters of Credit under the Credit Agreement.

(b) A Subsidiary Party shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Party ceases to be a Subsidiary of the Borrower or becomes an Excluded Subsidiary; provided that the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c) In connection with any termination or release pursuant to paragraph (a) or (b), the Administrative Agent shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 4.13 shall be without recourse to or warranty by the Administrative Agent.

SECTION 4.14. Additional Guarantors. Pursuant to Section 6.11 of the Credit Agreement, Holdings and certain Restricted Subsidiaries of the Loan Parties that (i) are not Excluded Subsidiaries and (ii) were not in existence or not Restricted Subsidiaries on the date of the Credit Agreement are required to enter in this Agreement as Guarantors upon the occurrence of a Holdings Election Event or becoming a Restricted Subsidiary that is not an Excluded Subsidiary, as applicable. Upon execution and delivery by the Administrative Agent and Holdings or a Restricted Subsidiary, as applicable, of a Guarantee Agreement Supplement, Holdings or such Restricted Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require

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the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COSMOSIS CORPORATION
INPULSE RESPONSE GROUP, INC.
INTERCALL, INC.
INTRADO COMMUNICATIONS INC.
INTRADO COMMUNICATIONS OF VIRGINIA INC.
INTRADO INC.
NORTHERN CONTACT, INC.
WEST ASSET MANAGEMENT, INC.
WEST DIRECT, INC.
WEST FACILITIES CORPORATION
WEST INTERACTIVE CORPORATION
WEST INTERNATIONAL CORPORATION
WEST RECEIVABLE SERVICES, INC.
WEST TELEMARKETING CORPORATION II

By:

Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

ASSET DIRECT MORTGAGE, LLC
BUYDEBTCO, LLC
INTRADO INTERNATIONAL, LLC
STARGATE MANAGEMENT LLC
THE DEBT DEPOT, LLC
WEST ASSET PURCHASING, LLC
WEST TRANSACTION SERVICES II, LLC
WEST TRANSACTION SERVICES, LLC

By:

Name:	Paul M. Mendlik
Title:	Manager

ATTENTION FUNDING CORPORATION

By:

Name:	Paul M. Mendlik
Title:	Treasurer

SIGNATURE PAGE TO GUARANTEE AGREEMENT

INTERCALL TELECOM VENTURES, LLC
By INTERCALL, INC.
Its sole member

By:

Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

WEST BUSINESS SERVICES, LP
WEST TELEMARKETING, LP
By WEST TRANSACTION SERVICES, LLC
Their general partner

By:

Name:	Paul M. Mendlik
Title:	Manager

SIGNATURE PAGE TO GUARANTEE AGREEMENT

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent

By:
Name:
Title:

SIGNATURE PAGE TO GUARANTEE AGREEMENT

Schedule I to

the Guarantee Agreement

SUBSIDIARY PARTIES

Asset Direct Mortgage, LLC

Attention Funding Corporation

BuyDebtCo, LLC

Cosmosis Corporation

InPulse Response Group, Inc.

InterCall Telecom Ventures, LLC

InterCall, Inc.

Intrado Inc.

Intrado Communications Inc.

Intrado Communications of Virginia Inc.

Intrado International LLC

Northern Contact, Inc.

Stargate Management LLC

The Debt Depot, LLC

West Asset Management, Inc.

West Asset Purchasing, LLC

West Business Services, LP

West Direct, Inc.

West Facilities Corporation

West Interactive Corporation

West International Corporation

West Receivable Services, Inc.

West Telemarketing, LP

West Telemarketing Corporation II

West Transaction Services II, LLC

West Transaction Services, LLC

Exhibit I to the

Guarantee Agreement

SUPPLEMENT NO.              dated as of [—], to the Guarantee Agreement dated as of October     , 2006, among the Guarantors identified therein and LEHMAN COMMERCIAL PAPER INC., as Administrative Agent.

A. Reference is made to the Credit Agreement dated as of October 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among West Corporation, each Lender from time to time party thereto, Lehman Commercial Paper Inc., as Administrative Agent and Swing Line Lender, Deutsche Bank Securities Inc. and Bank of America, N.A., as Syndication Agents, and Wachovia Bank, National Association and General Electric Capital Corporation, as Co-Documentation Agents.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guarantee Agreement referred to therein.

C. The Guarantors have entered into the Guarantee Agreement in order to induce the Lenders to make Loans and the L/C Issuers to issue Letters of Credit. Section 4.14 of the Guarantee Agreement provides that Holdings or additional Restricted Subsidiaries of the Borrower may become Guarantors under the Guarantee Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guarantee Agreement in order to induce the Lenders to make additional Loans and the L/C Issuers to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Guarantor agree as follows:

SECTION 1. In accordance with Section 4.14 of the Guarantee Agreement, the New Guarantor by its signature below becomes a Guarantor under the Guarantee Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guarantee Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof. Each reference to a “Guarantor” in the Security Agreement shall be deemed to include the New Guarantor. The Guarantee Agreement is hereby incorporated herein by reference.

SECTION 2. The New Guarantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Guarantor and the Administrative Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Guarantee Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 4.01 of the Guarantee Agreement.

SECTION 8. The New Guarantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

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IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Supplement to the Guarantee Agreement as of the day and year first above written.

[NAME OF NEW GUARANTOR]

By:
Name: Title:

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LEHMAN COMMERCIAL PAPER INC., as Administrative Agent

By:
Name: Title:

4

EXHIBIT G

SECURITY AGREEMENT

dated as of

October 24, 2006

among

WEST CORPORATION,

THE OTHER GRANTORS IDENTIFIED HEREIN

and

LEHMAN COMMERCIAL PAPER INC.,

as Administrative Agent

ARTICLE I
DEFINITIONS
Section 1.01.	Credit Agreement	1
Section 1.02.	Other Defined Terms	1

ARTICLE II
PLEDGE OF SECURITIES

Section 2.01.	Pledge	3
Section 2.02.	Delivery of the Pledged Collateral	4
Section 2.03.	Representations, Warranties and Covenants	5
Section 2.04.	Certification of Limited Liability Company and Limited Partnership Interests	6
Section 2.05.	Registration in Nominee Name; Denominations	6
Section 2.06.	Voting Rights; Dividends and Interest	7

ARTICLE III
SECURITY INTERESTS IN PERSONAL PROPERTY

Section 3.01.	Security Interest	9
Section 3.02.	Representations and Warranties	11
Section 3.03.	Covenants	12
Section 3.04.	Other Actions	14

ARTICLE IV
REMEDIES

Section 4.01.	Remedies Upon Default	14
Section 4.02.	Application of Proceeds	16

ARTICLE V
INDEMNITY, SUBROGATION AND SUBORDINATION

Section 5.01.	Indemnity	17
Section 5.02.	Contribution and Subrogation	17
Section 5.03.	Subordination	17

ARTICLE VI
MISCELLANEOUS

Section 6.01.	Notices	18
Section 6.02.	Waivers, Amendment	18
Section 6.03.	Administrative Agent’s Fees and Expenses; Indemnification	18
Section 6.04.	Successors and Assigns	19
Section 6.05.	Survival of Agreement	19
Section 6.06.	Counterparts; Effectiveness; Several Agreement	20
Section 6.07.	Severability	20
Section 6.08.	Right of Set-Off	20

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Schedules

Schedule I	Subsidiary Parties
Schedule II	Pledged Equity, Pledged Debt
Schedule III	Commercial Tort Claims

Exhibits

Exhibit I	Form of Security Agreement Supplement
Exhibit II	Form of Perfection Certificate

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SECURITY AGREEMENT dated as of October 24, 2006 among WEST CORPORATION (the “Borrower”), the other Grantors identified herein and LEHMAN COMMERCIAL PAPER INC., as Administrative Agent for the Secured Parties (as defined below) (in such capacity, the “Administrative Agent”).

Reference is made to the Credit Agreement dated as of October 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, each Lender from time to time party thereto, Lehman Commercial Paper Inc., as Administrative Agent and Swing Line Lender, Deutsche Bank Securities Inc. and Bank of America, N.A., as Syndication Agents, and Wachovia Bank, National Association and General Electric Capital Corporation, as Co-Documentation Agents. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Subsidiary Parties are affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE V

Definitions

SECTION 5.01. Credit Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement. All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the New York UCC; provided that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

(b) The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

SECTION 5.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Accounts” has the meaning specified in Article 9 of the New York UCC.

“Agreement” means this Security Agreement.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.01(a).

“Claiming Party” has the meaning assigned to such term in Section 5.02.

“Collateral” means the Article 9 Collateral and the Pledged Collateral.

“Contributing Party” has the meaning assigned to such term in Section 5.02.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Federal Securities Laws” has the meaning assigned to such term in Section 4.03.

“General Intangibles” has the meaning specified in Article 9 of the New York UCC.

“Grantor” means the Borrower, each Subsidiary Party and, upon the occurrence of a Holdings Election Event, Holdings.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Perfection Certificate” means a certificate substantially in the form of Exhibit II, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by the chief financial officer and the chief legal officer of the Borrower.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt” has the meaning assigned to such term in Section 2.01.

“Pledged Equity” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means any promissory notes, stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Secured Obligations” means the “Obligations” as defined in the Credit Agreement.

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“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c) of the Credit Agreement.

“Security Agreement Supplement” means an instrument in the form of Exhibit I hereto.

“Security Interest” has the meaning assigned to such term in Section 3.01(a).

“Subsidiary Parties” means (a) the Restricted Subsidiaries identified on Schedule I and (b) each other Restricted Subsidiary that becomes a party to this Agreement as a Subsidiary Party after the Closing Date.

ARTICLE VI

Pledge of Securities

SECTION 6.01. Pledge. As security for the payment or performance, as the case may be, in full of the Secured Obligations, including the Senior Guarantees, each Grantor hereby assigns and pledges to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under (i) all Equity Interests held by it and listed on Schedule II and any other Equity Interests obtained in the future by such Grantor and the certificates representing all such Equity Interests (the “Pledged Equity”); provided that the Pledged Equity shall not include (A) more than 65% of the issued and outstanding Equity Interests of any Foreign Subsidiary, (B) Equity Interests of Immaterial Subsidiaries, (C) Equity Interests of Unrestricted Subsidiaries, (D) Equity Interests of Excluded Receivables Management Subsidiaries pledged to secure Indebtedness permitted under Section 7.03(t)(i) or (ii) of the Credit Agreement or if the creation of a Lien on the Equity Interests of such Excluded Receivables Management Subsidiary is not permitted or would (including upon foreclosure thereof) result in a change of control (or similar event), default, termination, payment, purchase or repurchase obligation pursuant to the terms of any Receivables Management Financing, any service agreement (or similar arrangement) required by or entered into in connection with such Receivables Management Financing or any credit support provided by it in favor of any financier of such Receivables Management Financing, (E) Equity Interests of any Restricted Subsidiary pledged to secure Indebtedness permitted under Section 7.03(g) of the Credit Agreement, (F) Equity Interests of any Person that is not a direct or indirect wholly owned Subsidiary of the Borrower, (G) with respect to Holdings, the Equity Interests of any Subsidiary of Holdings other than the Borrower, (H) Equity Interests of any Subsidiary with respect to which the Administrative Agent has confirmed in writing to the Borrower its determination that the costs or other consequences (including adverse tax consequences) of providing a pledge of its Equity Interests is excessive in view of the benefits to be

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obtained by the Lenders (the assets described in clauses (A) through (H) of this proviso being the “Excluded Equity”); (ii)(A) the debt securities owned by it and listed opposite the name of such Grantor on Schedule II, (B) any debt securities obtained in the future by such Grantor and (C) the promissory notes and any other instruments evidencing such debt securities (the “Pledged Debt”); (iii) all other property that may be delivered to and held by the Administrative Agent pursuant to the terms of this Section 2.01; (iv) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (i) and (ii) above; (v) subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (i), (ii), (iii) and (iv) above; and (vi) all Proceeds of any of the foregoing (the items referred to in clauses (i) through (vi) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 6.02. Delivery of the Pledged Collateral. (a) Each Grantor agrees promptly to deliver or cause to be delivered to the Administrative Agent, for the benefit of the Secured Parties, any and all Pledged Securities (other than any uncertificated securities, but only for so long as such securities remain uncertificated) to the extent such Pledged Securities, in the case of promissory notes or other instruments evidencing Indebtedness, are required to be delivered pursuant to paragraph (b) of this Section 2.02.

(b) Each Grantor will cause any Indebtedness for borrowed money having an aggregate principal amount in excess of $5,000,000 owed to such Grantor by any Person that is evidenced by a duly executed promissory note to be pledged and delivered to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms hereof.

(c) Upon delivery to the Administrative Agent, (i) any Pledged Securities shall be accompanied by stock powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Administrative Agent and by such other instruments and documents as the Administrative Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Administrative Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule II and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

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SECTION 6.03. Representations, Warranties and Covenants. Each Grantor jointly and severally represents, warrants and covenants, as to itself and the other Grantors, to and with the Administrative Agent, for the benefit of the Secured Parties, that:

(a) As of the date hereof, Schedule II correctly sets forth the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity and includes all Equity Interests, debt securities and promissory notes required to be pledged hereunder in order to satisfy the Collateral and Guarantee Requirement;

(b) the Pledged Equity and Pledged Debt (solely with respect to Pledged Debt issued by a Person other than the Borrower or a Subsidiary of the Borrower, to the best of such Grantor’s knowledge) have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity, are fully paid and nonassessable and (ii) in the case of Pledged Debt (solely with respect to Pledged Debt issued by a Person other than the Borrower or a Subsidiary of the Borrower, to the best of the such Grantor’s knowledge), are legal, valid and binding obligations of the issuers thereof,

(c) except for the security interests granted hereunder, each of the Grantors (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Grantors, (ii) holds the same free and clear of all Liens, other than (A) Liens created by the Collateral Documents and (B) Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than (A) Liens created by the Collateral Documents and (B) Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement and (C) transfers made in compliance with the Credit Agreement, (iv) will defend its title or interest thereto or therein against any and all Liens (other than the Liens permitted pursuant to this Section 2.03(c)), however arising, of all Persons whomsoever;

(d) except for restrictions and limitations imposed by (i) the Loan Documents, (ii) securities laws generally, (iii) customary provisions in joint venture agreements relating to purchase options, rights of first refusal, tag, drag, call or similar rights of a third party that owns Equity Interests in such joint venture or (iv) rules and regulations promulgated by the Federal Communications Commission and other similar federal and state laws, rules and regulations relating to the telecommunications industry and except (A) as described in the Perfection Certificate, (B) as described in clauses (iv) through (xi) of Section 7.09 of the Credit

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Agreement and (C) transactions otherwise permitted by Article VII of the Credit Agreement, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder;

(e) each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Administrative Agent in accordance with this Agreement, the Administrative Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Secured Obligations; and

(g) the pledge effected hereby is effective to vest in the Administrative Agent, for the benefit of the Secured Parties, the rights of the Administrative Agent in the Pledged Collateral as set forth herein.

SECTION 6.04. Certification of Limited Liability Company and Limited Partnership Interests. No interest in any limited liability company or limited partnership controlled by any Grantor that constitutes Pledged Equity shall be represented by a certificate unless (i) the limited liability company agreement or partnership agreement expressly provides that such interests shall be a “security” within the meaning of Article 8 of the UCC of the applicable jurisdiction, and (ii) such certificate shall be delivered to the Administrative Agent in accordance with Section 2.02.

SECTION 6.05. Registration in Nominee Name; Denominations. If an Event of Default shall occur and be continuing and the Administrative Agent shall give the Borrower notice of its intent to exercise such rights, (a) the Administrative Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Administrative Agent and each Grantor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor and (b) the Administrative Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

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SECTION 6.06. Voting Rights; Dividends and Interest. (a) Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have notified the Borrower that the rights of the Grantors under this Section 2.06 are being suspended:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents.

(ii) The Administrative Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent and the Secured Parties and shall be forthwith delivered to the Administrative Agent in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent).

(b) Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Borrower of the suspension of the rights of the Grantors under paragraph (a)(iii) of this Section 2.06, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor

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contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Administrative Agent upon demand in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02. After all Events of Default have been cured or waived, the Administrative Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Borrower of the suspension of the rights of the Grantors under paragraph (a)(i) of this Section 2.06, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 2.06, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above.

(d) Any notice given by the Administrative Agent to the Borrower suspending the rights of the Grantors under paragraph (a) of this Section 2.06 (i) shall be given in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

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ARTICLE VII

Security Interests in Personal Property

SECTION 7.01. Security Interest. (a) As security for the payment or performance, as the case may be, in full of the Secured Obligations, including the Senior Guarantees, each Grantor hereby assigns and pledges to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Documents;

(iv) all Equipment;

(v) all General Intangibles;

(vi) all Instruments;

(vii) all Inventory;

(viii) all Investment Property;

(ix) all Letter-of-Credit Rights;

(x) the Commercial Tort Claims described on Schedule III and on any supplement thereto received by the Administrative Agent pursuant to Section 3.04(c);

(xi) all books and records pertaining to the Article 9 Collateral; and

(xii) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in (A) motor vehicles or other assets subject to certificates of title, (B) deposit accounts or securities accounts, (C) Receivables Management Assets owned by, or owing to, any Person (other than the Borrower or a Restricted Subsidiary) or held in trust for the benefit of any such Person, and the Equity Interests of Excluded Receivables Management Subsidiaries (D) any Excluded Equity, (E) any asset with respect to which the Administrative Agent has confirmed in writing to the Borrower its determination that the costs or other consequences (including adverse tax consequences) of providing a security interest in is excessive in view of the benefits to be obtained by the Lenders, (F) any General Intangible, Investment Property or other property or rights of a Grantor arising under or evidenced by any contract, lease, instrument, license or other document if (but only to the extent that) the grant of a security interest therein would (x) constitute a violation of a valid and enforceable restriction in respect of such General Intangible, Investment Property or other property or rights in favor of a third party or under any law, regulation, permit, order or decree of any Governmental Authority, unless and until all required consents shall have been obtained (for the avoidance of doubt, the restrictions described herein are not negative pledges or similar undertakings in favor of a lender or other financial counterparty) or (y) expressly give any other

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party in respect of any such contract, lease, instrument, license or other document, the right to terminate its obligations thereunder, provided, however, that the limitation set forth in clause (F) above shall not affect, limit, restrict or impair the grant by a Grantor of a security interest pursuant to this Agreement in any such Collateral to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable law, including the UCC, (G) any license, permit, franchise, authorization, consent, registration or other approval issued by the Federal Communications Commission (or any equivalent state agency) (collectively, the “FCC Licenses”) held by any Grantor to the extent that any requirement of law applicable thereto prohibits the creation of a Lien thereon, but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by any applicable law, including the UCC or (H) Margin Stock unless the applicable requirements of Regulations T, U and X of the Board of Governors of the Federal Reserve have been satisfied.

(b) Each Grantor hereby irrevocably authorizes the Administrative Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as all assets of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail and (ii) contain the information required by Article 9 of the Uniform Commercial Code or the analogous legislation of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Administrative Agent promptly upon request.

(c) The Security Interest is granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

SECTION 7.02. Representations and Warranties. Each Grantor jointly and severally represents and warrants, as to itself and the other Grantors, to the Administrative Agent and the Secured Parties that:

(a) Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Administrative Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein is correct and complete in all material respects (except the information therein with respect to the exact legal name of each Grantor shall be correct and complete in all respects) as of the Closing Date. The Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations prepared by the Administrative Agent based upon the information provided to the Administrative Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule 2 to the Perfection Certificate (or specified by

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notice from the Borrower to the Administrative Agent after the Closing Date in the case of filings, recordings or registrations required by Section 6.11 of the Credit Agreement), are all the filings, recordings and registrations that are necessary to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements.

(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations and (ii) subject to the filings described in Section 3.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than (i) any Lien that is expressly permitted pursuant to Section 7.01 of the Credit Agreement and has priority as a matter of law and (ii) Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement.

(d) The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral or (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement.

(e) The only Commercial Tort Claims of any Grantor existing on the Closing Date in excess of $5,000,000 are those listed on Schedule III which sets forth such information separately for each Grantor.

SECTION 7.03. Covenants. (a) The Borrower agrees to notify the Administrative Agent in writing promptly, but in any event within 10 Business Days, after any change (i) in the legal name of any Grantor, (ii) in the identity or type of organization or corporate structure of any Grantor or (iii) in the jurisdiction of organization of any Grantor.

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(b) Each Grantor shall, at its own expense, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Administrative Agent in the Article 9 Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 7.01 of the Credit Agreement; provided that, nothing in this Agreement shall prevent any Grantor from discontinuing the operation or maintenance of any of its assets or properties if such discontinuance is (x) determined by such Grantor to be desirable in the conduct of its business and (y) permitted by the Credit Agreement.

(c) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 6.01 of the Credit Agreement, the Borrower shall deliver to the Administrative Agent a certificate executed by the chief financial officer and the chief legal officer of the Borrower setting forth the information required pursuant to Schedules 1(a), 1(c), 1(e), 1(f) and 2(b) of the Perfection Certificate or confirming that there has been no change in such information since the date of such certificate or the date of the most recent certificate delivered pursuant to this Section 3.03(c).

(d) Each Grantor agrees, on its own behalf and on behalf of each other Grantor, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Administrative Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith. If any amount payable under or in connection with any of the Article 9 Collateral that is in excess of $5,000,000 shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be promptly pledged and delivered to the Administrative Agent, for the benefit of the Secured Parties, duly endorsed in a manner reasonably satisfactory to the Administrative Agent.

(e) At its option, the Administrative Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 7.01 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement and within a reasonable period of time after the Administrative Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Administrative Agent within 10 days after demand for any payment made or any reasonable expense incurred by the Administrative Agent pursuant to the foregoing authorization. Nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to

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cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(f) If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person the value of which is in excess of $5,000,000 to secure payment and performance of an Account, such Grantor shall promptly assign such security interest to the Administrative Agent for the benefit of the Secured Parties. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

(g) Each Grantor (rather than the Administrative Agent or any Secured Party) shall remain liable (as between itself and any relevant counterparty) to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Administrative Agent and the Secured Parties from and against any and all liability for such performance.

SECTION 7.04. Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments. If any Grantor shall at any time hold or acquire any Instruments constituting Collateral and evidencing an amount in excess of $5,000,000, such Grantor shall forthwith endorse, assign and deliver the same to the Administrative Agent for the benefit of the Secured Parties, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request.

(b) Investment Property. Except to the extent otherwise provided in Article II, if any Grantor shall at any time hold or acquire any certificated securities that constitute Collateral, such Grantor shall forthwith endorse, assign and deliver the same to the Administrative Agent for the benefit of the Secured Parties, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request.

(c) Commercial Tort Claims. If any Grantor shall at any time commence a suit, action or proceeding with respect to any Commercial Tort Claim held by it with a value which such Grantor reasonably believes to be of $5,000,000 or more, such Grantor shall notify the Administrative Agent thereof concurrently with the delivery of the Compliance Certificate by the Company in a writing signed by

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such Grantor and describing the details thereof and shall grant to the Administrative Agent for the benefit of the Secured Parties in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VIII

Remedies

SECTION 8.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Administrative Agent shall have the right to exercise any and all rights afforded to a secured party with respect to the Secured Obligations under the Uniform Commercial Code or other applicable law and also may (i) require each Grantor to, and each Grantor agrees that it will at its expense and upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place and time to be designated by the Administrative Agent that is reasonably convenient to both parties; (ii) occupy any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; provided that the Administrative Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such occupancy; (iii) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral; provided that the Administrative Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such exercise; and (iv) subject to the mandatory requirements of applicable law and the notice requirements described below, sell or otherwise dispose of all or any part of the Collateral securing the Secured Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. The Administrative Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

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The Administrative Agent shall give the applicable Grantors 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

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Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) during the continuance of an Event of Default and after notice to the Borrower of its intent to exercise such rights, for the purpose of (i) making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies if insurance, (ii) making all determinations and decisions with respect thereto and (iii) obtaining or maintaining the policies of insurance required by Section 6.07 of the Credit Agreement or to pay any premium in whole or in part relating thereto. All sums disbursed by the Administrative Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, within 10 days of demand, by the Grantors to the Administrative Agent and shall be additional Secured Obligations secured hereby.

SECTION 8.02. Application of Proceeds. The Administrative Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash in accordance with Section 8.04 of the Credit Agreement.

The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

ARTICLE IX

Indemnity, Subrogation and Subordination

SECTION 9.01. Indemnity. In addition to all rights of indemnity and subrogation as the Grantors may have under applicable law (but subject to Section 5.03), the Borrower agrees that, in the event any assets of any Grantor (other than the Borrower) shall be sold pursuant to this Agreement or any other Collateral Document to satisfy in whole or in part an Obligation owed to any Secured Party, the Borrower shall indemnify such Grantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 9.02. Contribution and Subrogation. Each Subsidiary Party (a “Contributing Party”) agrees (subject to Section 5.03) that, in the event assets of any other Subsidiary Party shall be sold pursuant to any Collateral Document to satisfy any Secured Obligation owed to any Secured Party and such other Subsidiary Party (the “Claiming Party”) shall not have been fully indemnified by the Borrower as provided in Section 5.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the greater of the book value or the fair market value of such assets, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Contributing Parties together with the net worth of the Claiming Party on the date hereof (or, in the case of any Grantor becoming a party hereto pursuant to Section 6.14, the date of the Security Agreement Supplement hereto executed and delivered by such Grantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 5.02 shall be subrogated to the rights of such Claiming Party to the extent of such payment.

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SECTION 9.03. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Grantors under Sections 5.01 and 5.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Secured Obligations. No failure on the part of the Borrower or any Grantor to make the payments required by Sections 5.01 and 5.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Grantor with respect to its obligations hereunder, and each Grantor shall remain liable for the full amount of the obligations of such Grantor hereunder.

(b) Each Grantor hereby agrees that upon the occurrence and during the continuance of an Event of Default and after notice from the Administrative Agent (which notice states that it is delivered pursuant to this Section 5.03(b)), all Indebtedness owed by it to any Subsidiary that is not a Loan Party shall be fully subordinated to the indefeasible payment in full in cash of the Secured Obligations.

ARTICLE X

Miscellaneous

SECTION 10.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to any Grantor shall be given to it in care of the Borrower as provided in Section 10.02 of the Credit Agreement.

SECTION 10.02. Waivers, Amendment. (a) No failure or delay by the Administrative Agent, any L/C Issuer or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the L/C Issuers and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 6.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any L/C Issuer may have had notice or knowledge of such Default at the time. No notice or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.

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(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

SECTION 10.03. Administrative Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its reasonable out-of-pocket expenses incurred hereunder as provided in Section 10.04 of the Credit Agreement.

(b) Without limitation of its indemnification obligations under the other Loan Documents, each Grantor agrees to indemnify and hold harmless the Administrative Agent and the other Indemnitees (as defined in Section 10.05 of the Credit Agreement) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating to any of the foregoing agreements or instruments contemplated hereby, or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence, bad faith or willful misconduct of, or the breach of this Agreement by, such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee.

(c) Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Collateral Documents. The provisions of this Section 6.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 6.03 shall be payable within 10 days of written demand therefor.

SECTION 10.04. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

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SECTION 10.05. Survival of Agreement. All covenants, agreements, representations and warranties made by the Grantors hereunder and in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Administrative Agent, any L/C Issuer or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations and (z) contingent indemnification obligations) is outstanding and unpaid or any Letter of Credit is outstanding (unless cash collateral or other credit support satisfactory to the L/C Issuer thereof in its sole discretion has been provided) and so long as the Commitments have not expired or terminated.

SECTION 10.06. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Grantor and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

SECTION 10.07. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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SECTION 10.08. Right of Set-Off. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to any Grantor, any such notice being waived by each Grantor to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates to or for the credit or the account of the respective Grantors against any and all obligations owing to such Lender and its Affiliates hereunder, now or hereafter existing, irrespective of whether or not such Lender or Affiliate shall have made demand under this Agreement and although such obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the applicable Grantor and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 6.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

SECTION 10.09. GOVERNING LAW. (A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH GRANTOR CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH GRANTOR IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

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SECTION 10.10. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Security Interest Absolute. All rights of the Administrative Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.

SECTION 10.13. Termination or Release. (a) This Agreement, the Security Interest and all other security interests granted hereby shall terminate with respect to all Secured Obligations when all the outstanding Secured Obligations under the Loan Documents (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations and (z) contingent indemnification obligations) have been paid in full and the Lenders have no further commitment to lend under the Credit Agreement, the L/C Obligations have been reduced to zero (unless cash collateral or other credit support satisfactory to the L/C Issuer thereof in its sole discretion has been provided) and the L/C Issuers have no further obligations to issue Letters of Credit under the Credit Agreement.

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(b) A Subsidiary Party shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Subsidiary Party shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Party ceases to be a Subsidiary of the Borrower or becomes an Excluded Subsidiary; provided that the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c) Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 10.01 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Administrative Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by such Grantor to effect such release, including delivery of certificates, securities and instruments. Any execution and delivery of documents pursuant to this Section 6.13 shall be without recourse to or warranty by the Administrative Agent.

SECTION 10.14. Additional Grantors. Pursuant to Section 6.11 of the Credit Agreement, Holdings and certain Restricted Subsidiaries that (i) are not Excluded Subsidiaries and (ii) were not in existence or not Restricted Subsidiaries on the date of the Credit Agreement are required to enter in this Agreement as Grantors upon the occurrence of a Holdings Election Event or becoming a Restricted Subsidiary that is not an Excluded Subsidiary, as applicable. Upon execution and delivery by the Administrative Agent and Holdings or a Restricted Subsidiary, as applicable, of a Security Agreement Supplement, Holdings or such Restricted Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 10.15. Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Administrative Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and

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notice by the Administrative Agent to the Borrower of its intent to exercise such rights, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact.

SECTION 10.16. General Authority of the Administrative Agent. By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Administrative Agent as its agent hereunder and under such other Collateral Documents, (b) to confirm that the Administrative Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Collateral Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document and (d) to agree to be bound by the terms of this Agreement and any other Collateral Documents.

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SECTION 10.17. FCC Licenses. Each Grantor agrees that, upon the occurrence and during the continuance of an Event of Default and at the Administrative Agent request, such Grantor will promptly file, or cause to be filed, such applications for approval with the Federal Communications Commission (or any equivalent state agency) and shall take such other actions reasonably requested by the Administrative Agent to obtain such approvals and consents as are necessary for the assignment or transfer of control of the FCC Licenses.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

WEST CORPORATION
COSMOSIS CORPORATION
INPULSE RESPONSE GROUP, INC.
INTERCALL, INC.
INTRADO COMMUNICATIONS INC.
INTRADO COMMUNICATIONS OF VIRGINIA INC.
INTRADO INC.
NORTHERN CONTACT, INC.
WEST ASSET MANAGEMENT, INC.
WEST DIRECT, INC.
WEST FACILITIES CORPORATION
WEST INTERACTIVE CORPORATION
WEST INTERNATIONAL CORPORATION
WEST RECEIVABLE SERVICES, INC.
WEST TELEMARKETING CORPORATION II

By:
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

ASSET DIRECT MORTGAGE, LLC
BUYDEBTCO, LLC
INTRADO INTERNATIONAL, LLC
STARGATE MANAGEMENT LLC
THE DEBT DEPOT, LLC
WEST ASSET PURCHASING, LLC
WEST TRANSACTION SERVICES II, LLC
WEST TRANSACTION SERVICES, LLC

By:
Name:	Paul M. Mendlik
Title:	Manager

ATTENTION FUNDING CORPORATION

By:
Name:	Paul M. Mendlik
Title:	Treasurer

[SIGNATURE PAGE TO SECURITY AGREEMENT]

INTERCALL TELECOM VENTURES, LLC
By INTERCALL, INC.
Its sole member

By:
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

WEST BUSINESS SERVICES, LP
WEST TELEMARKETING, LP
By WEST TRANSACTION SERVICES, LLC
Their general partner

By:
Name:	Paul M. Mendlik
Title:	Manager

[SIGNATURE PAGE TO SECURITY AGREEMENT]

LEHMAN COMMERCIAL PAPER INC.,
as Administrative Agent

By:
Name:
Title:

[SIGNATURE PAGE TO SECURITY AGREEMENT]

Schedule I to

the Security Agreement

SUBSIDIARY PARTIES

Asset Direct Mortgage, LLC

Attention Funding Corporation

BuyDebtCo, LLC

Cosmosis Corporation

InPulse Response Group, Inc.

InterCall Telecom Ventures, LLC

InterCall, Inc.

Intrado Inc.

Intrado Communications Inc.

Intrado Communications of Virginia Inc.

Intrado International LLC

Northern Contact, Inc.

Stargate Management LLC

The Debt Depot, LLC

West Asset Management, Inc.

West Asset Purchasing, LLC

West Business Services, LP

West Direct, Inc.

West Facilities Corporation

West Interactive Corporation

West International Corporation

West Receivable Services, Inc.

West Telemarketing, LP

West Telemarketing Corporation II

West Transaction Services II, LLC

West Transaction Services, LLC

Schedule II to

the Security Agreement

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

Schedule III to

the Security Agreement

COMMERCIAL TORT CLAIMS

Exhibit I to the

Security Agreement

SUPPLEMENT NO. - dated as of [—], to the Security Agreement dated as of October 24, 2006, among WEST CORPORATION (the “Borrower”), the Grantors identified therein and LEHMAN COMMERCIAL PAPER INC., as Administrative Agent.

A. Reference is made to the Credit Agreement dated as of October 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, each Lender from time to time party thereto, Lehman Commercial Paper Inc., as Administrative Agent and Swing Line Lender, Deutsche Bank Securities Inc. and Bank of America, N.A., as Syndication Agents, and Wachovia Bank, National Association and General Electric Capital Corporation, as Co-Documentation Agents.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Security Agreement referred to therein.

C. The Grantors have entered into the Security Agreement in order to induce the Lenders to make Loans and the L/C Issuers to issue Letters of Credit. Section 6.14 of the Security Agreement provides that Holdings or additional Restricted Subsidiaries of the Borrower may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Security Agreement in order to induce the Lenders to make additional Loans and the L/C Issuers to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Grantor agree as follows:

SECTION 1. In accordance with Section 6.14 of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Secured Obligations, does hereby create and grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Grantor’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Grantor. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Grantor. The Security Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Grantor and the Administrative Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Grantor hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the location of any and all Collateral of the New Grantor and the information required by Schedules II and III to the Security Agreement applicable to it and (b) set forth under its signature hereto is the true and correct legal name of the New Grantor, its jurisdiction of formation and the location of its chief executive office.

SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 6.01 of the Security Agreement.

SECTION 9. The New Grantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

IN WITNESS WHEREOF, the New Grantor and the Administrative Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By:
Name:
Title:

Legal Name:
Jurisdiction of Formation:
Location of Chief Executive office:

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent

By:
Name:
Title:

Schedule I

to the Supplement No _ to the

Security Agreement

LOCATION OF COLLATERAL

Description	Location

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

COMMERCIAL TORT CLAIMS

EXHIBIT H

[None]

EXHIBIT I

INTELLECTUAL PROPERTY SECURITY AGREEMENT

dated as of

October 24, 2006

among

WEST CORPORATION,

THE OTHER GRANTORS IDENTIFIED HEREIN

and

LEHMAN COMMERCIAL PAPER INC.,

as Administrative Agent

		Page

ARTICLE I

DEFINITIONS

Section 1.01.	CREDIT AGREEMENT	1
Section 1.02.	OTHER DEFINED TERMS	1

ARTICLE II

SECURITY INTERESTS

Section 2.01.	SECURITY INTEREST	4
Section 2.02.	REPRESENTATIONS AND WARRANTIES	5
Section 2.03.	COVENANTS	7
Section 2.04.	AS TO INTELLECTUAL PROPERTY COLLATERAL	9

ARTICLE III

REMEDIES

Section 3.01.	REMEDIES UPON DEFAULT	10
Section 3.02.	APPLICATION OF PROCEEDS	12
Section 3.03.	GRANT OF LICENSE TO USE INTELLECTUAL PROPERTY	12

ARTICLE IV

INDEMNITY, SUBROGATION AND SUBORDINATION

Section 4.01.	INDEMNITY	12
Section 4.02.	CONTRIBUTION AND SUBROGATION	13
Section 4.03.	SUBORDINATION	13

ARTICLE V

MISCELLANEOUS

Section 5.01.	NOTICES	13
Section 5.02.	WAIVERS; AMENDMENT	13
Section 5.03.	ADMINISTRATIVE AGENT’S FEES AND EXPENSES; INDEMNIFICATION	14
Section 5.04.	SUCCESSORS AND ASSIGNS	15

(continued)

Schedules

Schedule I	Subsidiary Parties
Schedule II	Intellectual Property

Exhibits

Exhibit I	Form of Supplement
Exhibit II	Form of Short Form Intellectual Property Agreement

INTELLECTUAL PROPERTY SECURITY AGREEMENT dated as of October 24, 2006, among WEST CORPORATION (the “Borrower”), the other Grantors identified herein and LEHMAN COMMERCIAL PAPER INC., as Administrative Agent for the Secured Parties (as defined below) (in such capacity, the “Administrative Agent”).

Reference is made to the Credit Agreement dated as of October 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, each Lender from time to time party thereto, Lehman Commercial Paper Inc., as Administrative Agent and Swing Line Lender, Deutsche Bank Securities Inc. and Bank of America, N.A., as Syndication Agents, and Wachovia Bank, National Association and General Electric Capital Corporation, as Co-Documentation Agents. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Subsidiary Parties are affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE XI

Definitions

SECTION 11.01. Credit Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement. All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

SECTION 11.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Agreement” means this Intellectual Property Security Agreement.

“Claiming Party” has the meaning assigned to such term in Section 4.02.

“Collateral” has the meaning assigned to such term in Section 2.01.

“Contributing Party” has the meaning assigned to such term in Section 4.02.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” means all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings and pending applications for registration in the United States Copyright Office, including those registrations listed on Schedule II.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Grantor” means each of the Parent, if any, the Borrower and each Subsidiary Party.

“Intellectual Property” means all United States or foreign intellectual and similar property of every kind and nature now owned or hereafter acquired by any Grantor, including, without limitation, inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary and technical and business information, know-how or other similar data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing and all rights to sue at law or in equity for any infringement or other violation thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Collateral” means Collateral consisting of Intellectual Property.

“Intellectual Property Security Agreement Supplement” means an instrument in the form of Exhibit I hereto.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement with regard to Intellectual Property to which any Grantor is a party, including those listed on Schedule II.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

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“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents” means all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office, including those registrations and applications listed on Schedule II, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Proceeds” has the meaning specified in Section 9-102 of the New York UCC.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c) of the Credit Agreement.

“Security Interest” has the meaning assigned to such term in Section 2.01(a).

“Subsidiary Parties” means (a) the Restricted Subsidiaries identified on Schedule I and (b) each other Restricted Subsidiary that becomes a party to this Agreement as a Subsidiary Party after the Closing Date.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” means all of the following: (a) all trademarks, service marks, trade names, corporate names, company names, and other source or business identifiers, trade dress, logos, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office, including those registrations and applications listed on Schedule II, (b) all extensions and renewals thereof and (c) all goodwill of the business associated therewith or symbolized thereby.

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ARTICLE XII

Security Interests

SECTION 12.01. Security Interest. (a) As security for the payment or performance, as the case may be, in full of the Obligations, including the Senior Guarantees, each Grantor hereby pledges to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”):

(i) all Copyrights;

(ii) all Patents;

(iii) all Trademarks;

(iv) all Licenses;

(v) all other Intellectual Property; and

(vi) all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any Intellectual Property of a Grantor arising under or evidenced by any contract, lease, instrument, license or other document if (but only to the extent that) the grant of a security interest therein would (x) constitute a violation of a valid and enforceable restriction in respect of such Intellectual Property in favor of a third party or under any law, regulation, permit, order or decree of any Governmental Authority, unless and until all required consents shall have been obtained (for the avoidance of doubt, the restrictions described herein are not negative pledges or similar undertakings in favor of a lender or other financial counterparty) or (y) expressly give any other party in respect of any such contract, lease, instrument, license or other document, the right to terminate its obligations thereunder, provided, however, that the limitation set forth in this proviso above shall not affect, limit, restrict or impair the grant by a Grantor of a security interest pursuant to this Agreement in any such Collateral to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable law, including the UCC.

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Notwithstanding any provision of this Agreement to the contrary, the Security Interest shall not include any application for a Trademark that would be deemed invalidated, canceled or abandoned due to the grant and/or enforcement of such Security Interest, including, without limitation, all United States Trademark applications that are based on an intent-to-use, unless and until such time that the grant and/or enforcement of the Security Interest will not affect the status or validity of such Trademark

(b) Each Grantor hereby irrevocably authorizes the Administrative Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any initial financing statements with respect to the Collateral or any part thereof and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code or the analogous legislation of each applicable jurisdiction for the filing of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor. Each Grantor agrees to provide such information to the Administrative Agent promptly upon request.

The Administrative Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) a short form intellectual property agreement in the form attached hereto as Exhibit II and such other documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party. Upon reasonable request, each Grantor agrees to promptly execute and deliver or otherwise authenticate such documents.

(c) The Security Interest is granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

SECTION 12.02. Representations and Warranties. Each Grantor jointly and severally represents and warrants, as to itself and the other Grantors, to the Administrative Agent and the Secured Parties that:

(a) Each Grantor has good and valid rights in and title to the Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Administrative Agent the Security Interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein is correct and complete in all material respects (except the information therein with respect to the exact legal name of each Grantor shall be correct and complete in all respects) as of the Closing Date. The Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations prepared by the Administrative Agent based upon the information provided to the Administrative Agent in the Perfection Certificate for filing

5

in each governmental, municipal or other office specified in Schedule 2 to the Perfection Certificate (or specified by notice from the Borrower to the Administrative Agent after the Closing Date in the case of filings, recordings or registrations required by Section 6.11 of the Credit Agreement), are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Collateral consisting of United States Patents, Trademarks and Copyrights) that are necessary to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements. Each Grantor represents and warrants that fully executed agreements in the form hereof and containing descriptions of all Collateral consisting of Intellectual Property with respect to United States issued Patents (and Patents for which United States applications are pending), United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights have been delivered to the Administrative Agent for recording by the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Collateral consisting of registrations or applications for registration of Patents and Trademarks, and registrations for Copyrights, to the extent to which a security interest may be perfected by filing, recording or registration of such interest in the United States, and, to the Grantors’ knowledge, no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than (a) such filings or other actions as are required under the Uniform Commercial Code and (b) such actions as are necessary to perfect the Security Interest with respect to any Collateral consisting of registrations or applications for registration of Patents and Trademarks, and registrations for Copyrights, acquired or developed after the date hereof).

(c) The Security Interest constitutes (i) a legal and valid security interest in all the Collateral securing the payment and performance of the Obligations, including the Guarantees, (ii) subject to the filings described in Section 2.02(b), a perfected security interest in all Collateral to the extent to which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States pursuant to the Uniform Commercial Code and (iii) a security interest that shall be perfected in all Patents, Trademarks and Copyrights to the extent to which a security interest may be perfected upon the receipt and recording of this Agreement with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, within the three-month period (commencing as of the date hereof) pursuant to 35 U.S.C. § 261 or 15 U.S.C. § 1060 or the one month period (commencing as of the date

6

hereof) pursuant to 17 U.S.C. § 205. The Security Interest is and shall be prior to any other Lien on any of the Collateral, other than (i) any nonconsensual Lien that is expressly permitted pursuant to Section 7.01 of the Credit Agreement and has priority as a matter of law and (ii) Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement.

(d) The Collateral is owned by the Grantors free and clear of any Lien, except for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Collateral, (ii) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement.

SECTION 12.03. Covenants. (a) The Borrower agrees to notify the Administrative Agent in writing promptly, but in any event within 10 days, after any change (i) in the legal name of any Grantor, (ii) in the identity or type of organization or corporate structure of any Grantor, or (iii) in the jurisdiction of organization of any Grantor.

(b) Each Grantor shall, at its own expense, take any and all commercially reasonable actions necessary to defend title to material Collateral against all Persons and to defend the Security Interest of the Administrative Agent in such material Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 7.01 of the Credit Agreement; provided that nothing in this Agreement shall prevent any Grantor from disposing of or discontinuing the operation or maintenance of any of its assets or properties if such disposal or discontinuance is (x) determined by such Grantor to be desirable in the conduct of its business and not materially adverse to the Lenders and (y) permitted by the Credit Agreement.

(c) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 6.01 of the Credit Agreement, the Borrower shall deliver to the Administrative Agent a certificate executed by the chief financial officer and the chief legal officer of the Borrower setting forth the information required pursuant to Schedules 1(a), 1(c), 1(e), 1(f) and 2(b) of the Perfection Certificate or confirming that there has been no change in such information since the date of such certificate or the date of the most recent certificate delivered pursuant to this Section 2.03(c).

(d) Each Grantor agrees, on its own behalf and on behalf of each other Grantor, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Administrative

7

Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements or other documents in connection herewith or therewith; provided, however that the delivery or recordation of recordable security documents in non-U.S. jurisdictions is not required. If any amount payable under or in connection with any of the Collateral that is in excess of $2,000,000 shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be promptly pledged and delivered to the Administrative Agent, for the benefit of the Secured Parties, duly endorsed in a manner reasonably satisfactory to the Administrative Agent.

Without limiting the generality of the foregoing, each Grantor hereby authorizes the Administrative Agent, with prompt notice thereof to the Grantors, to supplement this Agreement by supplementing Schedule II or adding additional schedules hereto to specifically identify any asset or item that may constitute registered Copyrights, Patents or Trademarks; provided that any Grantor shall have the right, exercisable within 10 days after it has been notified by the Administrative Agent of the specific identification of such Collateral, to advise the Administrative Agent in writing of any inaccuracy of the representations and warranties made by such Grantor hereunder with respect to such Collateral. Each Grantor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct in all material respects with respect to such Collateral within 30 days after the date it has been notified by the Administrative Agent of the specific identification of such Collateral.

(e) At its option, the Administrative Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Collateral and not permitted pursuant to Section 7.01 of the Credit Agreement, and may pay for the maintenance and preservation of the Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement within a reasonable period of time after the Administrative Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Administrative Agent within 10 days after demand for any payment made or any reasonable expense incurred by the Administrative Agent pursuant to the foregoing authorization. Nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(f) Each Grantor (rather than the Administrative Agent or any Secured Party) shall remain liable (as between itself and any relevant counterparty) to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Administrative Agent and the Secured Parties from and against any and all liability for such performance.

8

SECTION 12.04. As to Intellectual Property Collateral. (a) Except to the extent failure to act could not reasonably be expected to have a Material Adverse Effect, with respect to registration or pending application of each item of its Intellectual Property Collateral for which such Grantor has standing to do so, each Grantor agrees to take, at its expense, all commercially reasonable steps, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authority located in the United States, to (i) maintain the validity and enforceability of any registered Intellectual Property Collateral (or applications therefor) necessary for the conduct of its business and maintain such Intellectual Property Collateral in full force and effect and (ii) pursue the registration and maintenance of each material Patent, Trademark, or Copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Grantor that is necessary for the conduct of such Grantor’s business, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 or the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, no Grantor shall do or permit any act or knowingly omit to do any act whereby any of its material Intellectual Property Collateral that is necessary for the conduct of its business is reasonably likely to lapse, be terminated, or become invalid or unenforceable or placed in the public domain (or in case of a trade secret, lose its competitive value); provided that nothing in this Agreement shall prevent any Grantor from disposing of or discontinuing the operation or maintenance of any of its assets or properties if such disposal or discontinuance is (x) determined by such Grantor to be desirable in the conduct of its business and not materially adverse to the Lenders and (y) permitted by the Credit Agreement.

(c) Each Grantor agrees that, should it obtain an ownership or other interest in any Intellectual Property Collateral after the Closing Date (“After-Acquired Intellectual Property”), (i) the provisions of this Agreement shall automatically apply thereto and (ii) any such After-Acquired Intellectual Property and, in the case of Trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto.

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(d) Once every fiscal quarter of the Borrower, with respect to issued or registered Patents (or published applications therefor), registered Trademarks (or applications therefor), and registered Copyrights, in each case to the extent such Patents, Trademarks and Copyrights are registered in the United States, each Grantor shall sign and deliver to the Administrative Agent an appropriate Intellectual Property Security Agreement with respect to all applicable Intellectual Property owned by it as of the last day of such period, to the extent that such Intellectual Property is not covered by any previous Intellectual Property Security Agreement so signed and delivered by it. In each case, it will promptly cooperate as reasonably necessary to enable the Administrative Agent to make any necessary or reasonably desirable recordations with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as appropriate.

(e) Nothing in this Agreement prevents any Grantor from discontinuing the use or maintenance of any or its Intellectual Property Collateral to the extent permitted by the Credit Agreement if such Grantor determines in its reasonable business judgment that such discontinuance is desirable in the conduct of its business.

ARTICLE XIII

Remedies

SECTION 13.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Administrative Agent on demand, and it is agreed that the Administrative Agent shall have the right, at the same or different times, with respect to any Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Collateral by the applicable Grantors to the Administrative Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained), and, generally, to exercise any and all rights afforded to a secured party with respect to the Obligations under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Administrative Agent shall have the right, subject to the mandatory requirements of applicable law and the notice requirements described below, to sell or otherwise dispose of all or any part of the Collateral securing the Obligations at a public or private sale, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Notwithstanding the foregoing, unless and until a “Statement of Use” or an “Amendment to Allege Use” has been filed and accepted in the United States Patent and Trademark Office, it is agreed that the Administrative Agent’s right to assign, transfer or convey any Trademark Collateral for which an application is pending under Section 1(b) of the Lanham Act, 15 U.S.C. § 1051(b), or any of its successors or counterparts, shall only be exercised if any such assignment, transfer or conveyance occurs in connection with the transfer of the business (or the portion of the business) to which such Trademark Collateral pertains and is made to the successor of that business.

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The Administrative Agent shall give the applicable Grantors 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 3.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

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SECTION 13.02. Application of Proceeds. The Administrative Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash in accordance with Section 8.04 of the Credit Agreement.

The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 13.03. Grant of License to Use Intellectual Property. In addition to the Administrative Agent’s rights in Section 3.01 hereof, for the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor shall, upon request by the Administrative Agent at any time after and during the continuance of an Event of Default, grant to the Administrative Agent a nonexclusive license to the extent that granting such license is permitted by applicable law and under the terms of each License, to use, license or sublicense any of the Collateral consisting of Intellectual Property now owned, used or hereafter acquired or used by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

ARTICLE XIV

Indemnity, Subrogation and Subordination

SECTION 14.01. Indemnity. In addition to all rights of indemnity and subrogation as the Grantors may have under applicable law (but subject to Section 4.03), the Borrower agrees that in the event any assets of any Grantor (other than the Borrower) shall be sold pursuant to this Agreement or any other Collateral Document to satisfy in whole or in part an obligation owed to any Secured Party, the Borrower shall indemnify such Grantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 14.02. Contribution and Subrogation. Each Subsidiary Party (a “Contributing Party”) agrees (subject to Section 4.03) that, in the event assets of any other Subsidiary Party shall be sold pursuant to any Collateral Document to satisfy any Obligation owed to any Secured Party and such other Subsidiary Party (the “Claiming Party”) shall not have been fully indemnified by the Borrower as provided in Section 4.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the greater of the book value or the fair market value of such assets, in each case

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multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Grantors on the date hereof (or, in the case of any Grantor becoming a party hereto pursuant to Section 5.14, the date of the Intellectual Property Security Agreement Supplement executed and delivered by such Grantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 4.02 shall be subrogated to the rights of such Claiming Party to the extent of such payment.

SECTION 14.03. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Grantors under Sections 4.01 and 4.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations. No failure on the part of the Borrower or any Grantor to make the payments required by Sections 4.01 and 4.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Grantor with respect to its obligations hereunder, and each Grantor shall remain liable for the full amount of the obligations of such Grantor hereunder.

(b) Each Grantor hereby agrees that upon the occurrence and during the continuance of an Event of Default and after notice from the Administrative Agent (which notice states that it is delivered pursuant to this Section 4.03(b)), all Indebtedness owed by it to any Subsidiary that is not a Loan Party shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.

ARTICLE XV

Miscellaneous

SECTION 15.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to any Grantor shall be given to it in care of the Borrower as provided in Section 10.02 of the Credit Agreement.

SECTION 15.02. Waivers; Amendment. (a) No failure or delay by the Administrative Agent, any L/C Issuer or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the L/C Issuers and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without

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limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any L/C Issuer may have had notice or knowledge of such Default at the time. No notice or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

SECTION 15.03. Administrative Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its reasonable out-of-pocket expenses incurred hereunder as provided in Section 10.04 of the Credit Agreement.

(b) Without limitation of its indemnification obligations under the other Loan Documents, each Grantor agrees to indemnify and hold harmless the Administrative Agent and the other Indemnitees (as defined in Section 10.05 of the Credit Agreement) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating to any of the foregoing agreements or instruments contemplated hereby, or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence, bad faith or willful misconduct of, or the breach of this Agreement by, such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee.

(c) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Collateral Documents. The provisions of this Section 5.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 5.03 shall be payable within 10 days of written demand therefor.

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SECTION 15.04. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 15.05. Survival of Agreement. All covenants, agreements, representations and warranties made by the Grantors hereunder and in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Administrative Agent, any L/C Issuer or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations and (z) contingent indemnification obligations) is outstanding and unpaid or any Letter of Credit is outstanding (unless cash collateral or other credit support satisfactory to the L/C Issuer thereof in its sole discretion has been provided) and so long as the Commitments have not expired or terminated.

SECTION 15.06. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Grantor and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

SECTION 15.07. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable

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such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 15.08. Right of Set-Off. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to any Grantor, any such notice being waived by each Grantor to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates to or for the credit or the account of the respective Grantor against any and all obligations owing to such Lender and its Affiliates hereunder, now or hereafter existing, irrespective of whether or not such Lender or Affiliate shall have made demand under this Agreement and although such obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the applicable Grantor and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 5.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

SECTION 15.09. GOVERNING LAW. (A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH GRANTOR CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH GRANTOR IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

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SECTION 15.10. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 15.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 15.12. Security Interest Absolute. All rights of the Administrative Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement.

SECTION 15.13. Termination or Release. (a) This Agreement, the Security Interest and all other security interests granted hereby shall terminate with respect to all Secured Obligations when all the outstanding Secured Obligations under the Loan Documents (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations and (z) contingent indemnification obligations) have been paid in full and the Lenders have no further commitment to lend under the Credit Agreement, the L/C Obligations have been reduced to zero (unless cash collateral or other credit support satisfactory to the L/C Issuer thereof in its sole discretion has been provided) and the L/C Issuers have no further obligations to issue Letters of Credit under the Credit Agreement.

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(b) A Subsidiary Party shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Subsidiary Party shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Party ceases to be a Subsidiary of the Borrower or becomes an Excluded Subsidiary; provided that the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c) Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 10.01 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Administrative Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by such Grantor to effect such release, including delivery of certificates, securities and instruments. Any execution and delivery of documents pursuant to this Section 5.13 shall be without recourse to or warranty by the Administrative Agent.

SECTION 15.14. Additional Grantors. Pursuant to Section 6.11 of the Credit Agreement, Holdings and certain Restricted Subsidiaries that (i) are not Excluded Subsidiaries and (ii) were not in existence or not Restricted Subsidiaries on the date of the Credit Agreement are required to enter in this Agreement as Grantors upon the occurrence of a Holdings Election Event or becoming a Restricted Subsidiary that is not an Excluded Subsidiary, as applicable. Upon execution and delivery by the Administrative Agent and Holdings or a Restricted Subsidiary, as applicable, of a Security Agreement Supplement, Holdings or such Restricted Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 15.15. General Authority of the Administrative Agent. By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Administrative Agent as its agent hereunder and under such other Collateral Documents, (b) to confirm that the Administrative Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Collateral Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals

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hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document and (d) to agree to be bound by the terms of this Agreement and any other Collateral Documents.

SECTION 15.16. Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Administrative Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and notice by the Administrative Agent to the Borrower of its intent to exercise such rights, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; to send verifications of Accoutns Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent, and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

WEST CORPORATION
COSMOSIS CORPORATION
INPULSE RESPONSE GROUP, INC.
INTERCALL, INC.
INTRADO COMMUNICATIONS INC.
INTRADO COMMUNICATIONS OF VIRGINIA INC.
INTRADO INC.
NORTHERN CONTACT, INC.
WEST ASSET MANAGEMENT, INC.
WEST DIRECT, INC.
WEST FACILITIES CORPORATION
WEST INTERACTIVE CORPORATION
WEST INTERNATIONAL CORPORATION
WEST RECEIVABLE SERVICES, INC.
WEST TELEMARKETING CORPORATION II

By:

Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

ASSET DIRECT MORTGAGE, LLC
BUYDEBTCO, LLC
INTRADO INTERNATIONAL, LLC
STARGATE MANAGEMENT LLC
THE DEBT DEPOT, LLC
WEST ASSET PURCHASING, LLC
WEST TRANSACTION SERVICES II, LLC
WEST TRANSACTION SERVICES, LLC

By:

Name:	Paul M. Mendlik
Title:	Manager

ATTENTION FUNDING CORPORATION

By:

Name:	Paul M. Mendlik
Title:	Treasurer

[SIGNATURE PAGE TO IP SECURITY AGREEMENT]

INTERCALL TELECOM VENTURES, LLC
By INTERCALL, INC.
Its sole member

By:

Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

WEST BUSINESS SERVICES, LP
WEST TELEMARKETING, LP
By WEST TRANSACTION SERVICES, LLC
Their general partner

By:

Name:	Paul M. Mendlik
Title:	Manager

[SIGNATURE PAGE TO IP SECURITY AGREEMENT]

LEHMAN COMMERCIAL PAPER INC.,
as Administrative Agent

By:

Name:
Title:

[SIGNATURE PAGE TO IP SECURITY AGREEMENT]

Schedule I to the

Intellectual Property

Security Agreement

SUBSIDIARY PARTIES

Asset Direct Mortgage, LLC

Attention Funding Corporation

BuyDebtCo, LLC

Cosmosis Corporation

InPulse Response Group, Inc.

InterCall Telecom Ventures, LLC

InterCall, Inc.

Intrado Inc.

Intrado Communications Inc.

Intrado Communications of Virginia Inc.

Intrado International LLC

Northern Contact, Inc.

Stargate Management LLC

The Debt Depot, LLC

West Asset Management, Inc.

West Asset Purchasing, LLC

West Business Services, LP

West Direct, Inc.

West Facilities Corporation

West Interactive Corporation

West International Corporation

West Receivable Services, Inc.

West Telemarketing, LP

West Telemarketing Corporation II

West Transaction Services II, LLC

West Transaction Services, LLC

Schedule II to the

Intellectual Property

Security Agreement

U.S. COPYRIGHTS OWNED BY [NAME OR GRANTOR]

[Make a separate page of Schedule II for each Grantor and state if no copyrights are owned. List in numerical order by Registration No.]

U.S. Copyright Registrations

Title	Reg. No.	Author

PATENTS OWNED BY [NAME OF GRANTOR]

[Make a separate page of Schedule II for each Grantor and state if no patents are owned. List in numerical order by Patent No./Patent Application No.]

U.S. Patent Registrations

Patent Numbers	Issue Date

U.S. Patent Applications

Patent Application No.	Filing Date

TRADEMARK/TRADE NAMES OWNED BY [NAME OF GRANTOR]

[Make a separate page of Schedule II for each Grantor and state if no trademarks/trade names are owned. List in numerical order by trademark registration/application no.]

U.S. Trademark Registrations

Mark	Reg. Date	Reg. No.

U.S. Trademark Applications

Mark	Filing Date	Serial No.

Exhibit I to the

Intellectual Property

Security Agreement

SUPPLEMENT NO.      dated as of, to the Intellectual Property Security Agreement dated as of October 24, 2006, among WEST CORPORATION (the “Borrower”), the other Grantors identified therein and LEHMAN COMMERCIAL PAPER INC., as Administrative Agent.

A. Reference is made to the Credit Agreement dated as of October 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, each Lender from time to time party thereto, Lehman Commercial Paper Inc., as Administrative Agent and Swing Line Lender, Deutsche Bank Securities Inc. and Bank of America, N.A., as Syndication Agents, and Wachovia Bank, National Association and General Electric Capital Corporation, as Co-Documentation Agents.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Intellectual Property Security Agreement referred to therein.

C. The Grantors have entered into the Intellectual Property Security Agreement in order to induce the Lenders to make Loans and the L/C Issuers to issue Letters of Credit. Section 5.14 of the Intellectual Property Security Agreement provides that Holdings or additional Restricted Subsidiaries of the Borrower may become Grantors under the Intellectual Property Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Intellectual Property Security Agreement in order to induce the Lenders to make additional Loans and the L/C Issuers to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Grantor agree as follows:

SECTION 1. In accordance with Section 5.14 of the Intellectual Property Security Agreement, the New Grantor by its signature below becomes a Grantor under the Intellectual Property Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby (a) agrees to all the terms and provisions of the Intellectual Property Security Agreement applicable to it as a Subsidiary Party and Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Obligations, does hereby create and grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Grantor’s right, title and interest in and to the Collateral (as defined in the Intellectual Property Security Agreement) of the New Grantor. Each reference to a “Grantor” in the Intellectual Property Security Agreement shall be deemed to include the New Grantor. The Intellectual Property Security Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Grantor and the Administrative Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Grantor hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of any and all Patents, Trademarks and Copyrights of the New Grantor and (b) set forth under its signature hereto, is the true and correct legal name of the New Grantor, its jurisdiction of formation and the location of its chief executive office.

SECTION 5. Except as expressly supplemented hereby, the Intellectual Property Security Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Intellectual Property Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Intellectual Property Security Agreement.

SECTION 9. The New Grantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

IN WITNESS WHEREOF, the New Grantor and the Administrative Agent have duly executed this Supplement to the Intellectual Property Security Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By:

Name:
Title:

Legal Name:
Jurisdiction of Formation:
Location of Chief Executive office:

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent

By:

Name:
Title:

Schedule I to the

Supplement No      to

the Intellectual Property

Security Agreement

U.S. COPYRIGHTS OWNED BY [NAME OR GRANTOR]

[Make a separate page of Schedule II for each Grantor and state if no copyrights are owned. List in numerical order by Registration No.]

U.S. Copyright Registrations

Title	Reg. No.	Author

PATENTS OWNED BY [NAME OF GRANTOR]

[Make a separate page of Schedule II for each Grantor and state if no patents are owned. List in numerical order by Patent No./Patent Application No.]

U.S. Patent Registrations

Patent Numbers	Issue Date

U.S. Patent Applications

Patent Application No.	Filing Date

TRADEMARK/TRADE NAMES OWNED BY [NAME OF GRANTOR]

[Make a separate page of Schedule II for each Grantor and state if no trademarks/trade names are owned. List in numerical order by trademark registration/application no.]

U.S. Trademark Registrations

Mark	Reg. Date	Reg. No.

U.S. Trademark Applications

Mark	Filing Date	Serial No.

Exclusive inbound Trademark Licenses

Exhibit II to the

Intellectual Property

Security Agreement

FORM OF SHORT FORM INTELLECTUAL PROPERTY AGREEMENT

[COPYRIGHT] [PATENT] [TRADEMARK] SECURITY AGREEMENT, dated as of              , 20    , by each of the entities listed on the signature pages hereof [or that becomes a party hereto pursuant to Section 5.14 (Additional Grantors) of the IP Security Agreement referred to below] (each a “Grantor” and, collectively, the “Grantors”), in favor of Lehman Commercial Paper Inc., as administrative agent (in such capacity, the “Administrative Agent”).

W i t n e s s e t h:

WHEREAS, pursuant to the Credit Agreement dated as of October 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among West Corporation (the “Borrower”), each Lender from time to time party thereto, Lehman Commercial Paper Inc., as Administrative Agent and Swing Line Lender, Deutsche Bank Securities Inc. and Bank of America, N.A., as Syndication Agents, and Wachovia Bank, National Association and General Electric Capital Corporation, as Co-Documentation Agents;

WHEREAS, the Grantors other than the Borrower are party to the Senior Guaranty pursuant to which they have guaranteed the Obligations; and

WHEREAS, all the Grantors are party to an Intellectual Property Security Agreement of even date herewith in favor of the Administrative Agent (the “IP Security Agreement”) pursuant to which the Grantors are required to execute and deliver this [Copyright] [Patent] [Trademark] Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Lenders, the L/C Issuers and the Administrative Agent to enter into the Credit Agreement and to induce the Lenders and the L/C Issuers to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent as follows:

SECTION 1. Defined Terms

Unless otherwise defined herein, terms defined in the Credit Agreement or in the IP Security Agreement and used herein have the meaning given to them in the Credit Agreement or the IP Security Agreement.

SECTION 2. Grant of Security Interest in [Copyright] [Trademark] [Patent] Collateral

Each Grantor, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of such Grantor, hereby mortgages, pledges and hypothecates to the Administrative Agent for the benefit of the Secured Parties, and grants to the

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Administrative Agent for the benefit of the Secured Parties a lien on and security interest in, all of its right, title and interest in, to and under the following Collateral of such Grantor (the “[Copyright] [Patent] [Trademark] Collateral”):

[(a) all of its Copyrights, including, without limitation, those U.S. Copyright registrations and applications referred to on Schedule I hereto; and

(b) all Proceeds of the foregoing, including, without limitation, any claim by Grantor against third parties for past, present or future infringement of any Copyright.]

or

[(a) all of its Patents, including, without limitation, those U.S. Patent registrations and applications referred to on Schedule I hereto;

(b) all reissues, continuations or continuations-in-part of the foregoing; and

(c) all Proceeds of the foregoing, including, without limitation, any claim by Grantor against third parties for past, present or future infringement of any Patent.]

or

[(a) all of its Trademarks, including, without limitation, those U.S. Trademark registrations and applications referred to on Schedule I hereto;

(b) all goodwill of the business connected with the use of, and symbolized by, each Trademark; and

(c) all Proceeds of the foregoing, including, without limitation, any claim by Grantor against third parties for past, present, future (i) infringement or dilution of any Trademark or (ii) injury to the goodwill associated with any Trademark.

Notwithstanding any provision of this Trademark Security Agreement to the contrary, the grant of security interest hereunder does not include any application for a Trademark that would be deemed invalidated, canceled or abandoned due to the grant and/or enforcement of such security interest, including, without limitation, all U.S. Trademark applications that are based on an intent-to-use, unless and until such time that the grant and/or enforcement of the security interest will not affect the status or validity of such Trademark.]

SECTION 3. IP Security Agreement

The security interest granted pursuant to this [Copyright] [Patent] [Trademark] Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the IP Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. The Administrative Agent and each Grantor intend that this [Copyright] [Patent] [Trademark]

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Security Agreement is for recordation purposes only and its terms shall not modify the applicable terms and conditions of the IP Security Agreement, which govern the Administrative Agent’s interest in the [Copyright] [Patent] [Trademark] Collateral.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each Grantor has caused this [Copyright] [Patent] [Trademark] Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.

[GRANTOR], as Grantor

By:

Name:
Title:

ACCEPTED AND AGREED as of the date first above written:

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent

By:

Name:
Title:

[SIGNATURE PAGE TO [COPYRIGHT] [PATENT] [TRADEMARK] SECURITY AGREEMENT]

Schedule I

to

[Copyright] [Patent] [Trademark] Security Agreement

[Copyright] [Patent] [Trademark] Registrations

INCLUDE ONLY U.S. REGISTERED INTELLECTUAL PROPERTY

[A.	REGISTERED COPYRIGHTS

[Include	Copyright Registration Number and Date]]

[A.	REGISTERED PATENTS

B.	PATENT APPLICATIONS]

[A.	REGISTERED TRADEMARKS

B.	TRADEMARK APPLICATIONS]

[SIGNATURE PAGE TO [COPYRIGHT] [PATENT] [TRADEMARK] SECURITY AGREEMENT]

EXHIBIT J

[FORM OF]

PREPAYMENT OPTION NOTICE

To:	[Each Term Lender under the Credit Agreement (as defined below)]

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of October 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among West Corporation, as Borrower, each Lender from time to time party thereto, Lehman Commercial Paper Inc., as Administrative Agent (in such capacity, the “Administrative Agent”) and Swing Line Lender, Deutsche Bank Securities Inc. and Bank of America, N.A., as Syndication Agents, and Wachovia Bank, National Association and General Electric Capital Corporation, as Co-Documentation Agents. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Administrative Agent hereby gives you notice pursuant to Section 2.05(b) of the Credit Agreement that the Borrower has offered to prepay your Term Loans in an amount equal to $         (the “Prepayment Amount”) on                      (the “Prepayment Date”). To accept payment of the Prepayment Amount, please return the attached Acceptance in the form of Annex I hereto to the Administrative Agent by 1:00 p.m. (New York time) on the Business Day before the Prepayment Date.

LEHMAN COMMERCIAL PAPER INC.

By:

Name:
Title:

Annex I to

Prepayment Option Notice

ACCEPTANCE

Reference is made to the Prepayment Option Notice, dated as of             , 20     delivered by the Administrative Agent (as defined below) to the undersigned in connection with the Credit Agreement dated as of October 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among West Corporation, as Borrower, each Lender from time to time party thereto, Lehman Commercial Paper Inc., as Administrative Agent (in such capacity, the “Administrative Agent”) and Swing Line Lender, Deutsche Bank Securities Inc. and Banc of America, N.A., as Syndication Agents, and Wachovia Bank, National Association and General Electric Capital Corporation, as Co-Documentation Agents. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Prepayment Option Notice or the Credit Agreement, as applicable.

The undersigned Term Lender hereby accepts the Borrower’s offer to prepay the Term Loans in an amount equal to the percentage of the Prepayment Amount set forth below on the Prepayment Date pursuant to Section 2.05(b) of the Credit Agreement.

Percentage of Prepayment Amount Accepted:     %

[TERM LENDER]

By:

Name:
Title:

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EXHIBIT K

FORM OF LENDER ADDENDUM

Reference is made to the Credit Agreement dated as of October 24, 2006 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among West Corporation, as Borrower (the “Borrower”), each Lender from time to time party thereto, Lehman Commercial Paper Inc., as Administrative Agent (in such capacity, the “Administrative Agent”) and Swing Line Lender, Deutsche Bank Securities Inc. and Bank of America, N.A., as Syndication Agents, and Wachovia Bank, National Association and General Electric Capital Corporation, as Co-Documentation Agents. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Upon execution and delivery of this Lender Addendum by the parties hereto as provided in Section 10.23 of the Credit Agreement, the undersigned hereby becomes a Lender thereunder having the Commitments set forth in Schedule 1 hereto, effective as of the Closing Date.

THIS LENDER ADDENDUM SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

This Lender Addendum may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Lender Addendum to be duly executed and delivered by their proper and duly authorized officers as of this      day of October, 2006.

[Name of Lender]

By:
Name:
Title:

SIGNATURE PAGE TO LENDER ADDENDUM

Accepted and agreed:

WEST CORPORATION

By:
Name:
Title:

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent

By:
Name:
Title:

[SIGNATURE PAGE TO LENDER ADDENDUM]

Schedule 1

COMMITMENTS AND NOTICE ADDRESS

1.	Name of Lender:
Notice Address:

Attention:
Telephone:
Facsimile:

2.	Revolving Credit Commitment:

3.	Term Commitment:

EXHIBIT L

[FORM OF]

MORTGAGE, ASSIGNMENT OF LEASES AND

RENTS, SECURITY AGREEMENT AND FINANCING

STATEMENT

From

[WEST CORPORATION]

To

LEHMAN COMMERCIAL PAPER INC.

Dated: October     , 2006

Premises: [City], [State]

                     County

THIS INSTRUMENT IS TO BE INDEXED AS BOTH A MORTGAGE AND A FIXTURE FILING FILED AS A FINANCING STATEMENT

THIS MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FINANCING STATEMENT dated as of October             , 2006 (this “Mortgage”), by [WEST CORPORATION], a [Delaware corporation], having an office at [                    ] (the “Mortgagor”), to LEHMAN COMMERCIAL PAPER INC., a Delaware corporation, having an office at 745 Seventh Avenue, New York, New York 10019 (the “Mortgagee”) as Administrative Agent for the Secured Parties (as such terms are defined below).

WITNESSETH THAT:

Reference is made to (i) the Credit Agreement dated as of even date hereof (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Mortgagor, as Borrower (the “Borrower”), Mortgagee, as Administrative Agent (the “Administrative Agent”), Deutsche Bank Securities Inc. and Bank of America, N.A. as syndication agents, Wachovia Capital Markets, LLC and General Electric Capital Corporation as Co-Documentation Agents and the several financial institutions and other entities from time to time parties thereto (collectively, the “Lenders”), (ii) the Guaranty (as defined in the Credit Agreement),and (iii) the Security Agreement (as defined in the Credit Agreement). Capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement.

In the Credit Agreement, (i) the Lenders have agreed to make term loans (the “Term Loans”) and revolving credit loans (the “Revolving Loans”) to the Borrower, (ii) the Swingline Lender has agreed to make swingline loans to the Borrower (the “Swing Line Loans”, together with Term Loans and Revolving Loans, the “Loans”) and (iii) the L/C Issuers have issued or agreed to issue from time to time Letters of Credit for the account of the Borrower, in each case pursuant to, upon the terms, and subject to the conditions specified in, the Credit Agreement. Amounts paid in respect of Term Loans may not be reborrowed. Subject to the terms of the Credit Agreement, the Borrowers may borrow, prepay and reborrow Revolving Loans. The Credit Agreement provides that the sum of the principal amount of the Loans and the Letters of Credit from time to time outstanding and secured hereby shall not exceed $[        ].

[Mortgagor is an indirect wholly owned Subsidiary of West Corporation, a Delaware corporation (“West”), and will derive substantial benefit from the making of the Loans by the Lenders and the issuance of the Letters of Credit by the L/C Issuers. In order to induce the Lenders to make Loans and the L/C Issuers to issue Letters of Credit, the Mortgagor has agreed to guarantee, among other things, the due and punctual payment and performance of all of the obligations of the Borrowers under the Credit Agreement pursuant to the terms of the Guaranty and the Security Agreement.]

The obligations of the Lenders to make Loans and of the L/C Issuers to issue Letters of Credit are conditioned upon, among other things, the execution and delivery by the Mortgagor of this Mortgage in the form hereof to secure the Secured Obligations (as defined in the Security Agreement).

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Pursuant to the requirements of the Credit Agreement, the Mortgagor is granting this Mortgage to create a lien on and a security interest in the Mortgaged Property (as hereinafter defined) to secure the performance and payment by the Mortgagor of the Secured Obligations (as defined in the Security Agreement). The Credit Agreement also requires the granting by other Loan Parties of mortgages, deeds of trust and/or deeds to secure debt (the “Other Mortgages”) that create liens on and security interests in certain real and personal property other than the Mortgaged Property to secure the performance of the Secured Obligations (as defined in the Security Agreement).

Granting Clauses

NOW, THEREFORE, IN CONSIDERATION OF the foregoing and in order to secure the due and punctual payment and performance of the Secured Obligations (as defined in the Security Agreement) for the benefit of the Secured Parties (as defined in the Security Agreement), Mortgagor hereby grants, conveys, mortgages, assigns and pledges to the Mortgagee, WITH MORTGAGE COVENANTS, a mortgage lien on and a security interest in all of Mortgagor’s right, title, and interest in and to, all the following described property (the “Mortgaged Property”) whether now owned or held or hereafter acquired:

(1) the land more particularly described on Exhibit A hereto (the “Land”), together with all rights appurtenant thereto, including the easements over certain other adjoining land granted by any easement agreements, covenant or restrictive agreements and all air rights, mineral rights, water rights, oil and gas rights and development rights, if any, relating thereto, and also together with all of the other easements, rights, privileges, interests, hereditaments and appurtenances thereunto belonging or in any way appertaining and all of the estate, right, title, interest, claim or demand whatsoever of Mortgagor therein and in the streets and ways adjacent thereto, either in law or in equity, in possession or expectancy, now or hereafter acquired (the “Premises”);

(2) all buildings, improvements, structures, paving, parking areas, walkways and landscaping now or hereafter erected or located upon the Land, and all fixtures of every kind and type affixed to the Premises or attached to or forming part of any structures, buildings or improvements and replacements thereof now or hereafter erected or located upon the Land (the “Improvements”);

(3) subject to the terms of the Security Agreement, all apparatus, movable appliances, building materials, equipment, fittings, furnishings, furniture, machinery and other articles of tangible personal property of every kind and nature, and replacements thereof, now or at any time hereafter placed upon or used in any way in connection with the use, enjoyment, occupancy or operation of the Improvements or the Premises, including all of Mortgagor’s books and records relating thereto and including all pumps, tanks, goods, machinery, tools, equipment, lifts (including fire sprinklers and alarm systems, fire prevention or control systems, cleaning rigs, air conditioning, heating, boilers, refrigerating, electronic monitoring, water, loading, unloading, lighting, power, sanitation, waste removal, entertainment, communications, computers, recreational, window or structural,

6

maintenance, truck or car repair and all other equipment of every kind), restaurant, bar and all other indoor or outdoor furniture (including tables, chairs, booths, serving stands, planters, desks, sofas, racks, shelves, lockers and cabinets), bar equipment, glasses, cutlery, uniforms, linens, memorabilia and other decorative items, furnishings, appliances, supplies, inventory, rugs, carpets and other floor coverings, draperies, drapery rods and brackets, awnings, venetian blinds, partitions, chandeliers and other lighting fixtures, freezers, refrigerators, walk-in coolers, signs (indoor and outdoor), computer systems, cash registers and inventory control systems, and all other apparatus, equipment, furniture, furnishings, and articles used in connection with the use or operation of the Improvements or the Premises, it being understood that the enumeration of any specific articles of property shall in no way result in or be held to exclude any items of property not specifically mentioned (the property referred to in this subparagraph (3), the “Personal Property”);

(4) subject to the terms of the Security Agreement, all general intangibles owned by Mortgagor and relating to design, development, operation, management and use of the Premises or the Improvements, all certificates of occupancy, zoning variances, building, use or other permits, approvals, authorizations and consents obtained from and all materials prepared for filing or filed with any governmental agency in connection with the development, use, operation or management of the Premises and Improvements, all construction, service, engineering, consulting, leasing, architectural and other similar contracts concerning the design, construction, management, operation, occupancy and/or use of the Premises and Improvements, all architectural drawings, plans, specifications, soil tests, feasibility studies, appraisals, environmental studies, engineering reports and similar materials relating to any portion of or all of the Premises and Improvements, and all payment and performance bonds or warranties or guarantees relating to the Premises or the Improvements, all to the extent assignable (the “Permits, Plans and Warranties”);

(5) all now or hereafter existing leases or licenses (under which Mortgagor is landlord or licensor) and subleases (under which Mortgagor is sublandlord), concession, management, mineral or other agreements of a similar kind that permit the use or occupancy of the Premises or the Improvements for any purpose in return for any payment, or the extraction or taking of any gas, oil, water or other minerals from the Premises in return for payment of any fee, rent or royalty (collectively, “Leases”), and all agreements or contracts for the sale or other disposition of all or any part of the Premises or the Improvements, now or hereafter entered into by Mortgagor, together with all charges, fees, income, issues, profits, receipts, rents, revenues or royalties payable thereunder (“Rents”);

(6) except as may be provided to the contrary in the Credit Agreement, all real estate tax refunds and all proceeds of the conversion, voluntary or involuntary, of any of the Mortgaged Property into cash or liquidated claims (“Proceeds”), including Proceeds of insurance maintained by the Mortgagor and

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condemnation awards, any awards that may become due by reason of the taking by eminent domain or any transfer in lieu thereof of the whole or any part of the Premises or Improvements or any rights appurtenant thereto, and any awards for change of grade of streets, together with any and all moneys now or hereafter on deposit for the payment of real estate taxes, assessments or common area charges levied against the Mortgaged Property, unearned premiums on policies of fire and other insurance maintained by the Mortgagor covering any interest in the Mortgaged Property or required by the Credit Agreement; and

(7) all extensions, improvements, betterments, renewals, substitutes and replacements of and all additions and appurtenances to, the Land, the Premises, the Improvements, the Personal Property, the Permits, Plans and Warranties and the Leases, hereinafter acquired by or released to the Mortgagor or constructed, assembled or placed by the Mortgagor on the Land, the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case, without any further mortgage, deed of trust, conveyance, assignment or other act by the Mortgagor, all of which shall become subject to the lien of this Mortgage as fully and completely, and with the same effect, as though now owned by the Mortgagor and specifically described herein.

provided that notwithstanding anything to the contrary in this Mortgage, this Mortgage shall not constitute a grant of a security interest in any general intangible, investment property or other such rights of a Mortgagor arising under any contract, lease, instrument, license or other document if (but only to the extent that) the grant of a security interest therein would (x) constitute a violation of a valid and enforceable restriction in respect of such general intangible, investment property or other such rights in favor of a third party or under any law, regulation, permit, order or decree of any governmental authority, unless and until all required consents shall have been obtained (for the avoidance of doubt, the restrictions described herein are not negative pledges or similar undertakings in favor of a lender or other financial counterparty) or (y) expressly give any other party in respect of any such contract, lease, instrument, license or other document, the right to terminate its obligations thereunder, provided however, that the limitation set forth above shall not affect, limit, restrict or impair the grant by Mortgagor of a security interest pursuant to this Mortgage in any such Mortgaged Property to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable law, including the UCC. Mortgagor shall, if requested to do so by the Mortgagee, use commercially reasonably efforts to obtain any such required consent that is reasonably obtainable with respect to Mortgaged Property which the Mortgagee reasonably determines to be material.

TO HAVE AND TO HOLD the Mortgaged Property unto the Mortgagee, its successors and assigns, for the ratable benefit of the Secured Parties, forever, subject only to permitted encumbrances pursuant to Section 7.01 of the Credit Agreement (“Permitted Encumbrances”).

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ARTICLE XI

Representations, Warranties and Covenants of Mortgagor

Mortgagor agrees, covenants, represents and/or warrants as follows:

Title, Mortgage Lien. (a)Mortgagor has good and marketable fee simple title to the Mortgaged Property, subject only to Permitted Encumbrances.

This Mortgage and the Uniform Commercial Code Financing Statements described in Section 1.08 of this Mortgage, when duly recorded in the public records identified in [the Perfection Certificate] (as defined in the Security Agreement) will create a valid, perfected and enforceable lien upon and security interest in all of the Mortgaged Property to the extent perfection can be obtained by filing uniform commercial code financing statements.

Mortgagor will forever warrant and defend its title to the Mortgaged Property, the rights of Mortgagee therein under this Mortgage and the validity and priority of the lien of this Mortgage thereon against the claims of all persons and parties except those having rights under Permitted Encumbrances to the extent of those rights.

Credit Agreement. This Mortgage is given pursuant to the Credit Agreement. Mortgagor expressly covenants and agrees to pay when due, and to timely perform, and to cause the other Loan Parties to pay when due, and to timely perform, the Secured Obligations (as defined in the Security Agreement)in accordance with the terms of the Loan Documents.

Maintenance of Mortgaged Property. Mortgagor will maintain the Improvements and the Personal Property in the manner required by the Credit Agreement.

Insurance. If any portion of Improvements constituting part of the Mortgaged Property is located in an area identified as a special flood hazard area by Federal Emergency Management Agency or other applicable agency, Mortgagor will purchase flood insurance in an amount satisfactory to Mortgagee, but in no event less than the maximum limit of coverage available under the National Flood Insurance Act of 1968, as amended.

Casualty Condemnation/Eminent Domain. Mortgagor shall give Mortgagee prompt written notice of any casualty or other damage to the Mortgaged Property or any proceeding for the taking of the Mortgaged Property or any portion thereof or interest therein under power of eminent domain or by condemnation or any similar proceeding in accordance with, and to the extent required by, the Credit Agreement. Any Net Cash Proceeds received by or on behalf of the Mortgagor in respect of any such casualty, damage or taking shall be applied in accordance with the Credit Agreement.

Assignment of Leases and Rents. (a)Mortgagor hereby irrevocably and absolutely grants, transfers and assigns all of its right, title and interest in all Leases, together with any and all extensions and renewals thereof for purposes of securing and discharging the

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performance by Mortgagor of the Secured Obligations. Mortgagor has not assigned or executed any assignment of, and will not assign or execute any assignment of, any Leases or the Rents payable thereunder to anyone other than Mortgagee.

All Leases entered into by Mortgagor after the date hereof shall be subordinate to the lien of this Mortgage. Mortgagor will not enter into, modify or amend any Lease if such Lease, as entered into, modified or amended, will not be subordinate to the lien of this Mortgage.

Subject to Section 1.06(d), Mortgagor has assigned and transferred to Mortgagee all of Mortgagor’s right, title and interest in and to the Rents now or hereafter arising from each Lease heretofore or hereafter made or agreed to by Mortgagor, it being intended that this assignment establish, subject to Section 1.06(d), an absolute transfer and assignment of all Rents and all Leases to Mortgagee and not merely to grant a security interest therein. Subject to Section 1.06(d), Mortgagee may in Mortgagor’s name and stead (with or without first taking possession of any of the Mortgaged Property personally or by receiver as provided herein) operate the Mortgaged Property and rent, lease or let all or any portion of any of the Mortgaged Property to any party or parties at such rental and upon such terms as Mortgagee shall, in its sole discretion, determine, and may collect and have the benefit of all of said Rents arising from or accruing at any time thereafter or that may thereafter become due under any Lease.

So long as an Event of Default shall not have occurred and be continuing, Mortgagee will not exercise any of its rights under Section 1.06(c), and Mortgagor shall receive and collect the Rents accruing under any Lease; but after the happening and during the continuance of any Event of Default, Mortgagee may, at its option, receive and collect all Rents and enter upon the Premises and Improvements through its officers, agents, employees or attorneys for such purpose and for the operation and maintenance thereof. Mortgagor hereby irrevocably authorizes and directs each tenant, if any, and each successor, if any, to the interest of any tenant under any Lease, respectively, to rely upon any notice of a claimed Event of Default sent by Mortgagee to any such tenant or any of such tenant’s successors in interest, and thereafter to pay Rents to Mortgagee without any obligation or right to inquire as to whether an Event of Default actually exists and even if some notice to the contrary is received from the Mortgagor, who shall have no right or claim against any such tenant or successor in interest for any such Rents so paid to Mortgagee. Each tenant or any of such tenant’s successors in interest from whom Mortgagee or any officer, agent, attorney or employee of Mortgagee shall have collected any Rents, shall be authorized to pay Rents to Mortgagor only after such tenant or any of their successors in interest shall have received written notice from Mortgagee that the Event of Default is no longer continuing, unless and until a further notice of an Event of Default is given by Mortgagee to such tenant or any of its successors in interest.

Mortgagee will not become a mortgagee in possession so long as it does not enter or take actual possession of the Mortgaged Property. In addition, so long as it does not enter or take actual possession of the Mortgaged Property, Mortgagee shall not be responsible or liable for performing any of the obligations of the landlord under any Lease, for any waste by any tenant, or others, for any dangerous or defective conditions of any of the Mortgaged Property, for negligence in the management, upkeep, repair or control of any of the Mortgaged Property or any other act or omission by any other person.

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Mortgagor shall furnish to Mortgagee, within 30 days after a request by Mortgagee to do so, a written statement containing the names of all tenants, subtenants and concessionaires of the Premises or Improvements, the terms of any Lease, the space occupied and the rentals and/or other amounts payable thereunder.

Security Agreement. This Mortgage is both a mortgage of real property and a grant of a security interest in personal property, and shall constitute and serve as a “Security Agreement” within the meaning of the uniform commercial code as adopted in the state wherein the Premises are located (“UCC”). Mortgagor has hereby granted unto Mortgagee a security interest in and to all the Mortgaged Property described in this Mortgage that is not real property, and simultaneously with the recording of this Mortgage, Mortgagor has filed or will file UCC financing statements, and will file continuation statements prior to the lapse thereof, at the appropriate offices in the jurisdiction of formation of the Mortgagor to perfect the security interest granted by this Mortgage in all the Mortgaged Property that is not real property to the extent perfection can be obtained by the filing of UCC financing statements. Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to execute any document and to file the same in the appropriate offices (to the extent it may lawfully do so), and to perform each and every act and thing reasonably requisite and necessary to be done to perfect the security interest contemplated by the preceding sentence. Mortgagee shall have all rights with respect to the part of the Mortgaged Property that is the subject of a security interest afforded by the UCC in addition to, but not in limitation of, the other rights afforded Mortgagee hereunder. Notwithstanding any other provision in this Mortgage, in the event of any conflict between the provisions of this Mortgage and the Security Agreement, the provisions of the Security Agreement shall control.

Filing and Recording. Mortgagor will cause this Mortgage, the UCC financing statements referred to in Section 1.07, any other security instrument creating a security interest in or evidencing the lien hereof upon the Mortgaged Property and each UCC continuation statement and instrument of further assurance to be filed, registered or recorded and, if necessary, refiled, rerecorded and reregistered, in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to perfect the lien hereof upon, and the security interest of Mortgagee in, the Mortgaged Property until this Mortgage is terminated and released in full in accordance with Section 3.04 hereof. Mortgagor will pay all filing, registration and recording fees, all Federal, state, county and municipal recording, documentary or intangible taxes and other taxes, duties, imposts, assessments and charges, and all reasonable expenses incidental to or arising out of or in connection with the execution, delivery and recording of this Mortgage, UCC continuation statements any mortgage supplemental hereto, any security instrument with respect to the Personal Property, Permits, Plans and Warranties and Proceeds or any instrument of further assurance.

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Further Assurances. Upon request by Mortgagee, Mortgagor will, at the cost of Mortgagor and without expense to Mortgagee, do, execute, acknowledge and deliver all such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers and assurances as Mortgagee shall from time to time reasonably require for the better assuring, conveying, assigning, transferring and confirming unto Mortgagee the property and rights hereby conveyed or assigned or intended now or hereafter so to be, or which Mortgagor may be or may hereafter become bound to convey or assign to Mortgagee, or for carrying out the intention or facilitating the performance of the terms of this Mortgage, or for filing, registering or recording this Mortgage, and on demand, Mortgagor will also execute and deliver and hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to execute and file to the extent it may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments reasonably requested by Mortgagee to evidence more effectively the lien hereof upon the Personal Property and to perform each and every act and thing reasonably requested to be done to accomplish the same.

Additions to Mortgaged Property. All right, title and interest of Mortgagor in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor upon the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by Mortgagor, shall become subject to the lien and security interest of this Mortgage as fully and completely and with the same effect as though now owned by Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times Mortgagor will execute and deliver to Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the lien and security interest of this Mortgage.

No Claims Against Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof, nor as giving Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Mortgagee in respect thereof.

Fixture Filing. (a)Certain portions of the Mortgaged Property are or will become “fixtures” (as that term is defined in the UCC) on the Land, and this Mortgage, upon being filed for record in the real estate records of the county wherein such fixtures are situated, shall operate also as a financing statement filed as a fixture filing in accordance with the applicable provisions of said UCC upon such portions of the Mortgaged Property that are or become fixtures.

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The real property to which the fixtures relate is described in Exhibit A attached hereto. The record owner of the real property described in Exhibit A attached hereto is Mortgagor. The name, type of organization and jurisdiction of organization of the debtor for purposes of this financing statement are the name, type of organization and jurisdiction of organization of the Mortgagor set forth in the first paragraph of this Mortgage, and the name of the secured party for purposes of this financing statement is the name of the Mortgagee set forth in the first paragraph of this Mortgage. The mailing address of the Mortgagor/debtor is the address of the Mortgagor set forth in the first paragraph of this Mortgage. The mailing address of the Mortgagee/secured party from which information concerning the security interest hereunder may be obtained is the address of the Mortgagee set forth in the first paragraph of this Mortgage. Mortgagor’s organizational identification number is 04-2480843.

ARTICLE XII

Defaults and Remedies

Events of Default. Any Event of Default under the Credit Agreement (as such term is defined therein) shall constitute an Event of Default under this Mortgage.

Demand for Payment. If an Event of Default shall occur and be continuing, then, upon written demand of Mortgagee, Mortgagor will pay to Mortgagee all amounts due hereunder, and under the Credit Agreement, the Guaranty and the Security Agreement and such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable attorneys’ fees, disbursements and expenses incurred by Mortgagee, and Mortgagee shall be entitled and empowered to institute an action or proceedings at law or in equity for the collection of the sums so due and unpaid, to prosecute any such action or proceedings to judgment or final decree, to enforce any such judgment or final decree against Mortgagor and to collect, in any manner provided by law, all moneys adjudged or decreed to be payable.

Rights To Take Possession, Operate and Apply Revenues. (a)If an Event of Default shall occur and be continuing, Mortgagor shall, upon demand of Mortgagee, forthwith surrender to Mortgagee actual possession of the Mortgaged Property and, if and to the extent not prohibited by applicable law, Mortgagee itself, or by such officers or agents as it may appoint, may then enter and take possession of all the Mortgaged Property without the appointment of a receiver or an application therefor, exclude Mortgagor and its agents and employees wholly therefrom, and have access to the books, papers and accounts of Mortgagor.

If Mortgagor shall for any reason fail to surrender or deliver the Mortgaged Property or any part thereof after such demand by Mortgagee, Mortgagee may to the extent not prohibited by applicable law, obtain a judgment or decree conferring upon Mortgagee the right to immediate possession or requiring Mortgagor to deliver immediate possession of the Mortgaged Property to Mortgagee, to the entry of which judgment or decree Mortgagor hereby specifically consents. Mortgagor will pay to Mortgagee, upon demand, all

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reasonable expenses of obtaining such judgment or decree, including reasonable compensation to Mortgagee’s attorneys and agents; and all such expenses and compensation shall, until paid, be secured by this Mortgage.

Upon every such entry or taking of possession, Mortgagee may, to the extent not prohibited by applicable law, hold, store, use, operate, manage and control the Mortgaged Property, conduct the business thereof and, from time to time, (i) make all necessary and proper maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon, (ii) purchase or otherwise acquire additional fixtures, personalty and other property, (iii) insure or keep the Mortgaged Property insured, (iv) manage and operate the Mortgaged Property and exercise all the rights and powers of Mortgagor to the same extent as Mortgagor could in its own name or otherwise with respect to the same, or (v) enter into any and all agreements with respect to the exercise by others of any of the powers herein granted Mortgagee, all as may from time to time be directed or determined by Mortgagee to be in its best interest and Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to perform any of the foregoing acts. Mortgagee may collect and receive all the Rents, issues, profits and revenues from the Mortgaged Property, including those past due as well as those accruing thereafter, and, after deducting (i) all expenses of taking, holding, managing and operating the Mortgaged Property (including compensation for the services of all persons employed for such purposes), (ii) the costs of all such maintenance, repairs, renewals, replacements, additions, betterments, improvements, purchases and acquisitions, (iii) the costs of insurance, (iv) such taxes, assessments and other similar charges as Mortgagee may at its option pay, (v) other proper charges upon the Mortgaged Property or any part thereof and (vi) the compensation, expenses and disbursements of the attorneys and agents of Mortgagee, Mortgagee shall apply the remainder of the moneys and proceeds so received pursuant to Section 2.08.

Whenever, before any sale of the Mortgaged Property under Section 2.06, all Secured Obligations that are then due shall have been paid and all Events of Default fully cured, Mortgagee will surrender possession of the Mortgaged Property back to Mortgagor, its successors or assigns. The same right of taking possession shall, however, arise again if any subsequent Event of Default shall occur and be continuing.

Right To Cure Mortgagor’s Failure to Perform. Should Mortgagor fail in the payment, performance or observance of any term, covenant or condition required by this Mortgage or the Credit Agreement (with respect to the Mortgaged Property), Mortgagee may with notice to Mortgagor pay, perform or observe the same, and all payments made or costs or expenses incurred by Mortgagee in connection therewith shall be secured hereby and shall be, within 10 days of demand repaid by Mortgagor to Mortgagee. Mortgagee shall be the judge using reasonable discretion of the necessity for any such actions and of the amounts to be paid. Mortgagee is hereby empowered to enter and to authorize others to enter upon the Premises or the Improvements or any part thereof for the purpose of performing or observing any such defaulted term, covenant or condition without having any obligation to so perform or observe and without thereby becoming liable to Mortgagor, to any person in possession holding under Mortgagor or to any other person.

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Right to a Receiver. If an Event of Default shall occur and be continuing, Mortgagee, upon application to a court of competent jurisdiction, shall be entitled as a matter of right to the appointment of a receiver to take possession of and to operate the Mortgaged Property and to collect and apply the Rents. The receiver shall have all of the rights and powers permitted under the laws of the state wherein the Mortgaged Property is located. Mortgagor shall pay to Mortgagee within 10 days of demand all reasonable expenses, including receiver’s fees, reasonable attorney’s fees and disbursements, costs and agent’s compensation incurred pursuant to the provisions of this Section 2.05; and all such expenses shall be secured by this Mortgage and shall be within 10 days of demand repaid by Mortgagor to Mortgagee.

Foreclosure and Sale. (a)If an Event of Default shall occur and be continuing, Mortgagee may, upon 10 Business Days notice to Mortgagor, elect to sell the Mortgaged Property or any part of the Mortgaged Property by exercise of the power of foreclosure or of sale granted to Mortgagee by applicable law or this Mortgage. In such case, Mortgagee may commence a civil action to foreclose this Mortgage, or it may proceed and sell the Mortgaged Property to satisfy any Secured Obligation. Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property, may sell all or such parts of the Mortgaged Property as may be chosen by Mortgagee at the time and place of sale fixed by it in a notice of sale, either as a whole or in separate lots, parcels or items as Mortgagee shall deem expedient, and in such order as it may determine, at public auction to the highest bidder. Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property may postpone any foreclosure or other sale of all or any portion of the Mortgaged Property by public announcement at such time and place of sale, and from time to time thereafter may postpone such sale by public announcement or subsequently noticed sale. Without further notice, Mortgagee or an officer appointed to sell the Mortgaged Property may make such sale at the time fixed by the last postponement, or may, in its discretion, give a new notice of sale. Any person, including Mortgagor or Mortgagee or any designee or affiliate thereof, may purchase at such sale. This Mortgage is given under the STATUTORY CONDITION (except as otherwise expressly set forth herein), for breach of which Mortgagee shall have the STATUTORY POWER OF SALE.

The Mortgaged Property may be sold subject to unpaid taxes and Permitted Encumbrances, and, after deducting all costs, fees and expenses of Mortgagee (including costs of evidence of title in connection with the sale), Mortgagee or an officer that makes any sale shall apply the proceeds of sale in the manner set forth in Section 2.08.

Any foreclosure or other sale of less than the whole of the Mortgaged Property or any defective or irregular sale made hereunder shall not exhaust the power of foreclosure or of sale provided for herein; and subsequent sales may be made hereunder until the Secured Obligations have been satisfied, or the entirety of the Mortgaged Property has been sold.

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If an Event of Default shall occur and be continuing, Mortgagee may instead of, or in addition to, exercising the rights described in Section 2.06(a) above and either with or without entry or taking possession as herein permitted, proceed by a suit or suits in law or in equity or by any other appropriate proceeding or remedy (i) to specifically enforce payment of some or all of the Secured Obligations, or the performance of any term, covenant, condition or agreement of this Mortgage or any other Loan Document or any other right, or (ii) to pursue any other remedy available to Mortgagee, all as Mortgagee shall determine most effectual for such purposes.

Other Remedies. (a)In case an Event of Default shall occur and be continuing, Mortgagee may also exercise, to the extent not prohibited by law, any or all of the remedies available to a secured party under the UCC.

In connection with a sale of the Mortgaged Property or any Personal Property and the application of the proceeds of sale as provided in Section 2.08, to the extent permitted by law Mortgagee shall be entitled to enforce payment of and to receive up to the principal amount of the Secured Obligations, plus all other charges, payments and costs due under this Mortgage, and to recover a deficiency judgment for any portion of the aggregate principal amount of the Secured Obligations remaining unpaid, with interest.

Application of Sale Proceeds and Rents. After any foreclosure sale of all or any of the Mortgaged Property, Mortgagee shall receive and apply the proceeds of the sale together with any Rents that may have been collected and any other sums that then may be held by Mortgagee under this Mortgage as follows:

FIRST, to the payment of all costs and expenses incurred by the Mortgagee in connection with such collection or sale or otherwise in connection with this Mortgage or any of the Secured Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Mortgagee hereunder or under any Mortgage on behalf of Mortgagor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any Mortgage;

SECOND, to the payment in full of the Secured Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Secured Obligations owed to them on the date of any such distribution);

THIRD, to the Mortgagor, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Mortgagee shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Mortgage. Upon any sale of Mortgaged Property by the Mortgagee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Mortgagee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Mortgaged Property so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Mortgagee or such officer or be answerable in any way for the misapplication thereof.

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Mortgagor as Tenant Holding Over. If Mortgagor remains in possession of any of the Mortgaged Property after any foreclosure sale by Mortgagee, at Mortgagee’s election Mortgagor shall be deemed a tenant holding over and shall forthwith surrender possession to the purchaser or purchasers at such sale or be summarily dispossessed or evicted according to provisions of law applicable to tenants holding over.

Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws. Mortgagor waives, to the extent not prohibited by law, (i) the benefit of all laws now existing or that hereafter may be enacted (x) providing for any appraisement or valuation of any portion of the Mortgaged Property and/or (y) in any way extending the time for the enforcement or the collection of amounts due under any of the Secured Obligations or creating or extending a period of redemption from any sale made in collecting said debt or any other amounts due Mortgagee, (ii) any right to at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any homestead exemption, stay, statute of limitations, extension or redemption, or sale of the Mortgaged Property as separate tracts, units or estates or as a single parcel in the event of foreclosure or notice of deficiency, and (iii) all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of or each of the Secured Obligations and marshaling in the event of foreclosure of this Mortgage.

Discontinuance of Proceedings. In case Mortgagee shall proceed to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall be discontinued or abandoned for any reason, or shall be determined adversely to Mortgagee, then and in every such case Mortgagor and Mortgagee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Mortgagee shall continue as if no such proceeding had been taken.

Suits To Protect the Mortgaged Property. Mortgagee shall have power (a) to institute and maintain suits and proceedings to prevent any impairment of the Mortgaged Property by any acts that may be unlawful or in violation of this Mortgage, (b) to preserve or protect its interest in the Mortgaged Property and in the Rents arising therefrom and (c) to restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of or compliance with such enactment, rule or order would impair the security or be prejudicial to the interest of Mortgagee hereunder.

Filing Proofs of Claim. In case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting Mortgagor, Mortgagee shall, to the extent permitted by law, be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of Mortgagee allowed in such proceedings for the Secured Obligations secured by this Mortgage at the date of the institution of such proceedings and for any interest accrued, late charges and additional interest or other amounts due or that may become due and payable hereunder after such date.

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Possession by Mortgagee. Notwithstanding the appointment of any receiver, liquidator or trustee of Mortgagor, any of its property or the Mortgaged Property, Mortgagee shall be entitled, to the extent not prohibited by law, to remain in possession and control of all parts of the Mortgaged Property now or hereafter granted under this Mortgage to Mortgagee in accordance with the terms hereof and applicable law.

Waiver. (a)No delay or failure by Mortgagee to exercise any right, power or remedy accruing upon any breach or Event of Default shall exhaust or impair any such right, power or remedy or be construed to be a waiver of any such breach or Event of Default or acquiescence therein; and every right, power and remedy given by this Mortgage to Mortgagee may be exercised from time to time and as often as may be deemed expedient by Mortgagee. No consent or waiver by Mortgagee to or of any breach or Event of Default by Mortgagor in the performance of the Secured Obligations shall be deemed or construed to be a consent or waiver to or of any other breach or Event of Default in the performance of the same or of any other Secured Obligations by Mortgagor hereunder. No failure on the part of Mortgagee to complain of any act or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall constitute a waiver by Mortgagee of its rights hereunder or impair any rights, powers or remedies consequent on any future Event of Default by Mortgagor.

Even if Mortgagee (i) grants some forbearance or an extension of time for the payment of any sums secured hereby, (ii) takes other or additional security for the payment of any sums secured hereby, (iii) waives or does not exercise some right granted herein or under the Loan Documents, (iv) releases a part of the Mortgaged Property from this Mortgage, (v) agrees to change some of the terms, covenants, conditions or agreements of any of the Loan Documents, (vi) consents to the filing of a map, plat or replat affecting the Premises, (vii) consents to the granting of an easement or other right affecting the Premises or (viii) makes or consents to an agreement subordinating Mortgagee’s lien on the Mortgaged Property hereunder; no such act or omission shall preclude Mortgagee from exercising any other right, power or privilege herein granted or intended to be granted in the event of any breach or Event of Default then made or of any subsequent default; nor, except as otherwise expressly provided in an instrument executed by Mortgagee, shall this Mortgage be altered thereby. In the event of the sale or transfer by operation of law or otherwise of all or part of the Mortgaged Property, Mortgagee is hereby authorized and empowered to deal with any vendee or transferee with reference to the Mortgaged Property secured hereby, or with reference to any of the terms, covenants, conditions or agreements hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any liabilities, obligations or undertakings.

Waiver of Trial by Jury. To the fullest extent permitted by applicable law, Mortgagor and Mortgagee each hereby irrevocably and unconditionally waive trial by jury in any action, claim, suit or proceeding relating to this Mortgage and for any counterclaim brought therein.

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Remedies Cumulative. No right, power or remedy conferred upon or reserved to Mortgagee by this Mortgage is intended to be exclusive of any other right, power or remedy, and each and every such right, power and remedy shall be cumulative and concurrent and in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute.

ARTICLE XIII

Miscellaneous

Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such validity, illegality or unenforceability shall, at the option of Mortgagee, not affect any other provision of this Mortgage, and this Mortgage shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement.

Successors and Assigns. All of the grants, covenants, terms, provisions and conditions herein shall run with the Premises and the Improvements and shall apply to, bind and inure to, the benefit of the permitted successors and assigns of Mortgagor and the successors and assigns of Mortgagee.

Satisfaction and Cancelation. (a)The conveyance to Mortgagee of the Mortgaged Property as security created and consummated by this Mortgage shall be null and void when all the Secured Obligations (as defined in the Security Agreement) have been indefeasibly paid in full in accordance with the terms of the Loan Documents and the Lenders have no further commitment to make Loans under the Credit Agreement, the L/C Obligations have been reduced to zero and the L/C Issuers have no further obligations to issue Letters of Credit under the Credit Agreement.

Upon a sale or financing by Mortgagor of all or any portion of the Mortgaged Property that is permitted by the Credit Agreement, the lien of this Mortgage shall be automatically released from the applicable portion of the Mortgaged Property. Mortgagor shall give the Mortgagee reasonable written notice of any sale or financing of the Mortgaged Property prior to the closing of such sale or financing.

In connection with any termination or release pursuant to paragraph (a), the Mortgage shall be marked “satisfied” by the Mortgagee, and this Mortgage shall be canceled of record at the request and at the expense of the Mortgagor. Mortgagee shall execute any documents reasonably requested by Mortgagor to accomplish the foregoing or to accomplish any release contemplated by this Section 3.04 and Mortgagor will pay all reasonable costs and expenses, including reasonable attorneys’ fees, disbursements and other charges, incurred by Mortgagee in connection with the preparation and execution of such documents.

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Definitions. As used in this Mortgage, the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (a) “including” shall mean “including but not limited to”; (b) “provisions” shall mean “provisions, terms, covenants and/or conditions”; (c) “lien” shall mean “lien, charge, encumbrance, security interest, mortgage or deed of trust”; (d) “obligation” shall mean “obligation, duty, covenant and/or condition”; and (e) “any of the Mortgaged Property” shall mean “the Mortgaged Property or any part thereof or interest therein”. Any act that Mortgagee is permitted to perform hereunder may be performed at any time and from time to time by Mortgagee or any person or entity designated by Mortgagee. Any act that is prohibited to Mortgagor hereunder is also prohibited to all lessees of any of the Mortgaged Property. Each appointment of Mortgagee as attorney-in-fact for Mortgagor under the Mortgage is irrevocable, with power of substitution and coupled with an interest. Subject to the applicable provisions hereof, Mortgagee has the right to refuse to grant its consent, approval or acceptance or to indicate its satisfaction, in its sole discretion, whenever such consent, approval, acceptance or satisfaction is required hereunder.

Multisite Real Estate Transaction. Mortgagor acknowledges that this Mortgage is one of a number of Other Mortgages and Collateral Documents that secure the Secured Obligations. Mortgagor agrees that the lien of this Mortgage shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of Mortgagee, and without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by the Mortgagee of any security for or guarantees of any of the Secured Obligations hereby secured, or by any failure, neglect or omission on the part of Mortgagee to realize upon or protect any Secured Obligation or indebtedness hereby secured or any collateral security therefor including the Other Mortgages and other Collateral Documents. The lien hereof shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Secured Obligations secured or of any of the collateral security therefor, including the Other Mortgages and other Collateral Documents or of any guarantee thereof, and Mortgagee may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the Other Mortgages and other Collateral Documents without first exercising or enforcing any of its rights and remedies hereunder. Such exercise of Mortgagee’s rights and remedies under any or all of the Other Mortgages and other Collateral Documents shall not in any manner impair the indebtedness hereby secured or the lien of this Mortgage and any exercise of the rights or remedies of Mortgagee hereunder shall not impair the lien of any of the Other Mortgages and other Collateral Documents or any of Mortgagee’s rights and remedies thereunder. Mortgagor specifically consents and agrees that Mortgagee may exercise its rights and remedies hereunder and under the Other Mortgages and other Collateral Documents separately or concurrently and in any order that it may deem appropriate and waives any rights of subrogation.

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No Oral Modification. This Mortgage may not be changed or terminated orally. Any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate Mortgage, lien or encumbrance.

ARTICLE XIV

Particular Provisions

This Mortgage is subject to the following provisions relating to the particular laws of the state wherein the Premises are located:

Applicable Law. This Mortgage shall be governed by and construed in accordance with the internal law of the state where the Mortgaged Property is located, except that Mortgagor expressly acknowledges that by their terms, the Credit Agreement and other Loan Documents (aside from those Other Mortgages to be recorded outside New York) shall be governed by the internal law of the State of New York, without regard to principles of conflict of law. Mortgagor and Mortgagee agree to submit to jurisdiction and the laying of venue for any suit on this Mortgage in the state where the Mortgaged Property is located.

General Authority of the Mortgagee. By acceptance of the benefits of this Mortgage, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Mortgagee as its agent hereunder, (b) to confirm that the Mortgagee shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Mortgage against Mortgagor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Mortgaged Property or Mortgagor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Mortgage against any Mortgagor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Mortgage and (d) to agree to be bound by the terms of this Mortgage.

21

IN WITNESS WHEREOF, this Mortgage has been duly executed and delivered to Mortgagee by Mortgagor and is effective as of the date first above written.

[WEST CORPORATION]

By:
Name:
Title:

22

ACKNOWLEDGMENT

STATE OF		)
) ss.:
)

On this      day of October, 2006, before me, the undersigned notary public, personally appeared                     , proved to me through satisfactory evidence of identification, which was                      to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he/she signed it as                      for                     .

(official signature and seal of notary)

(SEAL)

23

Exhibit A

Description of the Land

EXHIBIT M

SUMMARY OF TERMS AND CONDITIONS

OF THE SECOND LIEN INTERCREDITOR AGREEMENT

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Credit Agreement to which this Exhibit M is attached.

SECOND LIEN DEBT:	Indebtedness permitted pursuant to the terms of the Credit Agreement to be secured by a junior Lien on all or any portion of the Collateral.

FINANCING DOCUMENTS:	Definitive documentation in respect of the First Lien Obligations (the “First Lien Credit Documents”) and definitive documentation in respect of the Second Lien Obligations (each, a “Second Lien Credit Documents”).

FIRST LIEN PARTIES:	The Secured Parties as referred to and defined in the Credit Agreement or, if applicable, any Pari Passu Intercreditor Agreement.

SECOND LIEN PARTIES:	The agents, issuing banks, trustees and lenders under the Second Lien Credit Documents that are entitled to the benefit of a second Lien on the Collateral.

SECURED PARTIES:	The First Lien Parties and the Second Lien Parties.

FIRST LIEN OBLIGATIONS:	All obligations of every nature of the Borrower and the Guarantors (collectively, the “Loan Parties”) owed to the First Lien Parties under the First Lien Credit Documents (including any post-petition interest, whether or not allowed or allowable in any proceeding under any Debtor Relief Law).

SECOND LIEN OBLIGATIONS:	All obligations of every nature of the Loan Parties from time to time owed to the Second Lien Parties under the Second Lien Credit Documents.

PRIORITY OF LIENS; REMEDIES:

Until the Discharge of First Lien Obligations has occurred:

(a)    The liens securing the Second Lien Obligations shall be junior and subordinated in all respects to the liens securing the First Lien Obligations;

(b)    The Second Lien Parties shall have no right to exercise rights or remedies with respect to the Collateral, institute any action with respect to the Collateral, take or receive any Collateral or any proceeds thereof or object to the exercise by the First Lien Parties of any rights or remedies with respect to the Collateral; provided that the Second Lien Parties may exercise rights and remedies with respect to the Collateral if the First Lien Parties have not commenced the exercise of rights and remedies with respect to the

Collateral within a standstill period to be agreed (but in any event, not less than 180 days); and

(c)    The First Lien Parties shall control all decisions related to the exercise of remedies under the First Lien Credit Documents without any consultation with, or the consent of, any of the Second Lien Parties.

PROHIBITION ON CONTESTING LIENS:	No Secured Party will contest, or support any other person in contesting the priority, validity or enforceability of a lien held by or on behalf of any of the First Lien Parties or the Second Lien Parties.

NO NEW LIENS/SIMILAR LIENS:	No Loan Party shall grant or permit any additional liens on any asset to secure the Second Lien Obligations unless it has granted a first priority lien on such assets to secure the First Lien Obligations (except, in certain cases, with respect to Permitted Other Debt that is secured by a first lien on only a portion of the Collateral).

APPLICATION OF PROCEEDS/TURN-OVER:

The proceeds of any liquidation, foreclosure or similar action related to the Collateral will be applied in the following order of priority:

(a)    First, to pay agent and issuing bank fees, expenses and indemnities;

(b)    Second, on a pro rata basis, to pay the First Lien Obligations in accordance with the terms of the First Lien Intercreditor Agreement;

(c)    Third, on a pro rata basis, to pay Second Lien Obligations; and

(d)    Fourth, to the Borrower or as a court of competent jurisdiction may direct.

Until the Discharge of First Lien Obligations (as defined below), any Collateral or proceeds thereof received by any Second Lien Party shall be segregated and held in trust and shall be paid over to the Collateral Agent for the benefit of the First Lien Parties in the same form as received, with any necessary endorsement.

“Discharge of First Lien Obligations” means the payment in full in cash of all First Lien Obligations.

RELEASES:	In the event that the First Lien Parties release their liens on all or any portion of the Collateral or any Guarantor from its obligations under its guaranty of the First Lien Obligations, the comparable lien or guaranty, if any, in respect of the Second Lien Obligations shall be automatically released.

RIGHTS AS UNSECURED CREDITORS:	The Second Lien Secured Parties may exercise rights and remedies as unsecured creditors against the Loan Parties in accordance with the terms of the applicable Second Lien Credit Documents and applicable law and subject to the terms of the Second Lien Intercreditor Agreement.

AMENDMENTS:	The First Lien Credit Documents may be amended, refinanced etc. without the consent of any Second Lien Party. Any amendments, modifications or waivers of the Second Lien Intercreditor Agreement must be signed in writing by each party thereto.

BANKRUPTCY:

In connection with any proceeding under any Debtor Relief Laws with respect to any Loan Party:

•        Filing of Motions: The Second Lien Parties shall not file any motion, take any position in any proceeding, or take any other action in respect of the Collateral (except filing of a proof of claim) (including any motion seeking relief from the automatic stay).

•        DIP Financing: If the First Lien Parties desire to permit the sale or use of any collateral, or to permit any Loan Party to obtain debtor-in-possession financing (a “DIP Financing”), then the Second Lien Parties shall: (a) be deemed to accept and won’t object or support any objection to, such sale or use or any such DIP Financing, (b) not request or accept any form of adequate protection or any other relief in connection therewith except as set forth below and (c) subordinate its Liens to such DIP Financing, any adequate protection provided to the First Lien Parties and any “carve-out” for fees agreed to by the Collateral Agent.

•        Sales: None of the Second Lien Parties shall oppose any sale that is supported by the Collateral Agent, and the Second Lien Parties will be deemed to have consented to any such sale and to have released their Liens in such assets.

•        Adequate Protection: No Second Lien Party shall contest (a) any request by the First Lien Parties for adequate protection or (b) any objection by the First Lien Parties to any motion, etc. based on the First Lien Parties claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts to the Collateral Agent or any other First Lien Party. However, (i) if the First Lien Parties are granted adequate protection in the form of additional collateral in connection with any DIP Financing, then the Second Lien Parties may seek adequate protection in the form of a lien on such additional collateral (subordinated to the liens securing the First Lien Obligations and such DIP Financing), (ii) in the event the any Second Lien Party is granted adequate protection in the form of additional collateral, then the First Lien Parties shall have a senior Lien and claim on such additional collateral and (iii) in the event the First Lien Party is granted adequate protection in the form of a superpriority claim, then the Second Lien Parties may seek adequate protection in the form of a junior superpriority claim, subordinated to the superpriority claim granted to the First Lien Parties.

•        Avoidance Issues: If any First Lien Party is required to disgorge or otherwise pay any amount to the estate of any Loan Party for any reason (a “Recovery”), then the First Lien Obligations shall be reinstated to the extent of such Recovery and the Discharge of the First Lien Obligations shall be deemed not to have occurred.

•        Separate Grants of Security and Classifications: The grants of Liens pursuant to the First Lien Documents and the Second Lien Credit Documents constitute two separate and distinct grants of Liens. If it is held that the claims constitute only one secured claim, then all distributions shall be made as if there were separate classes of secured claims. The First Lien Parties and the Second Lien Parties shall be entitled to vote as a separate class on any plan of reorganization.

•        Post -Petition Interest: The Second Lien Parties shall not oppose or challenge any claim of the First Lien Parties for post-petition interest, fees or expenses.

•        No Waiver by First Lien Parties: No First Lien Party shall be prohibited from objecting to any action taken by the Second Lien Parties (or any agent on their behalf).

•        Plan of Reorganization. No Second Lien Party shall support or vote in favor of any plan of reorganization unless such plan (a) pays off, in cash in full, all First Lien Obligations or (b) is accepted by the required First Lien Parties.

PURCHASE OPTION:	Upon acceleration, bankruptcy or commencement of enforcement proceedings, the Second Lien Parties shall have a one-time right to purchase, within 30 days of such event, at par plus any prepayment premiums, the First Lien Obligations.

GOVERNING LAW:	The State of New York.

EXHIBIT N

[FORM OF]

FIRST LIEN INTERCREDITOR AGREEMENT

dated as of

[   ]

among

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Collateral Agent,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Authorized Representative under the Credit Agreement,

[   ],

as the Initial Other Authorized Representative,

and

each additional Authorized Representative from time to time party hereto

-i-

-ii-

FIRST LIEN INTERCREDITOR AGREEMENT

This FIRST LIEN INTERCREDITOR AGREEMENT (as amended, restated, modified or supplemented from time to time, this “Agreement”) is entered into as of [    ], by and among WEST CORPORATION, a Delaware corporation (the “Borrower”), WACHOVIA BANK, NATIONAL ASSOCIATION, as collateral agent for the First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Collateral Agent”), WACHOVIA BANK, NATIONAL ASSOCIATION, as Authorized Representative for the Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Administrative Agent”), [    ], as Authorized Representative for the Initial Other First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Other Authorized Representative”), and each additional Authorized Representative from time to time party hereto for the Other First Lien Secured Parties of the Series with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Collateral Agent, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Other Authorized Representative (for itself and on behalf of the Initial Other First Lien Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Other First Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms; Construction.

(a) Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.

(b) As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent, and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Authorized Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Other First Lien Obligations or the Initial Other First Lien Secured Parties, the Initial Other Authorized Representative, and (iii) in the case of any Series of Other First Lien Obligations or Other First Lien Secured Parties that become subject to this Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.

“Bankruptcy Case” shall have the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended.

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Collateral” means all assets and properties subject to Liens created pursuant to any First Lien Security Document to secure one or more Series of First Lien Obligations.

“Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph hereof.

“Controlling Secured Parties” means, with respect to any Shared Collateral, the Series of First Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Credit Agreement” means that certain Credit Agreement, dated as of October 24, 2006 (as previously amended and as may be further amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time), among West Corporation, the lending institutions from time to time parties thereto, the Administrative Agent (as successor to Lehman Commercial Paper Inc.) and the other parties thereto.

“Credit Agreement Obligations” means the “Obligations” as defined in the Credit Agreement.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement.

“DIP Financing” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” shall have the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Shared Collateral and any Series of First Lien Obligations, the date on which such Series of First Lien Obligations is no longer secured by such Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional First Lien Obligations secured by such Shared Collateral under an Other First Lien Agreement which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Event of Default” shall have the meaning set forth in the Credit Agreement.

“First Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Other First Lien Obligations.

“First Lien Secured Parties” means (a) the Credit Agreement Secured Parties and (ii) the Other First Lien Secured Parties with respect to each Series of Other First Lien Obligations.

“First Lien Security Documents” means the Collateral Documents and each other agreement entered into in favor of the Collateral Agent for purposes of securing any Series of First Lien Obligations.

“Grantors” means the Borrower and each Subsidiary or direct or indirect parent Borrower of the Borrower which has granted a security interest pursuant to any First Lien Security Document to secure any Series of First Lien Obligations.

“Impairment” shall have the meaning assigned to such term in Section 1.01(d).

“Interest Expenses” means all interest, commitment fees, letter of credit fees, participation fees, maintenance fees and breakage costs in respect of outstanding First Lien Obligations.

“Initial Other Authorized Representative” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Other First Lien Agreement” means that certain [Indenture] dated as of [  ], among the Borrower, the Subsidiaries identified therein and [  ], as [trustee].

“Initial Other First Lien Obligations” means the Other First Lien Obligations pursuant to the Initial Other First Lien Agreement.

“Initial Other First Lien Secured Parties” means the holders of any Initial Other First Lien Obligations and the Initial Other Authorized Representative.

“Insolvency or Liquidation Proceeding” means:

(a) any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(b) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(c) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” shall have the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a Joinder Agreement substantially in the form attached hereto as Exhibit A.

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Other First Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First Lien Obligations with respect to such Shared Collateral.

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 180 days (throughout which 180 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (a) an Event of Default (under and as defined in the Other First Lien Agreement under which such Non-Controlling Authorized Representative is the Authorized Representative) and (b) the Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (i) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Other First Lien Agreement under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (ii) the First Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Other First Lien Agreement; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (A) at any time the Administrative Agent or the Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (B) at any time the Grantor that has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the First Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Other First Lien Agreement” means any indenture or other agreement evidencing the Other First Lien Obligations (including the Initial Other First Lien Agreement).

“Other First Lien Obligations” means any Indebtedness or other obligations (other than Credit Agreement Obligations but including the Initial Other First Lien Obligations) incurred by the Borrower or any of its Subsidiaries and secured by a first lien on all or a portion of the Collateral, provided that the holder of such Indebtedness or other obligations (or the agent, trustee or representative acting on behalf of the holder of such Indebtedness or other obligation) shall either be a party hereto or shall have executed and delivered to the Collateral Agent a Joinder Agreement pursuant to which such holder (or such agent, trustee or representative acting on behalf of such holder) has become a party to this Agreement and has agreed to be bound by the obligations of a “First Lien Secured Party” under the terms of this Agreement.

“Other First Lien Secured Party” means the holders of any Other First Lien Obligations and any Authorized Representative with respect thereto and shall include the Initial Other First Lien Secured Parties.

“Possessory Collateral” means any Shared Collateral in the possession of the Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or otherwise. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Collateral Agent under the terms of the First Lien Security Documents. All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the New York UCC.

“Proceeds” shall have the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Secured Credit Document” means (i) the Credit Agreement and the Loan Documents (as defined in the Credit Agreement), (ii) the Initial Other First Lien Agreement and (iii) each Other First Lien Agreement.

“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Other First Lien Secured Parties (in their capacity as such) and (iii) the Other First Lien Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Other First Lien Secured Parties), and (b) with respect to any First Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Other First Lien Obligations and (iii) the Other First Lien Obligations incurred pursuant to any Other First Lien Agreement, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Other First Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Authorized Representatives or the Collateral Agent on behalf of such holders) hold a valid and perfected security interest or Lien at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold a valid and perfected security interest or Lien in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold a valid security interest or Lien in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest or Lien in such Collateral at such time.

(c) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vi) the term “or” is not exclusive.

(d) It is the intention of the First Lien Secured Parties of each Series that the holders of First Lien Obligations of such Series (and not the First Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of

First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations or (ii) the existence of any Collateral for any other Series of First Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any limitation on the amount that is permitted to be secured without equally and ratably securing the Indebtedness which applies to all First Lien Obligations shall not be deemed to be an Impairment of any Series of First Lien Obligations. In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment. Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the Secured Credit Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.

ARTICLE II

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.01 Priority and Payment of Claims.

(a) Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.01(d)), if an Event of Default has occurred and is continuing, and the Collateral Agent is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of any Grantor or any First Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by any First Lien Secured Party or received by the Collateral Agent or any First Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the First Lien Obligations are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied by the Collateral Agent in the order specified in clause (d) of this Section 2.01. Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a First Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.

(b) It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties of any Series.

(c) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.01(b)), each First Lien Secured Party hereby agrees that the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority.

(d) Regardless of any Insolvency or Liquidation Proceeding that has been commenced by or against the Borrower or any other Loan Party, Collateral or any proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies under the First Lien Security Documents by the Collateral Agent shall be applied in the following order (it being agreed that the Collateral Agent shall apply such amounts in the following order as promptly as is reasonably practicable after the receipt thereof):

(i) first, on a pro rata basis, to the payment of all amounts due to the Collateral Agent, any Authorized Representative, and any letter of credit issuer (in such capacities) (other than amounts constituting Interest Expenses) under the Credit Agreement or any Other First Lien Agreement, excluding in the case of any letter of credit issuer, amounts payable in connection with any unreimbursed amount under any Letter of Credit;

(ii) second, on a pro rata basis to any First Lien Secured Party that has theretofore advanced or paid any fees to the Collateral Agent or any Authorized Representative or any letter of credit issuer, other than any amounts covered by priority first, an amount equal to the amount thereof so advanced or paid by such First Lien Secured Party and for which such First Lien Secured Party has not been previously reimbursed;

(iii) third, on a pro rata basis, to the payment of, without duplication, (A) all principal and other amounts then due and payable in respect of the First Lien Obligations (including cash collateralization of all outstanding letters of credit as required under the Credit Agreement or any other applicable First Lien Agreement) and (b) the payment of all amounts owing to the Hedge Banks; and

(iv) last, the balance, if any, after all of the First Lien Obligations have been indefeasibly paid in full in cash, to the Loan Parties or as otherwise required by applicable law.

SECTION 2.02 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a) With respect to any Shared Collateral, (i) notwithstanding Section 2.01, only the Collateral Agent shall act or refrain from acting with respect to the Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), and then only on the instructions of the Applicable Authorized Representative, (ii) the Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other First Lien Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other First Lien Secured Party (other than the Applicable Authorized Representative) shall or shall instruct the Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any First Lien Security Document, applicable law or otherwise, it being agreed that only the Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the applicable First Lien Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral. Notwithstanding the equal priority of the Liens, the Collateral Agent (acting on the instructions of the Applicable Authorized Representative) may deal with the Shared Collateral as if such Applicable Authorized Representative had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any First Lien Secured Party, Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(b) Each of the Authorized Representatives agrees that it will not accept any Lien on any Collateral for the benefit of any Series of First Lien Obligations (other than funds deposited for the discharge or defeasance of any Other First Lien Agreement) other than pursuant to the First Lien Security Documents, and by executing this Agreement (or a Joinder Agreement), each Authorized Representative and the Series of First Lien Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other First Lien Security Documents applicable to it.

(c) Each of the First Lien Secured Parties agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair (i) the rights of any of the Collateral Agent or any Authorized Representative to enforce this Agreement or (ii) the rights of any First Lien Secured Party from contesting or supporting any other Person in contesting the enforceability of any Lien purporting to secure First Lien Obligations constituting unmatured interest pursuant to Section 502(b)(2) of the Bankruptcy Code.

SECTION 2.03 No Interference; Payment Over.

(a) Each First Lien Secured Party agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any First Lien Obligations of any Series or any First Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any First Lien Secured Party from challenging or questioning the validity or enforceability of any First Lien Obligations constituting unmatured interest or the validity of any Lien relating thereto pursuant to Section 502(b)(2) of the Bankruptcy Code; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Collateral Agent or any other First Lien Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Collateral Agent or any other First Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Collateral Agent, any Applicable Authorized Representative or any other First Lien Secured Party shall be liable for any action taken or omitted to be taken by the Collateral Agent, such Applicable Authorized Representative or other First Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Collateral Agent or any other First Lien Secured Party to enforce this Agreement.

(b) Each First Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Collateral Agent, to be distributed by the Collateral Agent in accordance with the provisions of Section 2.01 hereof.

SECTION 2.04 Automatic Release of Liens; Amendments to First Lien Security Documents.

(a) If, at any time any Shared Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with any enforcement by the Collateral Agent in accordance with the provisions of this Agreement, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the Collateral Agent for the benefit of each Series of First Lien Secured Parties upon such Shared Collateral will automatically be released and discharged upon final conclusion of foreclosure proceeding; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof.

(b) Each First Lien Secured Party agrees that the Collateral Agent may enter into any amendment (and, upon request by the Collateral Agent, each Authorized Representative shall sign a consent to such amendment) to any First Lien Security Document (including, without limitation, to release Liens securing any Series of First Lien Obligations) so long as such amendment, subject to clause (d) below, is permitted by the terms of each then extant Secured Credit Document. Additionally, each First Lien Secured Party agrees that the Collateral Agent may enter into any amendment (and, upon request by the Collateral Agent, each Authorized Representative shall sign a consent to such amendment) to any First Lien Security Document solely as such First Lien Security Document relates to a particular Series of First Lien Obligations (including, without limitation, to release Liens securing such Series of First Lien Obligations) so long as (i) such amendment is in accordance with the Secured Credit Document pursuant to which such Series of First Lien Obligations was incurred and (ii) such amendment does not adversely affect the First Lien Secured Parties of any other Series.

(c) Each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Collateral Agent to evidence and confirm any release of Shared Collateral or amendment to any First Lien Security Document provided for in this Section.

(d) In determining whether an amendment to any First Lien Security Document is permitted by this Section 2.04, the Collateral Agent may conclusively rely on a certificate of an officer of the Borrower stating that such amendment is permitted by Section 2.04(b) above.

SECTION 2.05 Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against the Borrower or any of its subsidiaries.

(b) If any Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each First Lien Secured Party (other than any Controlling Secured Party or any Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless a majority in interest of the holders of loans or notes, as applicable, of a Controlling Secured Party (or such greater amount as is necessary to take action under the applicable Secured Credit Document), or an Authorized Representative of any Controlling Secured Party (provided that the Authorized Representative may not oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral if directed not to by a majority in interest of the holders of the loans or notes, as applicable, of a Controlling Secured Party (or such greater amount as is necessary to take action under the applicable Secured Credit Document)), shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the First Lien Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01(a) of this Agreement, and (D) if any First Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection is applied pursuant to Section 2.01(a) of this Agreement; provided that the First Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06 Reinstatement. In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the United Stated Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.

SECTION 2.07 Insurance. As between the First Lien Secured Parties, the Collateral Agent, acting at the direction of the Applicable Authorized Representative, shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.08 Refinancings. The First Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Secured Credit Document) of any First Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall be a party hereto or shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09 Possessory Collateral Agent as Gratuitous Bailee for Perfection.

(a) The Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09. Pending delivery to the Collateral Agent, each other Authorized Representative agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(b) The duties or responsibilities of the Collateral Agent and each other Authorized Representative under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other First Lien Secured Party for purposes of perfecting the Lien held by such First Lien Secured Parties therein.

ARTICLE III

EXISTENCE AND AMOUNT OF LIENS AND OBLIGATIONS

Whenever the Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if an Authorized Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination or not make any determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower. The Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Secured Party or any other person as a result of such determination.

ARTICLE IV

THE COLLATERAL AGENT

SECTION 4.01 Appointment and Authority.

(a) Each of the First Lien Secured Parties hereby irrevocably appoints Wachovia Bank, National Association to act on its behalf as the Collateral Agent hereunder and under each of the other First Lien Security Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Grantor to secure any of the First Lien Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 4.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under any of the First Lien Security Documents, or for exercising any rights and remedies thereunder at the direction of the Applicable Authorized Representative, shall be entitled to the benefits of all provisions of this Article IV and Article IX of the Credit Agreement and any equivalent provision of any Other First Lien Agreement (as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Agent” under the First Lien Security Documents) as if set forth in full herein with respect thereto.

(b) Each Non-Controlling Secured Party acknowledges and agrees that the Collateral Agent shall be entitled, for the benefit of the First Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Security Documents, without regard to any rights to which the holders of the Non-Controlling Secured Obligations would otherwise be entitled as a result of such Non-Controlling Secured Obligations. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Collateral Agent, the Applicable Authorized Representative or any other First Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the First Lien Secured Parties waives any claim it may now or hereafter have against the Collateral Agent or the Authorized Representative of any other Series of First Lien Obligations or any other First Lien Secured Party of any other Series arising out of (i) any actions which the Collateral Agent, any Authorized Representative or any First Lien Secured Party takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Security Documents or any other agreement related thereto or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, (ii) any election by any Applicable Authorized Representative or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code by, the Borrower or any of its subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any First Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of First Lien Obligations for whom such Collateral constitutes Shared Collateral.

(c) Whether or not the transactions contemplated hereby are consummated, the First Lien Secured Parties shall indemnify upon demand the Collateral Agent and each of its Agent-Related Persons (to the extent not reimbursed by or on behalf of any Grantor and without limiting the obligation of any Grantor to do so), pro rata, and hold harmless each such Agent-Related Person from and against any and all liabilities incurred by it in connection with the performance of its duties under this Agreement and any Collateral Document such First Lien Secured Parties benefit from; provided that no First Lien Secured Party shall be liable for the payment to any Agent-Related Person of any portion of such indemnified liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Applicable Authorized Representative shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. In the case of any investigation, litigation or proceeding giving rise to any indemnified liabilities, this applies whether any such investigation, litigation or proceeding is brought by any First Lien Secured Party or any other Person. Without limitation of the foregoing, each First Lien Secured Party shall reimburse the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by the Collateral Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Secured Credit Document, or any document contemplated by or referred to herein, to the extent that the Collateral Agent is not reimbursed for such expenses by or on behalf of the Grantors. The undertaking in this Section shall survive termination of this Agreement and the resignation of the Collateral Agent.

SECTION 4.02 Rights as a First Lien Secured Party. The Person serving as the Collateral Agent hereunder shall have the same rights and powers in its capacity as a First Lien Secured Party under any Series of First Lien Obligations that it holds as any other First Lien Secured Party of such Series and may exercise the same as though it were not the Collateral Agent and the term “First Lien Secured Party” or “First Lien Secured Parties” or (as applicable) “Credit Agreement Secured Party”, “Credit Agreement Secured Parties”, “Other First Lien Secured Party” or “Other First Lien Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Collateral Agent hereunder and without any duty to account therefor to any other First Lien Secured Party.

SECTION 4.03 Exculpatory Provisions.

(a) The Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other First Lien Security Documents. Without limiting the generality of the foregoing, the Collateral Agent:

(i) shall not be subject to any fiduciary or other implied duties of any kind or nature to any Person, regardless of whether an Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other First Lien Security Documents that the Collateral Agent is required to exercise as directed in writing by the Applicable Authorized Representative; provided that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any First Lien Security Document or applicable law;

(iii) shall not, except as expressly set forth herein and in the other First Lien Security Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Collateral Agent or any of its Affiliates in any capacity;

(iv) shall not be liable for any action taken or not taken by it (A) with the consent or at the request of the Applicable Authorized Representative or (B) in the absence of its own gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction) or (C) in reliance on a certificate of an authorized officer of the Borrower stating that such action is permitted by the terms of this Agreement. The Collateral Agent shall be deemed not to have knowledge of any Event of Default under any Series of First Lien Obligations unless and until notice describing such Event Default is given to the Collateral Agent by the Authorized Representative of such First Lien Obligations or the Borrower;

(v) shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other First Lien Security Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other First Lien Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the First Lien Security Documents, (E) the value or the sufficiency of any Collateral for any Series of First Lien Obligations, (F) the properties, books or records of any Loan Party or any Affiliate thereof, or (G) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent;

(vi) shall not have any fiduciary duties or contractual obligations of any kind or nature under any Other First Lien Agreement (but shall be entitled to all protections provided to the Collateral Agent therein);

(vii) with respect to the Credit Agreement, any Other First Lien Agreement or any First Lien Security Document, may conclusively assume that the Grantors have complied with all of their obligations thereunder unless advised in writing by the Authorized Representative thereunder to the contrary specifically setting forth the alleged violation;

(viii) may conclusively rely on any certificate of an officer of the Borrower provided pursuant to Section 2.04(d); and

(ix) shall not, beyond the exercise of reasonable care in the custody thereof and is otherwise specifically set forth herein, have any duty as to any of the Collateral in its possession or control or in the possession or control of any sub-agent or a bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at an time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Collateral Agent shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier forwarding agency or other sub-agent or bailee selected by the Collateral Agent in good faith.

(b) Each Secured Party acknowledges that, in addition to acting as the initial Collateral Agent, Wachovia Bank, National Association also serves as Administrative Agent under the Credit Agreement and each First Lien Secured Party hereby waives any right to make any objection or claim against Wachovia Bank, National Association (or any successor Collateral Agent or any of their respective counsel) based on any alleged conflict of interest or breach of duties arising from the Collateral Agent also serving as the Administrative Agent.

SECTION 4.04 Reliance by Collateral Agent. The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (who may include, but shall not be limited to counsel for the Borrower or counsel for the Administrative Agent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Collateral Agent shall be fully justified in failing or refusing to take any action under any Secured Credit Document unless it shall first receive such advice or concurrence of the Applicable Authorized Representative or the majority or such other amount of the Controlling Secured Parties as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the First Lien Secured Parties against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Secured Credit Document in accordance with a request or consent of the Applicable Authorized Representative or the majority of the Controlling Secured Parties (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

SECTION 4.05 Delegation of Duties. The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other First Lien Security Document by or through any one or more sub-agents appointed by the Collateral Agent. The Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Collateral Agent and any such sub-agent. The Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agent, Affiliate of the Collateral Agent or any sub-agent thereto that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

SECTION 4.06 Resignation of Collateral Agent. The Collateral Agent may at any time give notice of its resignation as Collateral Agent under this Agreement and the other First Lien Security Documents to each Authorized Representative and the Borrower. Upon receipt of any such notice of resignation, the Applicable Authorized Representative shall have the right (subject, unless an Event of Default relating to the commencement of an Insolvency or Liquidation Proceeding has occurred and is continuing, to the consent of the Borrower (not to be unreasonably withheld or delayed)), to appoint a successor, which shall be a bank or trust Borrower with an office in the United States, or an Affiliate of any such bank or trust Borrower with an office in the United States. If no such successor shall have been so appointed by the Applicable Authorized Representative and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the First Lien Secured Parties, appoint a successor Collateral Agent meeting the qualifications set forth above (but without the consent of any other First Lien Secured Party or the Borrower); provided that if the Collateral Agent shall notify the Borrower and each Authorized Representative that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Collateral Agent shall be discharged from its duties and obligations hereunder and under the other First Lien Security Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the First Lien Secured Parties under any of the First Lien Security Documents, the retiring Collateral Agent shall continue to hold such collateral security solely for purposes of maintaining the perfection of the security interests of the First Lien Secured Parties therein until such time as a successor Collateral Agent is appointed but with no obligation to take any further action at the request of the Applicable Authorized Representative, any other First Lien Secured Parties or any Grantor) and (b) all payments, communications and determinations provided to be made by, to or through the Collateral Agent shall instead be made by or to each Authorized Representative directly, until such time as the Applicable Authorized Representative appoints a successor Collateral Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Collateral Agent hereunder and under the First Lien Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Collateral Agent, and the retiring Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other First Lien Security Documents (if not already discharged therefrom as provided above in this Section). After the retiring Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and any equivalent provision of the Credit Agreement and any Other First Lien Agreement shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as Collateral Agent. Upon any notice of resignation of the Collateral Agent hereunder and under the other First Lien Security Documents, the Borrower agrees to use commercially reasonable efforts to transfer (and maintain the validity and priority of) the Liens in favor of the retiring Collateral Agent under the First Lien Security Documents to the successor Collateral Agent as promptly as practicable.

SECTION 4.07 Non-Reliance on Collateral Agent and Other First Lien Secured Parties. Each First Lien Secured Party acknowledges that it has, independently and without reliance upon the Collateral Agent, any Authorized Representative or any other First Lien Secured Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Secured Credit Documents. Each First Lien Secured Party also acknowledges that it will, independently and without reliance upon the Collateral Agent, any Authorized Representative or any other First Lien Secured Party or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Secured Credit Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 4.08 Collateral and Guaranty Matters. Each of the First Lien Secured Parties irrevocably authorizes the Collateral Agent, at its option and in its discretion:

(a) to release any Lien on any property granted to or held by the Collateral Agent under any First Lien Security Document in accordance with Section 2.04 or upon receipt of a written request from the Borrower stating that the releases of such Lien is permitted by the terms of each then extant Secured Credit Document;

(b) to release any Grantor from its obligations under the First Lien Security Documents upon receipt of a written request from the Borrower stating that such release is permitted by the terms of each then extant Secured Credit Document; and

(c) take any other action which it (or the Administrative Agent under the Credit Agreement) would be permitted to take in accordance with Section 9.10 or 9.11 of the Credit Agreement as in effect on the date hereof.

ARTICLE V

MISCELLANEOUS

SECTION 5.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower or any other Grantor:

(b) if to the Collateral Agent or the Administrative Agent, to it at:

(c) if to the Initial Other Authorized Representative, to it at:

(d) if to any additional Other Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among the Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 5.02 Waivers; Amendment; Joinder Agreements.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and the Collateral Agent.

(c) Notwithstanding the foregoing, without the consent of any First Lien Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement and upon such execution and delivery, such Authorized Representative and the Other First Lien Secured Parties and Other First Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the other First Lien Security Documents applicable thereto.

SECTION 5.03 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 5.06 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

SECTION 5.08 Submission to Jurisdiction; Waivers. The Collateral Agent and each Authorized Representative, on behalf of itself and the First Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the First Lien Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the state and federal courts located in New York County and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address referred to in 5.01;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any First Lien Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.09.

SECTION 5.10 Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other Secured Credit Documents or First Lien Security Documents, the provisions of this Agreement shall control.

SECTION 5.12 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties in relation to one another. None of the Borrower, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.08, 2.09 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Other First Lien Agreements), and none of the Borrower or Any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13 Integration. This Agreement together with the other Secured Credit Documents and the First Lien Security Documents represents the agreement of each of the Grantors and the First Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Collateral Agent, any or any other First Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the First Lien Security Documents.

Remainder of this page is intentionally left blank.

IN WITNESS WHEREOF, the parties hereto have caused this First Lien Intercreditor Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WEST CORPORATION

By
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION

By
Name:
Title:

[ ]

By
Name:
Title:

[ ]

By
Name:
Title:

EXHIBIT A

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of [  ], is entered into by and among [  ], as an Additional First Lien Secured Party (as defined below), and acknowledged by WEST CORPORATION, a Delaware corporation (the “Borrower”), and WACHOVIA BANK, NATIONAL ASSOCIATION (“Wachovia”), in its capacity as Collateral Agent for the First Lien Secured Parties, under the Intercreditor Agreement (as defined below).

Reference is made to that certain Intercreditor Agreement (as amended, modified, restated or supplemented from time to time, the “Intercreditor Agreement”) dated as of [  ], by and among the Borrower, Wachovia and certain other Persons party thereto from time to time. Capitalized terms used herein without definition shall have the meaning assigned to them in the Intercreditor Agreement.

The Intercreditor Agreement requires that any holder of additional obligations that are designated as First Lien Obligations must become a party to the Intercreditor Agreement by executing and delivering this Joinder Agreement.

The undersigned is entering into this Joinder Agreement pursuant to the Intercreditor Agreement in order to become a First Lien Secured Party under the Intercreditor Agreement and the First Lien Security Documents, and to benefit from the Collateral under and in accordance with the terms of the Intercreditor Agreement and the First Lien Security Documents (an “Additional First Lien Secured Party”). The undersigned is [acting as trustee/agent/Administrative Agent/Collateral Agent for] [[a] Lender(s)] [an Additional First Lien Secured Party] under the [describe relevant agreement] (the “Additional Document”).

The Additional First Lien Secured Party hereby becomes a Secured Party as [describe capacity]. The Additional First Lien Secured Party hereby agrees for the benefit of the Collateral Agent and the Secured Parties as follows:

(a) The Additional First Lien Secured Party hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Additional First Lien Secured Party will be deemed to be a party to the Intercreditor Agreement, and, from and after the date hereof, shall have all of the obligations of [describe capacity] thereunder as if it had executed the Intercreditor Agreement.

(b) The Additional First Lien Secured Party hereby ratifies, as of the date hereof, and accedes to and agrees to be bound by, all of the terms, provisions and conditions applicable to a First Lien Secured Party and [describe additional capacity] contained in the Intercreditor Agreement and the other First Lien Security Documents.

(c) To the extent the Additional First Lien Secured Party is an agent or trustee for one or more First Lien Secured Parties, the Additional First Lien Secured Party acknowledges that it has the authority to bind such First Lien Secured Parties to the Intercreditor Agreement and such First Lien Secured Parties are hereby bound by the terms and conditions of the Intercreditor Agreement. The Additional First Lien Secured Party hereby agrees (on behalf of itself and any First Lien Secured Party claiming through it) to comply with the terms of the Intercreditor Agreement.

(d) The address of the Additional First Lien Secured Party for purposes of all notices and other communications is: [  ].

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[ ]

By
Name:
Title:

WEST CORPORATION

By
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION

By
Name:
Title: